UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Autobytel Inc.
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April 29, 2016

Dear Fellow Stockholders,

2015 was a breakthrough year for Autobytel, highlighted by our acquisitions of Dealix and AutoWeb, growth in our higher-margin advertising business and lead program expansion with nearly all of our OEM customers. We generated increases in nearly every metric of our business and set records for both revenue and non-GAAP EPS, while exiting the year with the most advanced technological capabilities in the history of Autobytel.

In May 2015, we acquired Dealix, one of the last remaining automotive leads providers with a national footprint. The acquisition built upon our ongoing strategy to expand our dealership retail channels and add technologies to our platform that can help dealers increase car sales. Like Autobytel, Dealix had very strong, long-standing relationships with almost every major OEM that has a leads program. Their reputation in the auto market enabled them to become one of the top-ranked leads providers and a trusted partner to over 1,500 dealers across the country.

Acquiring Dealix furthered our initiative to expand our used car business, as they were the operator of the car buying site UsedCars.com, one of the first used car search engines to connect consumers with a nationwide inventory of quality used cars. We have made numerous short-term upgrades to the site. However, we expect a full re-launch of UsedCars.com by the end of the third quarter of 2016. We anticipate the site will include several technological upgrades and will serve as the focal point of our used car leads generation, which we believe will provide even higher quality leads at better margins. Retail used car leads represent about 7% of our total leads business today and approximately 11% of revenue, even though used car sales in the U.S. are 2x to 3x that of new car sales by volume.

We believe that our overall market presence remained strong in 2015, as we estimate that Autobytel and Dealix post-acquisition leads represented about 5% of all new light vehicle sales in the U.S., or approximately 713,000 vehicles—a record for our company. This excludes all used car volumes.

We also expanded our leads program with nearly every OEM on our platform. For 2015, one customer increased its monthly volume by over 200% compared to the prior year and, on average, our OEM customers increased their purchases by over 10%. We currently deliver leads to all major OEMs, with the exception of one luxury brand that has yet to launch a leads program with its dealers. OEMs tend to be very selective in their digital marketing spend, and they continue to demonstrate increasing demand for our high-quality leads. In fact, for several of our OEM customers, we estimate that consumers submitting leads through the Autobytel and Dealix network represented over 6% of their entire respective new car retail sales in 2015.

Accounting for leads that we deliver to OEMs, we're delivering leads to approximately 22,000 dealer franchises, which includes all of our direct retail dealers. We believe these metrics illustrate the breadth of our dealer footprint and our expanding influence in the automotive industry.

In October 2015, we acquired our commercial advertising partner AutoWeb, Inc.  AutoWeb provides us with a proprietary pay-per-click programmatic advertising marketplace technology targeting the automotive industry that analyzes web traffic and adjusts advertiser costs based on traffic quality and intent. We are proud to welcome AutoWeb.com to our strong and growing family of consumer-facing websites: Autobytel.com, Car.com and UsedCars.com.

We consider AutoWeb to be a key acquisition as we expect it to accelerate our entry into the fast-growing pay-per-click market, which we believe will increase our revenue per user in several different ways. AutoWeb also created an entirely new source of incremental revenue by monetizing Autobytel's in-market traffic of car shoppers. With AutoWeb, we've been able to optimize our primary lead monetization by yield-managing conversions and budgets between leads and clicks. Not only has Autobytel benefited from this revolutionary platform, but we believe that auto dealers and manufacturers have now gained access to some of the highest intent car shoppers on the Internet, without committing to a vehicle sale price in advance.

Over the last six months, we’ve been combining our strong lead-generation and customer acquisition processes with AutoWeb's advanced analytics platform to further improve the overall delivery of highly-targeted consumers to dealers and OEMs through leads, clicks and display advertising. While we remain in the early innings of integrating AutoWeb, the synergies across our technology platforms and data methodologies are beginning to ramp.

We are currently in the process of finalizing our first AutoWeb-enhanced product solution, which we expect to launch by the end of the third quarter of 2016. This new product will combine the consumer lead with a click to visit a dealer or OEM website. We expect this combination of clicks and leads will give consumers a more in-depth experience, and is another way that we believe we can leverage our technology to both enhance the dealer and OEM brands with consumers and help consumers as they move through the purchase process from online shopping to a dealership visit.

In addition to the strategic advantages and operational synergies AutoWeb brings, the acquisition also provided us with an advanced technology development team with proven expertise in the clicks and display ad marketplaces. AutoWeb’s founders have started and grown several online companies in the U.S. and internationally, including the Inc. 500-listed BrokersWeb and ClickDiario, an online ad network in Latin America. This is in addition to the Hoteles.com site that was sold to Expedia, and BlueKite, which was sold to Xoom Corporation. Given this strong track record, we added Matías de Tezanos and José Vargas to the Autobytel board of directors. Matías and José were also added to our executive team, taking over the new positions of chief strategy officer and chief revenue officer, respectively.

Robert Mylod, a former member of the AutoWeb board of directors, was also added to the Autobytel board of directors. Bob brings tremendous experience in technology and online businesses, as he previously served as CFO and vice chairman of the Priceline Group. Further, we retained the entire AutoWeb staff, which included approximately 74 personnel in the U.S. and Guatemala at the time of the acquisition.

For 2016, our plan is to continue to drive growth and profitability through new and used car lead generation, our higher-margin advertising and clicks business, and the continued development of value-added product offerings. We expect the execution of these initiatives will provide value to all of our dealer and OEM customers, while driving enhanced value for our stockholders.

On behalf of our board of directors and management team, I would like to extend our deepest appreciation to our hard-working employees who helped make 2015 a banner year for Autobytel, as well as express our gratitude for the continued support of our loyal stockholders and customers.

Sincerely,

Jeffrey H. Coats
President and Chief Executive Officer

This letter contains forward-looking statements.  These statements are based on Autobytel’s current expectations, assumptions, estimates and projections about the company’s business and industry, and involve known and unknown risks, uncertainties and other factors that may cause the company’s or the company’s industry’s results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements.  Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “should,” “estimate,” “predict,” “guidance,” “potential,” “continue,” “goal,” “objective” or the negative of those terms or other similar expressions, identify forward-looking statements.  These forward-looking statements include, but are not limited to, (i) the company’s expectation that there will be a full re-launch of the UsedCars.com website by the end of the third quarter of 2016 and that it anticipates the site will include several technological upgrades and will serve as the focal point of the company’s  used car leads generation, which the company believes will provide even higher quality leads at better margins;  (ii) the company’s expectation that Autoweb will accelerate the company’s entry into the fast-growing pay-per-click market, which the company believes will increase its revenue per user in several different ways; (iii) the company’s belief that with Autoweb, auto dealers and manufacturers have now gained access to some of the highest intent car shoppers on the internet, without committing to a vehicle sale price in advance; (iv) the company’s expectation that it will launch its first AutoWeb-enhanced product solution by the end of the third quarter of 2016 and that the new product’s combination of a consumer lead with a click to visit a dealer or OEM website  will give consumers a more in-depth experience, and is another way that the company believes it can leverage its technology to both enhance the dealer and OEM brands with consumers and help consumers as they move through the purchase process from online shopping to a dealership visit; (v) that for 2016, the company plans to continue to drive growth and profitability through new and used car lead generation, our higher-margin advertising and clicks business, and the continued development of value-added product offerings; and (vi) that the company expects that the execution of these initiatives will provide value to all of our dealer and OEM customers, while driving enhanced value for our stockholders.  Autobytel’s actual results and the timing of events may differ significantly from those discussed in the forward-looking statements as a result of various factors, many of which are beyond the company’s control, including but not limited to, Autobytel’s ability to integrate successfully Dealix and AutoWeb, and those factors discussed in the company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Risk Factors.”  Because of these factors, risks and uncertainties, we caution against placing undue reliance on forward-looking statements. Statements regarding past performance and not be indicative of future results. Except to the extent as may be required by law, Autobytel undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this letter.

AUTOBYTEL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 20, 2016

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), will be held at the offices of the Company, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, on Monday, June 20, 2016, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.       To elect three Class III Directors;

2.       To approve the amendment and restatement of the Autobytel Inc. 2014 Equity Incentive Plan (“Amended and Restated 2014 Equity Incentive Plan Proposal”);

3.       To ratify the appointment by the Company’s Audit Committee of Moss Adams LLP as the Company’s independent registered public accounting firm for 2016 (“Accounting Firm Ratification Proposal”); and

4.       To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

At the Annual Meeting, the Board of Directors intends to present Michael J. Fuchs, Robert J. Mylod, Jr., and Janet M. Thompson as nominees for election to the Board of Directors.

The Board of Directors has fixed the close of business on April 29, 2016 as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Autobytel, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, and will also be available for examination by any stockholder at the Annual Meeting until its adjournment.

PLEASE READ CAREFULLY THE ACCOMPANYING PROXY STATEMENT.  AUTOBYTEL INVITES ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING.  TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors
Jeffrey H. Coats President and Chief Executive Officer
Irvine, California
April 29, 2016

IMPORTANT

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NEW YORK 11717, TO BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME ON THE DAY BEFORE THE ANNUAL MEETING.  IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOBYTEL OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN MAILING IN YOUR PROXY CARD PROMPTLY. PRIOR TO THE ANNUAL MEETING, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD.

Proxy Statement

Autobytel Inc.
18872 MacArthur Boulevard, Suite 200
Irvine, California  92612-1400

Annual Meeting
To Be Held on June 20, 2016

The Annual Meeting

The enclosed proxy is solicited by and on behalf of the Board of Directors (“Board”) of Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), for use at Autobytel’s 2016 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Monday, June 20, 2016 at 10:00 a.m., Pacific Daylight Time, at the offices of the Company, 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement of Autobytel is being mailed on or about May 5, 2016 to each stockholder of record as of the close of business on April 29, 2016.

Record Date and Outstanding Shares

The Board has fixed the close of business on April 29, 2016 as the record date for the Annual Meeting (“Record Date”).  Only holders of record of Autobytel’s common stock, $0.001 par value per share (“Common Stock”), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.  As of the close of business on the Record Date, there were 10,686,382 shares of Common Stock outstanding and entitled to vote.

Quorum and Voting

Quorum.  The holders of record of a majority in voting power of the shares of stock of the Company issued and outstanding and entitled to be voted, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof.  Shares not present in person or by proxy at the Annual Meeting will not be counted for purposes of determining a quorum at the Annual Meeting.  In the event there are not sufficient shares present to establish a quorum or to approve proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

Vote Required.  Holders of Common Stock are entitled to one vote for each share held as of the Record Date on all matters to be voted on.  The Fifth Amended and Restated Bylaws of Autobytel (the “Bylaws”) provide that, except as otherwise provided in the Fifth Amended and Restated Certificate of Incorporation of Autobytel (the “Certificate of Incorporation”), the Bylaws, the rules or regulations of any stock exchange applicable to the Company or by applicable law or regulation, all matters will be decided by the vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on the matter.  In the election of directors (Proposal 1), the Bylaws provide that the persons receiving the greatest number of votes, up to the number of directors then to be elected, will be the persons elected.  The affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on such proposal is required to approve Proposal 2 (Amended and Restated 2014 Equity Incentive Plan Proposal) and Proposal 3 (Accounting Firm Ratification Proposal).  None of the proposals are contingent upon the approval of any other proposal.

Abstentions.  Abstentions will be counted for purposes of determining a quorum at the Annual Meeting.  An abstention for any proposal, other than Proposal 1 (Election of Directors), will have the same effect as a vote against such proposal.  As to Proposal 1, because the number of nominees is equal to the number of directors being elected at the Annual Meeting, abstentions will not affect the election of the nominees to the Board as long as each nominee receives at least one vote in favor of the nominee’s election.

Broker Discretionary Voting.  If your shares are held in a brokerage account, by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being sent to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote.  If you do not give instructions to your brokerage firm or bank, it will still be able to vote your shares with respect to “discretionary” proposals, but will not be allowed to vote your shares with respect to “non-discretionary” proposals.  The Company expects that Proposal 3 (Accounting Firm Ratification Proposal) will be considered to be a discretionary proposal on which banks and brokerage firms may vote.  The Company expects that all other proposals being presented to stockholders at the Annual Meeting will be considered to be non-discretionary items on which banks and brokerage firms may not vote.  Therefore, if you do not instruct your broker or bank regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to these proposals.  In the case of these non-discretionary items, the shares will be treated as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.  Your failure to give instructions to your bank or broker will not affect the outcome of Proposal 1 as long as a nominee receives at least one vote in favor of the nominee’s election, nor the outcomes of Proposals 2 or 3, because these proposals require the affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on these proposals, and broker non-votes will not be deemed “entitled to vote on the proposal” and therefore are not counted in the vote for these proposals.

Expenses of Proxy Solicitation

This solicitation is being made by the Company. Officers, directors and regular employees of Autobytel may solicit proxies in person or by regular mail, electronic mail, facsimile transmission or personal calls.  These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.  In addition, Autobytel has retained MacKenzie Partners, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting.  The estimated fees and costs for those proxy solicitation services are $6,500 plus reasonable disbursements.

Autobytel will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting.  Banks, brokerage firms and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies.  They will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard.

Voting of Proxies

Shares may be voted by completing, dating and signing the accompanying proxy card and promptly returning it in the enclosed envelope.

All properly signed proxies received prior to the vote at the Annual Meeting and that are not properly revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR the nominees for Class III Directors (Proposal 1); FOR Proposal 2 (Amended and Restated 2014 Equity Incentive Plan Proposal); and FOR Proposal 3 (Accounting Firm Ratification Proposal).  The Board does not presently intend to present any other matter for action at the Annual Meeting and no stockholder has given timely notice in accordance with the Bylaws of any matter that it intends to be brought before the meeting.  If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment.

Stockholders may provide voting instructions for voting of their proxies using the Internet at www.proxyvote.com or by calling 1.800.690.6903. Providing voting instructions using the Internet or by calling requires stockholders to input the Control Number located on their proxy cards.  The cutoff time for providing voting instructions via the Internet or by calling is 11:59 p.m. Eastern time the day before the date of the Annual Meeting (“Voting Instructions Cutoff Time”).

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking either of the following actions:  (i) delivering to the Company’s Secretary a revocation of the proxy or a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or (ii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy. Stockholders may also revoke a prior proxy by providing later voting instructions for voting of a later proxy prior to the Voting Instructions Cutoff Time.

Recommendation of the Board of Directors

The Board of Directors of Autobytel recommends that Autobytel stockholders vote FOR the election of Mr. Fuchs, Mr. Mylod, and Ms. Thompson as Class III Directors (Proposal 1), FOR Proposal 2 (Amended and Restated 2014 Equity Incentive Plan Proposal) and FOR Proposal 3 (Accounting Firm Ratification Proposal).

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.  PRIOR TO THE ANNUAL MEETING, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 accompanies this Proxy Statement.  If requested, Autobytel will furnish you with a copy of any exhibit listed on the exhibit index to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 upon payment of a reasonable copy fee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 20, 2016:  Copies of the Notice of Meeting, Letter to Stockholders, this Proxy Statement, the form of Proxy and the Company’s Annual Report on Form 10-K are available online at http://www.autobytel.com/proxymaterials.  Stockholders wishing to attend the Annual Meeting may obtain directions by calling the Company at 949.862.1391.

PROPOSAL 1

NOMINATION AND ELECTION OF DIRECTORS

Nominees for Class III Directors

Mr. Michael J. Fuchs, Mr. Robert J. Mylod, Jr. and Ms. Janet M. Thompson are the Board’s nominees for election as Class III Directors at the Annual Meeting.  The Board made these nominations at the recommendation of the Board of Director’s Corporate Governance and Nominations Committee.  A Class III Director will hold office until the 2019 Annual Meeting of Stockholders and until that director’s successor is duly qualified and elected.

Michael J. Fuchs.   Mr. Fuchs has served as a director of Autobytel since September 1996 and became Chairman in June 1998.  Since May 2001, Mr. Fuchs has been engaged in private investing for his own behalf.  From November 2000 to May 2001, Mr. Fuchs was Chief Executive Officer of MyTurn.com, Inc. and was Interim Chief Executive Officer from April 2000 to October 2000.  Mr. Fuchs was a consultant from November 1995 to April 2000.  Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a division of TimeWarner Entertainment Company, L.P., a leading pay-television company, from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a division of Time Warner Inc., from May 1995 to November 1995.  Mr. Fuchs holds a B.A. Degree from Union College and a J.D. Degree from the New York University School of Law.  Mr. Fuchs was a significant early investor in the Company.  Mr. Fuchs’ experience as an executive officer in various entertainment and media companies and his broad investment and management experience led the Board to conclude that Mr. Fuchs should serve as one of the Company’s directors.

Robert J. Mylod, Jr.   Mr. Mylod has served as a director of Autobytel since October 1, 2015.  Mr. Mylod is the Managing Partner of Annox Capital Management, a private investment firm that he founded in 2013.  From 1999 to 2011, Mr. Mylod held several roles at priceline.com including Vice Chairman, Head of Worldwide Strategy and Planning, and Chief Financial Officer.  Prior to joining priceline.com, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm, and prior to that, Mr. Mylod was an associate with Merrill Lynch Capital Partners, the merchant banking division of Merrill Lynch & Co.  Mr. Mylod is a member of the board of directors of Everbank Inc., and Novocure Ltd., both publicly-held companies, and several privately held companies in which Annox Capital Management or its affiliates are a principal investor.  Mr. Mylod received a B.A. in English from the University of Michigan and a M.B.A. from the University of Chicago Graduate School of Business. Mr. Mylod was appointed to the Board pursuant to the Stockholder Agreement described below under the section of this Proxy Statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”) upon Autobytel’s acquisition of AutoWeb, Inc., a Delaware corporation (“AutoWeb”), as of October 1, 2015. Mr. Mylod’s experience as an executive officer at priceline.com and his broad investment and financial experience led the Board to conclude that Mr. Mylod should serve as one of the Company’s directors.

Janet M. Thompson.   Ms. Thompson has served as a director of Autobytel since March 2008.  Since January 1, 2015, Ms. Thomson has been Senior Vice President of Ipsos Automotive, a global automotive market research company. Prior to that Ms. Thompson was Vice President, Marketing of Advanstar Communications Inc., the leading provider of integrated media solutions to the automotive aftermarket, pharmaceutical, healthcare, power sports and fashion industries from July 2011 to January 1, 2015; Vice President, Automotive Group for The Marketing Arm, an Omnicom Group agency, from January 2011 to June 2011; Executive Vice President of the Diversified Agency Services Division of Omnicom Group, an advertising firm, from November 2007 to August 2010; Vice President, Marketing Nissan and Infiniti Divisions of Nissan North America, from July 2004 to September 2007; and from July 1999 to July 2004, Ms. Thompson was Chief Executive Officer and President of The Designory, Inc., a marketing firm owned by the Omnicom Group.  Ms. Thompson held sales or marketing positions at Mazda Motor of America, Toyota Motor Sales, U.S.A. and Chrysler Corporation, from 1972 to 1994.  Ms. Thompson received a B.A. Degree in business from Western Michigan University and a M.B.A. from University of Detroit. Ms. Thompson has the distinction of being named one of the Top 100 Women in the Automotive Industry in both 2005 and 2010.  Ms. Thompson’s experience as an advertising and marketing executive in the automotive industry led the Board to conclude that Ms. Thompson should serve as one of the Company’s directors.

Voting for Election of Class III Directors

The persons named in the enclosed proxy card will vote FOR the election of Michael J. Fuchs, Robert J. Mylod, Jr., and Janet M. Thompson as Class III Directors unless instructed otherwise in the proxy.  Because no other nominees have been properly and timely nominated in accordance with the Company’s Bylaws, Mr. Fuchs, Mr. Mylod and Ms. Thompson will each be elected as Class III Directors as long as they receive at least one vote for their respective election.  Holders of Common Stock are not entitled to cumulate their votes in the election of directors.  Although Mr. Fuchs, Mr. Mylod and Ms. Thompson have each consented to serve as a director if elected, and the Board has no reason to believe that any of them will be unable to serve as a director, if Mr. Fuchs, Mr. Mylod or Ms. Thompson withdraws his/her nomination or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board.  Abstentions and “broker non-votes” will not have any effect on the outcome of the voting for the election of Class III Directors as long as a nominee receives at least one vote in favor of the nominee’s election.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE “FOR” THE ELECTION OF MR. FUCHS, MR. MYLOD AND MS. THOMPSON.

PROPOSAL 2
AMENDMENT AND RESTATEMENT OF 2014 EQUITY INCENTIVE PLAN

The Company’s stockholders approved the Autobytel Inc. 2014 Equity Incentive Plan (“Existing Plan”) at the Company’s 2014 Annual Meeting of Stockholders held on June 19, 2014.  The Existing Plan provides for granting of awards for stock options to purchase shares of Common Stock, stock appreciation rights (“SARs”), restricted stock, restricted stock units, and other share-based awards.

On April 14, 2016, the Board adopted an Amended and Restated 2014 Equity Incentive Plan (“Amended and Restated Plan”).  The principal changes to the Existing Plan are as follows:

•
Increases the number of shares of Common Stock available for issuance pursuant to awards granted under the Existing Plan by 2.0 million, such that if the stockholders approve the Amended and Restated Plan at the Annual Meeting, the number of shares available for grant will be 2,315,273, reduced by awards made after December 31, 2015 and prior to the effective date of the Amended and Restated Plan;

•
Revises the $400,000 limit on the aggregate grant date fair value of all awards granted to any non-employee Directors by providing that the aggregate of the following during any single calendar year may not exceed $750,000: (i) the aggregate grant date fair value of all awards granted to any non-employee Director during such calendar year; and (ii) the sum of all cash payments to any non-employee Director during such calendar year;

•	Clarifies the items that the Compensation Committee of the Board may exclude in determining the extent to which performance criteria for performance-based awards has been achieved;

•	Amends the definition of “subsidiary” to include non-corporate subsidiaries, except with respect to incentive stock options; and

•
Provides that no “Full Value Awards” (i.e., awards other than options and SARs) may vest in less than one year from its date of grant, except that up to five percent of the available shares authorized for issuance (adjusted to reflect the Fungible Share Ratio (as defined below) may vest (in full or in part) in less than one year from their date of grant, and subject to certain other exceptions described below.

The proposed Amended and Restated Plan is subject to, and conditioned upon, approval of this Proposal 2 by the Company’s stockholders at the Annual Meeting.  The Company also intends that stockholder approval of the Amended and Restated Plan constitute approval of the performance criteria described below, for the purpose of complying with the stockholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”).

Background and Reasons for Proposal

If the Company’s stockholders do not approve Proposal 2, the Existing Plan will continue in full force and effect.  However, the Board expects that all, or nearly all, of the shares available for future award grants under the Existing Plan will have been used up by the Annual Meeting. Consequently, the Board will be required to alter substantially the Company’s compensation program, which includes equity as well as cash compensation, if the stockholders do not approve the Amended and Restated Plan at the Annual Meeting. In addition, the Board in January 2016 granted options to acquire 250,000 shares of Common Stock to the Company’s President and Chief Executive Officer.  Because this grant is subject to, and conditioned upon, stockholder approval of an increase in the number of shares available for awards, this grant will terminate and be void if the Company’s stockholders do not approve Proposal 2.

The Board believes that approval of the Amended and Restated Plan is important for the Company to continue to recruit and retain talented directors, officers, employees, consultants and advisors.  All future award grants under the Amended and Restated Plan are subject to Compensation Committee approval and discretion and are unknown at this time.

The Board believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to attract and retain talented employees whose interests are aligned with Autobytel stockholders. The Board recommends stockholder approval of the Amended and Restated Plan because it believes that equity-based compensation:

•	Links the interests of the Company’s employees and other plan participants with the long-term interests of the Company’s stockholders,
•	Supports a pay-for-performance culture within the Company,
•	Fosters employee stock ownership,
•	Focuses the management team on increasing value for the stockholders,
•	Encourages employees to remain in the Company’s employ, and
•	Provides a long-term balance to the Company’s overall compensation program.

Without approval of the proposed Amended and Restated Plan, the Board believes it will be severely limited in its ability to use equity as a component of its compensation philosophy, a result that would put Autobytel at a considerable competitive disadvantage to its direct and indirect competitors for high level professionals.

It is generally expected that the share reserve under the Amended and Restated Plan, if this Proposal No. 2 is approved by stockholders, will last Autobytel for a period of approximately two to three years based upon the average burn rate for 2013-2015.

The Board modified the limitation on non-employee director awards in light of recent decisions by the Delaware Court of Chancery holding that the “entire fairness” standard of review should be applied to Board approvals of non-employee director compensation.  The Board believes that a court is more likely to review compensation decisions with respect to non-employee directors under the business judgment rule standard when the stockholders have approved a meaningful limitation on the aggregate compensation payable to non-employee directors.  Although the Existing Plan includes a limitation on awards to non-employee directors, that provision does not limit the aggregate amount of cash compensation that could be paid to non-employee directors.  The Board believes that it is in the best interest of the Company and its stockholders to obtain stockholder approval of the Amended and Restated Plan because review under the “business judgment rule” is likely to discourage potentially costly and distracting litigation challenging the compensation of non-employee directors.  However, there can be no assurance that stockholder ratification of the Amendment will result in the application the “business judgement rule” or discourage legal challenges to equity awards made to non-employee directors under the Amended and Restated Plan.

The Board has approved changes to the list of items reflected in the Amended and Restated Plan that the Compensation Committee may exclude in determining the extent to which performance criteria for performance-based awards has been achieved in order to provide clarification for some of the items and to reflect the elimination from GAAP of the concept of extraordinary items.

The Board also believes that it is in the best interests of the stockholders to amend the definition of “subsidiary” to include (other than with respect to incentive stock options) non-corporate subsidiaries, such as limited liability companies or similar non-US entities, in order to clarify that the Company is permitted to make awards to employees, consultants and non-employee directors of non-corporate entities.

Based on its evaluation of corporate governance practices, the Board decided to adopt a minimum one-year vesting requirement for Full Value Awards, subject to the exceptions described below, to provide retention incentives for Company personnel and to align the interests of recipients of Full Value Awards with the interests of stockholders.

As used in this Proposal 2, “Prior Plans” means, collectively, the Company’s 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan, 2004 Restricted Stock and Option Plan and 2010 Equity Incentive Plan.

Burn Rate and Overhang

In setting and recommending to stockholders the number of additional shares to authorize under the Amended and Restated Plan, the Compensation Committee and the Board considered historical equity awards granted under the Existing Plan, as well as the Company’s three-year average burn rate for the preceding three fiscal years as follows:

Year	Time-Vested Stock Options Granted	Performance-Based Stock Options Earned	Time-Vested Stock Awards Granted	Performance-Based Stock Awards Earned	Total	Weighted Average Common Shares Outstanding		Burn Rate
2015	606,750	2,955	25,000	0	634,705	9,907,066		6.4%
2014	473,750	42,955	0	0	516,705	8,979,897	(1)	5.7%
2013	113,500	83,398	0	0	196,898	8,883,357		2.2%
Three-Year Average	398,000	43,103	8,333	0	449,436			4.8%

(1)	Represents 8,998,035 weighted average common shares outstanding minus 18,138 weighted average common shares repurchased during 2014.

The burn rate is the ratio of the number of shares underlying awards granted under the Existing Plan during a fiscal year (except that the Company identifies performance-based awards as earned) to the number of the Company’s weighted average common shares outstanding for the corresponding fiscal year.

The Company calculates overhang as the sum of the total number of shares subject to equity awards outstanding and the total number of shares available for grant under the Existing Plan (the only plan under which the Company currently makes equity awards) divided by the sum of the total number of shares of common stock outstanding, the total number of shares subject to equity awards outstanding (which are not already included in total common stock outstanding) and the total number of shares available for grant under the Existing Plan.  Our overhang as of December 31, 2015, was 19.1%.  If the Amended and Restated Plan is approved, the additional 2.0 million shares available for issuance would increase the overhang to approximately 31.3%.

The following table shows certain information about the Existing Plan as of December 31, 2015:

Number of shares that will be authorized for future grant after stockholder approval of the Amended and Restated Plan(1)	2,315,273
Number of restricted shares and performance-based restricted shares at December 31, 2015	125,000
Number of shares relating to outstanding stock options at December 31, 2015	2,351,941
Weighted average remaining term of outstanding options	4.2 years
Weighted average exercise price of outstanding options	$8.70

(1)
Grants of Full Value Awards will count against the authorization as 1.6 shares.  The authorization will also be reduced by the number of shares granted between December 31, 2015, and the date of stockholder approval at the Fungible Share Ratio described below.

Section 162(m) of the IRC

The Board believes that it is in the best interests of the Company and its stockholders to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers may be eligible to qualify for deductibility by the Company for federal income tax purposes.  Accordingly, the Amended and Restated Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to the $1,000,000 deductibility cap under Section 162(m) of the IRC (“Section 162(m)”), however, there is no guarantee that amounts payable under the Amended and Restated Plan will be treated as qualified “performance-based compensation” under Section 162(m).  In general, under Section 162(m), for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.”  One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that when the Company has discretion in setting performance goals under which compensation may be paid the material terms of the performance goals must be disclosed to and approved by the Company’s stockholders at least once every five years.  For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal.  With respect to the various types of awards under the Amended and Restated Plan, each of these aspects is discussed below, and, as noted above, approval of the Amended and Restated Plan itself will constitute approval of each of these aspects of the Amended and Restated Plan for purposes of the approval requirements of Section 162(m).

The following description of the Amended and Restated Plan is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Amended and Restated Plan, a copy of which that is marked to show the changes to the Existing Plan is attached to this Proxy Statement as Appendix A.

Summary of the Amended and Restated Plan

Purpose of the Amended and Restated Plan. The purpose of the Amended and Restated Plan is to assist Autobytel and its subsidiaries in attracting and retaining individuals who, serving as employees, directors, officers, consultants and/or advisors, are expected to contribute to its success and to achieve long-term objectives that will benefit its stockholders through the additional incentives inherent in the awards under the Amended and Restated Plan.

Shares Available.  As of the date the stockholders approve this Proposal 2, the total number of shares of Common Stock that may be issued under the Amended and Restated Plan (subject to the adjustment provisions described under “Adjustments upon Changes in Capitalization or Changes in Control ” below) will be 2,315,273 shares, less one share for every one share that was subject to an option or SAR granted under the Existing Plan after December 31, 2015 and prior to the effective date of the Amended and Restated Plan, and 1.6 shares for every one share that was subject to a Full Value Award granted under the Existing Plan after December 31, 2015 and prior to the effective date of the Amended and Restated Plan. Any shares that are subject to options or SARs will be counted against this limit as one share for every one share granted, and any shares that are subject to Full Value Awards will be counted against this limit as 1.6 shares for every one share granted (the rate at which Full Value Awards are counted is referred to herein as the “Fungible Share Ratio.”

If any shares subject to an award under the Amended and Restated Plan are forfeited, an award expires or an award is settled for cash (in whole or in part), or after December 31, 2013 any shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the shares subject to such award or award under the Prior Plans will, to the extent of such forfeiture, expiration or cash settlement, again be available for awards under the Amended and Restated Plan.  In the event that withholding tax liabilities arising from an award other than an option or SAR or, after December 31, 2013, an award other than an option or SAR under any Prior Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the shares available for awards under the Amended and Restated Plan.  The following shares may not be added to the shares authorized for grant:  (i) shares tendered by the participant or withheld by the Company in payment of the exercise price of an option under the Amended and Restated Plan or after December 31, 2013, an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to options or SARs under the Amended and Restated Plan or, after December 31, 2013, options or SARs under the Prior Plans; (ii) shares subject to an SAR under the Amended and Restated Plan, or after December 31, 2013, an SAR granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof; and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the Amended and Restated Plan or after December 31, 2013, options granted under the Prior Plans.

Any shares that again become available for grant pursuant to the paragraph above must be added back as (i) one share if such shares were subject to options or SARs granted under the Amended and Restated Plan or options or SARs granted under the Prior Plans, and (ii) as 1.6 shares if such shares were subject to Full Value Awards granted under the Amended and Restated Plan or Full Value Awards granted under the Prior Plans.

Shares of Common Stock under awards made in substitution or exchange for awards granted by a company acquired by the Company or a subsidiary, or with which the Company or any subsidiary combine(s), do not reduce the maximum number of shares that may be issued under the Amended and Restated Plan.  In addition, if a company acquired by the Company or a subsidiary, or with which the Company or any subsidiary combine(s), has shares remaining available under a plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the Amended and Restated Plan and will not reduce the maximum number of shares of Common Stock that may be issued under the Amended and Restated Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees or directors of Autobytel or its subsidiaries prior to the acquisition or combination.

The maximum number of shares of Common Stock that may be issued under the Amended and Restated Plan pursuant to the exercise of incentive stock options is 2,000,000 shares, subject to the adjustment provisions described under “Adjustments Upon Changes in Capitalization or Changes in Control ” below.

Limitation on Awards to Non-Employee Directors.   Notwithstanding any other provision of the Amended and Restated Plan to the contrary, the aggregate of the following during any single calendar year shall not exceed $750,000: (i) the aggregate grant date fair value (as calculated by the Company for financial accounting purposes) of all Awards granted to any non-employee Director during such calendar year and (ii) the sum of all cash payments to any non-employee Director made during such calendar year.

Eligibility.  Options, SARs, restricted stock awards, restricted stock unit awards and performance awards may be granted under the Amended and Restated Plan.  Options may be either “incentive stock options,” as defined in Section 422 of the IRC, or nonstatutory stock options.  Awards may be granted under the Amended and Restated Plan to any employee or officer of Autobytel or its subsidiaries, non-employee member of the Board and consultant or advisor (subject to meeting conditions specified in the Amended and Restated Plan) who is a natural person and provides services to the Company or a subsidiary, except for incentive stock options which may be granted only to the Company’s employees or employees of a subsidiary.  The Amended and Restated Plan defines a “subsidiary” as any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity; provided, however, in the case of an incentive stock option, “subsidiary” is defined to mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Awards to be Granted to Certain Individuals and Groups.   As of the Record Date, approximately 200 employees and non-employee directors were eligible to participate in the Amended and Restated Plan.  The Compensation Committee, in its discretion, selects the persons to whom awards may be granted, determines the type of awards, determines the times at which awards will be made, determines the number of shares subject to each award (or the dollar value of certain performance awards), and determines the other terms and conditions relating to the awards.  For this reason, it is not possible to determine the benefits or amounts that will be received by any particular person in the future.

Limits on Awards to Participants.  The Amended and Restated Plan provides that no participant may (i) be granted options or SARs during any calendar year with respect to more than 400,000 shares of Common Stock and (ii) be granted restricted stock awards, restricted stock unit awards, performance awards and/or Other Share-Based Awards (as defined below) in any calendar year that are intended to comply with the qualified performance-based exception under IRC Section 162(m) and are denominated in Shares and under which more than 400,000 Shares may be earned for each 12 months in the Performance Period.  In addition to the foregoing, during any calendar year no participant may be granted performance awards that are intended to comply with the performance-based exception under IRC Section 162(m) and are denominated in cash under which more than $2,500,000 may be earned for each 12 months in the Performance Period (together, collectively with the limitations in the preceding sentence, the “Limitations”).  If an Award is cancelled, the cancelled Award will continue to be counted toward the applicable Limitation (or, if denominated in cash, toward the dollar amount in the preceding sentence).

Administration.  The Amended and Restated Plan will be administered by the Compensation Committee (or a subcommittee upon approval of the Board) which must consist of at least two members of the Board, each of whom must qualify as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), an “outside director” under Section 162(m) of the IRC and an “independent director” under the rules of the principal U.S. securities exchange on which the Common Stock is traded.  The Compensation Committee has the authority to determine the terms and conditions of awards, interpret and administer the Amended and Restated Plan.  The Compensation Committee may (i) delegate to a committee of one or more directors the right to make awards, cancel or suspend awards and otherwise take action on its behalf under the Amended and Restated Plan, and (ii) to the extent permitted by law, delegate to an executive officer or a committee of executive officers the right to designate officers (other than those officers subject to Section 16 of the Securities Exchange Act) and employees of the Company or any subsidiary to be recipients of stock options and determine the number of stock options to be received by those officers and employees; provided that any resolution of the Compensation Committee must specify the total number of stock options such officer(s) may so award, and the Compensation Committee may not authorize an officer to designate himself or herself as a recipient of a stock option.

Stock Options.  The Compensation Committee may grant either non-qualified stock options or incentive stock options.  A stock option entitles the recipient to purchase a specified number of shares of Common Stock at a fixed price subject to terms and conditions set by the Compensation Committee. The purchase price of shares of Common Stock covered by a stock option cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted.

However, the exercise price of an incentive stock option granted to any person, who at the time of grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any parent or subsidiary of the Company (a “10% Stockholder”), must be at least 110% of the fair market value of the Common Stock on the date of grant.  Fair market value of the Common Stock is generally equal to the closing price for the Common Stock on the principal securities exchange on which the Common Stock is traded on the date the option is granted (or if there was no closing price on that date, on the last preceding date on which a closing price was reported).

The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to incentive stock options granted under the Amended and Restated Plan that are exercisable for the first time by a participant during any calendar year (under all of the plans of the Company or parent or subsidiary) may not exceed $100,000. Any portion of an incentive stock option that exceeds the $100,000 limitation will be treated as a non-qualified stock option.

The Amended and Restated Plan permits payment of the purchase price of stock options to be made by cash or cash equivalents, shares of Common Stock previously acquired by the participant, any other form of consideration approved by the Compensation Committee and permitted by applicable law (including withholding of shares of Common Stock that would otherwise be issued on exercise), or any combination thereof.  Options granted under the Amended and Restated Plan must expire no later than seven years from the date of grant; however, incentive stock options granted to a 10% Stockholder must expire no later than five years from the date of grant.

Stock Appreciation Rights.  The Compensation Committee is authorized to grant SARs in conjunction with a stock option or other award granted under the Amended and Restated Plan and to grant SARs separately.  The grant price of a SAR may not be less than 100% of the fair market value of a share of Common Stock on the date the SAR is granted.  The term of a SAR may be no more than seven years from the date of grant.

Upon exercise of a SAR, the participant will have the right to receive the excess of the fair market value of the shares covered by the SAR on the date of exercise over the grant price.  Payment may be made in cash, shares of Common Stock or other property, or any combination thereof, as the Compensation Committee may determine.  Shares issued upon the exercise of SARs are valued at their fair market value as of the date of exercise.

Restricted Stock Awards.  Restricted stock awards may be issued either alone or in addition to other awards granted under the Amended and Restated Plan, and are also available as a form of payment of performance awards and other earned cash-based incentive compensation.  The Compensation Committee determines the terms and conditions of restricted stock awards, including the number of shares of Common Stock granted, and any conditions for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services, but may include a performance-based component.  Unless otherwise provided in, and subject to the execution of, the award agreement, the holder of a restricted stock award will have the rights of a stockholder from the date of grant of the award, including the right to vote the shares of Common Stock and the right to receive distributions on the shares.  Except as otherwise provided in the award agreement, any shares or other property (other than cash) distributed with respect to the award will be subject to the same restrictions as the award.

Restricted Stock Unit Awards.  Awards of restricted stock units having a value equal to an identical number of shares of Common Stock may be granted either alone or in addition to other awards granted under the Amended and Restated Plan, and are also available as a form of payment of performance awards granted under the Amended and Restated Plan and other earned cash-based incentive compensation.  The Compensation Committee determines the terms and conditions of restricted stock units.  The holder of a restricted stock unit award will not have voting rights with respect to the award.  Except as otherwise provided in the award agreement, any shares or other property (other than cash) distributed with respect to the award will be subject to the same restrictions as the award.

Other Share-Based Awards.  The Amended and Restated Plan also provides for the award of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock or other property (“Other Share-Based Awards”).  These awards may be granted above, or in addition to, other awards under the Amended and Restated Plan.  Other Share-Based Awards may be paid in cash, shares of Common Stock or other property, or a combination thereof, as determined by the Compensation Committee.  The Compensation Committee determines the terms and conditions of Other Share-Based Awards.

Performance Awards.  Performance awards provide participants with the opportunity to receive shares of Common Stock, cash or other property based on performance and other vesting conditions.  Performance awards may be granted from time to time and on such terms and conditions as determined at the discretion of the Compensation Committee. Subject to the share limit and maximum dollar value set forth above, the Compensation Committee has the discretion to determine (i) the number of shares of Common Stock under, or the dollar value of, a performance award; and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals.  The performance period for performance awards may not be longer than five years.

Performance Criteria. If the Compensation Committee determines that a restricted stock award, restricted stock unit, performance award or Other Share-Based Award is to be subject to the Section 162(m) provisions of the Amended and Restated Plan, then the lapsing of restrictions and the distribution of cash, shares or other property must be subject to the attainment of one or more of the following performance goals established by the Compensation Committee: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); lead supply or other supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. These performance goals also may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. The Compensation Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, items of an unusual nature or infrequency of occurrence or non-recurring items; (ii) an event either not directly related to the operations of the Company, subsidiary, division, business segment or business unit or not within the reasonable control of management; (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles; (iv) asset write-downs, (v) litigation or claim judgments or settlements; (vi) acquisitions or divestitures; (vii) reorganization or change in the corporate structure or capital structure of the Company; (viii) foreign exchange gains and losses; (ix) a change in the fiscal year of the Company; (x) the refinancing or repurchase of bank loans or debt securities; (xi), unbudgeted capital expenditures; (xii) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (xiii) conversion of some or all of convertible securities to common stock; (xiv) any business interruption event; or (xv) the effect of changes in other laws or regulatory rules affecting reported results.

Adjustments to Awards Subject to Performance Criteria.  The Compensation Committee may make downward, but not upward, adjustments with respect to any amount payable pursuant to any restricted stock award, restricted stock unit award, performance award or Other Share-Based Award that is subject to performance criteria.  The Compensation Committee may not waive achievement of performance goals except in the case of death, disability or a change in control of the Company.

Dividends; Dividend Equivalents.  Awards other than options and SARs may, if determined by the Compensation Committee, provide that the participant will be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends declared with respect to shares of Common Stock covered by an award.  The Compensation Committee may provide that these amounts will be deemed to have been reinvested in additional shares of Common Stock or otherwise and that they are subject to the same vesting or performance conditions as the underlying award.  Any dividends or dividend equivalents provided with respect to performance awards or restricted stock, restricted stock units or Other Share-Based Awards that are subject to the attainment of specified performance goals will be subject to the same restrictions and risk of forfeiture as the underlying awards.

No Repricing.  The Amended and Restated Plan prohibits option and SAR repricings (other than to reflect stock splits, spin-offs or other corporate events described under “Adjustments upon Changes in Capitalization or Changes in Control ” below) unless stockholder approval is obtained.  For purposes of the Amended and Restated Plan, a “repricing” means a reduction in the exercise price of an option or the grant price of a SAR, the cancellation of an option or SAR in exchange for cash or another award (except in connection with a change in control or for awards granted in assumption of or in substitution for awards previously granted by a company acquired by the Company or with which it combines) under the Amended and Restated Plan if the exercise price or grant price of the option or SAR is greater than the fair market value of the Common Stock, or any other action with respect to an option or SAR that would be treated as a repricing under the rules of the principal U.S. securities exchange on which the Common Stock is traded.

Nontransferability of Awards.  In general, no award and no shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such award may be exercised during the life of the participant only by the participant or the participant’s guardian, members of a committee for incompetent former employees or similar persons duly authorized by law to administer the estate or assets of former employees.  To the extent and under such terms and conditions as determined by the Compensation Committee and except for incentive stock options, options may be exercised and the shares acquired on exercise may be resold by a participant’s family member who has acquired the options from the participant through a gift or a domestic relations order (a “Permitted Assignee”).  A “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the participant) control the management of assets, and any other entity in which these persons (or the participant) own more than 50% of the voting interests; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the Amended and Restated Plan and the award agreement relating to the transferred award and must execute an agreement satisfactory to the Company evidencing those obligations; and provided further that the participant remains bound by the terms and conditions of the Amended and Restated Plan.  Options transferred for value may not be exercised.  A transfer for value does not include:  (i) a transfer under a domestic relations order in settlement of marital property rights; or (ii) a transfer to an entity in which more than 50% of the voting interests are owned by the family members (or the participant) in exchange for an interest in that entity.  An incentive stock option is not transferable (other than by will or by the laws of descent and distribution) by the participant and is exercisable, during the lifetime of the participant, only by the participant.

Adjustments upon Changes in Capitalization or Changes in Control.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in the Company’s corporate structure affecting its Common Stock or the value thereof, appropriate adjustments to the Amended and Restated Plan and awards will be made as the Compensation Committee determines to be equitable and appropriate, including adjustments in the number and class of shares of stock subject to the Amended and Restated Plan, the number, class and option or exercise price of shares subject to awards outstanding under the Amended and Restated Plan, and the limits on the number of awards that any person may receive.

Under the Amended and Restated Plan, award agreements may provide that (i) options and SARs outstanding as of the date of the change in control (as defined in the Amended and Restated Plan attached hereto) will be cancelled and terminated without payment therefor if the fair market value (as defined in the Amended and Restated Plan) of one share of the Common Stock as of the date of the change in control is less than the per share option exercise price or SAR grant price, and (ii) all performance awards will be considered to be earned and payable (either in full or pro rata based on the portion of the performance period completed as of the date of the change in control), and any limitations or other restrictions will lapse, and performance awards will be immediately settled or distributed.  In addition, unless otherwise provided in an award agreement, in the event of a change in control of the Company in which the successor company assumes or substitutes for an option, SAR, restricted stock award, restricted stock unit award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the award), if a participant’s employment with the successor company (or the Company) or a subsidiary thereof, terminates within 24 months following such change in control (or such other period set forth in the award agreement, including prior thereto, if applicable) and under the circumstances specified in the award agreement:

•
Options and SARs outstanding as of the date of such termination of employment will immediately vest, become fully exercisable and may thereafter be exercised for 24 months (or the period of time set forth in the award agreement), but in no event later than the earlier of (i) the latest date on which the option or SAR would have expired by its original terms or (ii) the date that is seven years after the original date of grant of the option or SAR,

•
The restrictions, limitations and other conditions applicable to restricted stock and restricted stock units outstanding as of the date of such termination of employment will lapse, and the restricted stock and restricted stock units will become free of all restrictions, limitations and conditions and become fully vested, and

•
The restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other awards will lapse, and such Other Share-Based Awards or such other awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

Unless otherwise provided in an award agreement, in the event of a change in control of the Company to the extent the successor company does not assume or substitute for an option, SAR, restricted stock award, restricted stock unit award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the award), then immediately prior to the change in control:

•	Those options and SARs outstanding as of the date of the change in control that are not assumed or substituted for (or continued) will immediately vest and become fully exercisable,

•
Restrictions, limitations and other conditions applicable to restricted stock and restricted stock units that are not assumed or substituted for (or continued) will lapse, and the restricted stock and restricted stock units will become free of all restrictions, limitations and conditions and become fully vested, and

•
The restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other awards that are not assumed or substituted for (or continued) will lapse, and such Other Share-Based Awards or such other awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

The Compensation Committee, in its discretion, may determine that, upon the occurrence of a change in control of the Company, each option and SAR outstanding will terminate within a specified number of days after notice to the participant, and/or that each participant will receive, with respect to each share subject to such option or SAR, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such change in control over the exercise price per share of such option and/or SAR; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Compensation Committee, in its discretion, may determine.

Minimum Vesting for Full Value Awards. No Full Value Award granted on or after the effective date of the Amended and Restated Plan may vest in less than one year from its date of grant.  Notwithstanding the foregoing, up to 5% of the available shares authorized for issuance under the Amended and Restated Plan as of its effective date (adjusted to reflect the Fungible Share Ratio) may vest (in full or in part) in less than one year from their date of grant (“Full Value Award 5% Basket”).  Any Full Value Award granted under the Plan may vest in full or in part upon death or disability of the participant, or upon a change in control of the Company, and such vesting shall not count against the Full Value Award 5% Basket.

Termination of Employment.  The Compensation Committee will determine and set forth in the award agreement whether any awards will continue to be exercisable, and the terms of exercise, on and after the date the participant ceases to be employed by, or to otherwise provide services to, the Company, whether by reason of death, disability, voluntary or involuntary termination of employment or service, or otherwise.

Amendment and Termination.  The Amended and Restated Plan may be amended or terminated by the Board except that stockholder approval is required for any amendment to the Amended and Restated Plan which increases the number of shares of Common Stock available for awards under the Amended and Restated Plan (except for adjustments described under “Adjustments Upon Changes of Capitalization or Changes in Control ” above), expands the types of awards available under the Amended and Restated Plan, changes the class of persons eligible to receive incentive stock options, materially expands the class of persons eligible to participate in the Amended and Restated Plan, eliminates the requirements of the Amended and Restated Plan with respect to minimum exercise price, minimum grant price and stockholder approval, increases the maximum permissible term of any option or SAR specified in the Amended and Restated Plan or increases the limitations described under “Limits on Awards to Participants” above.  No amendment or termination of the Amended and Restated Plan may materially impair a participant’s rights under an award previously granted under the Amended and Restated Plan without the consent of the participant.

The Amended and Restated Plan will expire on June 19, 2024, except with respect to awards then outstanding, and no further awards may be granted thereafter.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the Amended and Restated Plan; however, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.  Tax consequences may vary depending on particular circumstances, and the federal income tax laws are subject to change, sometimes with retroactive effect.  Participants in the Amended and Restated Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Stock Options.   A participant does not realize ordinary income on the grant of a stock option.  Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the option exercise price paid.  The cost basis of the shares acquired for capital gain purposes on the future sale of the shares is the fair market value of the shares at the time of exercise, and the holding period of the shares for capital gain purposes begins on the date on which the option is exercised and not the date on which the option was granted.  Upon exercise of an incentive stock option, the excess of the fair market value of the shares of Common Stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise.  If no disposition of the shares is made within two years from the date of grant of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income for regular income tax purposes as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain purposes is the option exercise price paid; and any gain or loss realized on the sale of the shares is long-term capital gain or loss.  If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income for regular income tax purposes at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less so long as certain conditions are satisfied) over the option exercise price paid.  Any gain in excess of that amount will be treated as a capital gain.  A capital gain will be long-term if the participant’s holding period for the shares is more than 12 months.  For capital gain purposes on such a disposition, the tax basis of the shares will be equal to the exercise price paid, plus the amount of ordinary income recognized by the participant as a result of such disposition.  Special rules may apply with respect to certain tax basis adjustments for purposes of computing a participant’s alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Stock Appreciation Rights.   No ordinary income will be realized by a participant in connection with the grant of a SAR.  When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of Common Stock or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards.   The participant will not realize ordinary income on the grant of an unvested restricted stock award (or an unvested performance award if the shares of Common Stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares.  The participant may, however, elect under Section 83(b) of the IRC to include as ordinary income in the year unvested shares are granted, an amount equal to the excess of (i) the fair market value of unvested shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares.  If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.  However, if the participant subsequently fails to vest in such shares, the participant will not be entitled to a tax deduction for the amount of income previously recognized by the participant as a result of filing the Section 83(b) election.  The Section 83(b) election must be filed by the participant with the Internal Revenue Service within 30 days after the date on which the unvested shares are issued to the participant.

The participant will not realize ordinary income on the grant of a restricted stock unit award (or a performance award under which shares of Common Stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested.  The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.  Under federal income tax laws, a participant is not entitled to file a Section 83(b) election upon the grant of a restricted stock unit.

Upon disposition of shares of Common Stock acquired under a restricted stock award, performance award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon vesting of the shares.  The participant’s holding period in shares issued pursuant to a restricted stock unit award begins on the date the shares are actually issued to the participant.  The participant’s holding period for capital gain purposes in shares subject to a restricted stock award will generally begin on the vesting date of the shares.  However, if the participant files a Section 83(b) election with respect to unvested shares subject to a restricted stock award, the participant’s holding period will begin on the date the shares are issued.

Tax Withholding.   Any ordinary income that is recognized by an employee on the vesting, exercise or issuance of any award under the Amended and Restated Plan or as a result of a Section 83(b) election filed by the employee is subject to withholding of income and employment taxes.

Company Tax Deduction.   The Company generally will be entitled to a tax deduction in connection with an award under the Amended and Restated Plan, subject to the provisions of Section 162(m) of the IRC, in an amount equal to the ordinary income realized by a participant and at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option or vesting of a restricted stock award).  However, the Company will not be entitled to a deduction for any income recognized by a participant for alternative minimum taxable income purposes on the exercise of an incentive stock option.  Section 162(m) of the IRC may limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the next three most highly-compensated executive officers other than the Chief Financial Officer.  Under Section 162(m), the annual compensation paid to any of these executives will be deductible to the extent that it does not exceed $1,000,000 or if the compensation qualifies as “performance-based compensation” under Section 162(m) of the IRC.  Compensation attributable to stock options and SARs under the Amended and Restated Plan should qualify as performance-based compensation if (i) the Amended and Restated Plan contains a per-employee limitation on the number of shares for which options or SARs may be granted during a specified period; (ii) the per-employee limitation is approved by the Company’s stockholders; (iii) the options or SARs are granted by the Compensation Committee comprised solely of outside directors (as defined in Section 162(m) of the IRC); and (iv) the exercise price of the option or right is not less than the fair market value of the stock on the date of grant.  Compensation attributable to restricted stock awards, restricted stock unit awards and performance awards should qualify as performance-based compensation if (i) the compensation is approved by the Compensation Committee, comprised solely of outside directors, (ii) the compensation is paid only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, (iii) the Amended and Restated Plan contains a per-employee limitation on the number of shares that can be granted during a specified period pursuant to restricted stock awards, restricted stock unit awards and performance awards, (iv) the Amended and Restated Plan sets forth the maximum amount of cash that may be paid to any employee pursuant to a performance award during a specified period, (v) the material terms of the performance goal under which the compensation is to be paid must be disclosed to and approved by the Company’s stockholders before the compensation is paid and (vi) the Compensation Committee certifies in writing prior to the payment of the compensation that the performance goal has been satisfied.

Approval by the stockholders of Proposal 2 is intended to constitute approval of the material terms of the performance goals described above for purposes of Section 162(m) of the IRC.  The Amended and Restated Plan provides for an annual per employee limitation as required under Section 162(m) of the IRC and the Compensation Committee is comprised solely of outside directors.  Accordingly, options or SARs granted by the Compensation Committee under the Amended and Restated Plan should qualify as performance-based compensation, and the other awards subject to performance goals may also qualify.  However, the Board has not adopted a policy that all compensation must be tax deductible or be intended to qualify as performance-based compensation.

Section 409A of the IRC.   If the settlement of, or issuance of shares with respect to, a restricted stock unit, performance award or other award is deferred following the vesting of such restricted stock unit or award, such unit or award may be subject to IRC Section 409A.  Section 409A of the IRC imposes certain restrictions on the timing and form of payment of deferred compensation.

Section 280G of the IRC.   For certain persons, if a change in control (as defined in the IRC) of the Company causes an award to vest or become newly payable, or if the award was granted within one year of a change in control and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Section 280G of the IRC (generally, this dollar limit is equal to three times the five-year historical average of the individual’s annual compensation received from the Company), then the entire amount exceeding the individual’s average annual compensation will be considered an excess parachute payment.  The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, and the Company cannot deduct the excess amount from its taxable income.

Accounting for Stock-Based Compensation

The Company accounts for its stock-based payments, including stock options and restricted stock, in accordance with the requirements of U.S. GAAP, including Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 718 “Compensation-Stock Compensation” (“FASB ASC Topic 718”).  The Company recognizes share-based compensation based on the fair value of awards, net of estimated forfeitures on a straight line basis over the requisite service periods, which is generally over the award’s respective vesting period, or on an accelerated basis over the estimated performance periods for options with performance conditions.  Restricted stock fair value is measured on the grant date based on the quoted market price of the Common Stock, and the stock option fair value is estimated on the grant date using the Black-Scholes option pricing model based on the underlying Common Stock closing price as of the date of grant, the expected term, stock price volatility and risk-free interest rates.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to approve Proposal 2. The persons named in the enclosed proxy card will vote FOR the proposal unless instructed otherwise in the proxy. Abstentions will have the same effect as votes against the proposal. “Broker non-votes” will not have any effect on the outcome of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has appointed Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2016.  The Audit Committee and the Board recommend that you ratify this appointment.  In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

RESOLVED, that the appointment of Moss Adams LLP as the independent registered public accounting firm for the Company for the year 2016 is ratified.

Stockholder ratification of the Audit Committee’s selection of Moss Adams as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise.  Nevertheless, the Board is submitting the selection of Moss Adams to the stockholders for ratification as a matter of good corporate practice and will reconsider whether to retain Moss Adams if the stockholders fail to ratify the Audit Committee’s selection.  In addition, even if the stockholders ratify the selection of Moss Adams, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.  A member of Moss Adams will attend the Annual Meeting to make a statement if the member desires and to respond to appropriate questions that may be asked by stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to approve Proposal 3. The persons named in the enclosed proxy card will vote FOR the proposal unless instructed otherwise in the proxy. Abstentions will have the same effect as votes against the proposal. “Broker non-votes” will not have any effect on the outcome of this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

BOARD OF DIRECTORS

The current directors of Autobytel are as follows:

Name	Age	Position
Michael J. Fuchs	70	Chairman of the Board
Michael A. Carpenter	69	Director
Jeffrey H. Coats	58	President and Chief Executive Officer, Director
Matías de Tezanos	36	Chief Strategy Officer, Director
Mark N. Kaplan	86	Director
Robert J. Mylod, Jr.	49	Director
Jeffrey M. Stibel	42	Director
Janet M. Thompson	66	Director
José Vargas	37	Chief Revenue Officer, Director

Michael J. Fuchs. See Mr. Fuchs’ biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–NOMINATION AND ELECTION OF DIRECTORS–Nominees for Class III Directors.”

Michael A. Carpenter.  Mr. Carpenter has served as a director of Autobytel since September 2012.  Mr. Carpenter served as the Chief Executive Officer and as a director of Ally Financial Inc. from November 2009 until his retirement in February 2015.  Ally Financial is one of the nation’s largest financial services companies, with a concentration in automotive lending.  In 2007, he founded Southgate Alternative Investments, Inc.  From 2002 to 2006, he was Chairman and Chief Executive Officer of Citigroup Alternative Investments, overseeing proprietary capital and customer funds globally in various alternative investment vehicles.  From 1998 to 2002, Mr. Carpenter was Chairman and Chief Executive Officer of Citigroup’s Global Corporate & Investment Bank with responsibility for Salomon Smith Barney Inc. and Citibank’s corporate banking activities globally.  Mr. Carpenter was named Chairman and Chief Executive Officer of Salomon Smith Barney Inc. in 1998, shortly after the merger that created Citigroup.  Prior to Citigroup, Mr. Carpenter was Chairman and Chief Executive Officer of Travelers Life & Annuity and Vice Chairman of Travelers Group Inc. responsible for strategy and business development.  From 1989 to 1994, Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Kidder Peabody Group Inc., a wholly owned subsidiary of General Electric Company.  From 1986 to 1989, Mr. Carpenter was Executive Vice President of GE Capital Corporation.  He first joined GE in 1983 as Vice President of Corporate Business Development and Planning and was responsible for strategic planning and development as well as mergers and acquisitions.  Earlier in his career, Mr. Carpenter spent nine years as Vice President and Director of the Boston Consulting Group and three years with Imperial Chemical Industries of the United Kingdom. Mr. Carpenter has been nominated for election to the board of CIT, Inc., a publicly held financial holding company, at its annual meeting, May 10, 2013.  Mr. Carpenter received a B.S. Degree from the University of Nottingham, England, and a M.B.A. from the Harvard Business School where he was a Baker Scholar.  Mr. Carpenter also holds an honorary degree of Doctor of Laws from the University of Nottingham.  He serves on the boards of US Retirement Partners and the New York City Investment Fund and has been a board member of the New York Stock Exchange, General Signal, Loews Cineplex and various other private and public companies.  Mr. Carpenter’s experience in investment and commercial banking, executive management and capital markets led the Board to conclude that Mr. Carpenter should serve as one of the Company’s directors.

Jeffrey H. Coats.  Mr. Coats has served as a director of Autobytel since August 1996 and was appointed as the Company’s President and Chief Executive Officer on December 11, 2008.  Since August 2001, Mr. Coats has also been Managing Director of Maverick Associates LLC, a financial consulting and investment company.  From July 1999 to July 2001, Mr. Coats was a Founder and Managing Director of TH Lee Global Internet Managers, L.P., a fund manager focused on making equity investments in e-commerce and Internet-related companies globally.  Mr. Coats remains a limited partner of the fund.  Mr. Coats served as Managing Director of GE Equity, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from April 1996 to July 1999.  Mr. Coats has also held positions as a partner of Southgate Alternative Investments, Inc. beginning in November 2007, Executive Chairman of Mikronite Technologies Group Inc., an industrial technology company, beginning in March 2007, and as a director of that company beginning in February 2002.  Both Southgate Alternative Investments and Mikronite are currently inactive.  Mr. Coats holds a B.B.A. Degree in Finance from the University of Georgia and a M.B.A. in International Management from the American Graduate School of International Management.  Mr. Coats’ experience in venture and private equity, banking, executive management and capital markets led the Board to conclude that Mr. Coats should serve as one of the Company’s directors.

Matías de Tezanos. Mr. de Tezanos has served as a director of Autobytel and as the Company’s Chief Strategy Officer since October 1, 2015. From October 1, 2013 to October 1, 2015, Mr. de Tezanos was a director and chief executive officer of AutoWeb, an internet-based, pay-per-click advertising marketplace for the automotive industry, prior to its acquisition by the Company as of October 1, 2015. Mr. de Tezanos was a co-founder of, and currently serves as co-managing director and chief executive officer of, PF Holding, Inc., a British Virgin Islands business company (“PeopleFund”), a holding company that is focused on investments in technology, internet and media, as well as president and a director of PF Auto, Inc., a British Virgin Islands business company (“PF Auto”), an entity affiliated with PeopleFund, and managing director, president and a director of Auto Holdings Ltd., a British Virgin Islands business company (“Auto Holdings”), also an entity affiliated with PeopleFund. In addition, Mr. de Tezanos currently holds positions at Ignite Holdings Company, Inc. DBA KingoEnergy, a global company that offers off-grid communities prepaid solar energy service in developing countries, where he has served as a director since December 2011; Iguama Inc., an online marketplace offering US products in Latin America, where he has served as a director since January 2011; and P3 Global Management, Inc., a smart city infrastructure development and advisory firm, where he has served as a director since November 2012. Previously, Mr. de Tezanos was a co-founder and chief executive officer of BrokersWeb, an internet-based insurance advertising and marketing company, from September 1, 2008 to September 15, 2011, when it was acquired by VantageMedia; chief executive officer of ClickDiario Network, an ad network in Latin America, from January 1, 2002 to June 1, 2007 when it was acquired by FOX International Channels in 2007; a founder of Hoteles.com, a hotel reservations site for Spanish speaking internet users, which was acquired by Expedia, Inc. in 2003; a director of BlueKite, Ltd., a cross border remittance company, from March 2006 until the company was acquired by XOOM Corporation in 2014; and Healthcare.com, an online search, comparison and recommendation tool for healthcare consumers, where he served as a director from March 2006 to October 2014.

Mr. de Tezanos was appointed to the Board pursuant to the Stockholder Agreement described below under the section of this Proxy Statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” upon Autobytel’s acquisition of AutoWeb as of October 1, 2015. Mr. de Tezanos serves as one of the two representatives on the Board designated by the holders of the Company’s Series B Junior Participating Convertible Preferred Stock. Mr. de Tezanos’ experience in founding and growing internet-based companies led the Board to conclude that Mr. de Tezanos should serve as one of the Company’s directors.

Mark N. Kaplan. Mr. Kaplan has served as a director of Autobytel since June 1998.  Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to that firm, Chairman of the Board and Chief Operating Officer of Engelhard Minerals & Chemicals Corporation (mining and chemicals) from 1977 to 1979, and President and Chief Executive Officer of Drexel Burnham Lambert (investment banking) from 1970 to 1977.  Mr. Kaplan serves on the board of directors of American Biltrite Inc., a publicly-traded company (adhesive-coated, pressure-sensitive papers and films; tile flooring).  He also is a Trustee of Bard College, the New York Academy of Medicine, a member and former Chairman of the New York City Audit Committee, a Trustee and Chairman of the Audit Committee of WNET.org (provider of public media in the New York City metropolitan area), a director of a number of offshore commodity funds managed by Gresham Management Co.  Mr. Kaplan was formerly the Chairman of the Audit Advisory Committee of the Board of Education of The City of New York, Vice-Chairman and Governor of the board of directors of The American Stock Exchange, Inc., and a director of Security Industry Automation Corporation.  Mr. Kaplan holds an A.B. Degree from Columbia College and a LL.B Degree from Columbia Law School.  Mr. Kaplan’s experience in securities and corporate laws, mergers and acquisitions, investment banking and business management, as well as his qualification as an audit committee financial expert, led the Board to conclude that Mr. Kaplan should serve as one of the Company’s directors.

Robert J. Mylod, Jr.  See Mr. Mylod’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–NOMINATION AND ELECTION OF DIRECTORS–Nominees for Class III Directors.”

Jeffrey M. Stibel.  Mr. Stibel has served as a director of Autobytel since December 2006.  Since August 2010, Mr. Stibel has been the Chairman and Chief Executive Officer of Dun & Bradstreet Credibility Corp.  From August 2005 to September 2009, Mr. Stibel was first President and Chief Executive Officer of Web.com, Inc., a leading provider of online marketing services for small businesses, and then President and a member of the board of directors of Web.com Group, Inc., a successor company to Web.com, Inc.  Mr. Stibel serves on the Board of Brown University’s Entrepreneurship Program, University of Southern California’s Innovation Institute and Tufts University’s Center for Leadership.  Mr. Stibel received a Bachelor’s Degree from Tufts University, a Master’s Degree from Brown University and studied for a Ph.D. at Brown University, where he was a Brain and Behavior Fellow.  Mr. Stibel’s experience as an executive officer of various online marketing and technology companies led the Board to conclude that Mr. Stibel should serve as one of the Company’s directors.

Janet M. Thompson.  See Ms. Thompson’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–NOMINATION AND ELECTION OF DIRECTORS–Nominees for Class III Directors.”

José Vargas.  Mr. Vargas has served as a director of Autobytel and as the Company’s Chief Revenue Officer since October 1, 2015. From September 18, 2013 to October 1, 2015, Mr. Vargas was a director and president of AutoWeb, an internet-based, pay-per-click advertising marketplace for the automotive industry, prior to its acquisition by the Company as of October 1, 2015. Mr. Vargas was a co-founder of, and currently serves as a co-managing director and president of PeopleFund, that is focused on investments in technology, internet and media, as well as vice president and a director of PF Auto, an entity affiliated with PeopleFund, and co-managing director, president and secretary of Auto Holdings, also an entity affiliated with PeopleFund. Mr. Vargas was a co-founder of and currently serves on the board of directors of Healthcare.com, an online search, comparison and recommendation tool for healthcare consumers.  Previously, Mr. Vargas was a co-founder and president of BrokersWeb, an internet-based insurance advertising and marketing company, from September 1, 2008 to September 15, 2011, when it was acquired by VantageMedia, LLC. Mr. Vargas co-founded and was president of BlueKite Ltd., a cross border remittance company, from August 1, 2012 to January 10, 2014, when it was acquired in 2014 by XOOM Corporation; and was founder and chief executive officer of MailCreations.com, Inc., an opt-in email marketing, lead generation and data mining company, from April 17, 2001 to June 4, 2004, when it was acquired. Mr. Vargas received a B.S. Degree from Florida International University.

Mr. Vargas was appointed to the Board pursuant to the Stockholder Agreement described below under the section of this Proxy Statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” upon Autobytel’s acquisition of AutoWeb, as of October 1, 2015. Mr. Vargas serves as one of the two representatives on the Board designated by the holders of the Company’s Series B Junior Participating Convertible Preferred Stock. Mr. Vargas’ experience in founding and growing internet-based companies led the Board to conclude that Mr. Vargas should serve as one of the Company’s directors.

EXECUTIVE OFFICERS

The current executive officers of Autobytel are as follows:

Name	Age	Position
Jeffrey H. Coats	58	President and Chief Executive Officer, Director
Kimberly S. Boren	42	Senior Vice President, Chief Financial Officer
William A. Ferriolo	43	Executive Vice President, Chief Business Officer
Glenn E. Fuller	61	Executive Vice President, Chief Legal and Administrative Officer and Secretary
H. Donald Perkins, Jr.	59	Executive Vice President, Strategic and Business Development
Matías de Tezanos	36	Chief Strategy Officer, Director
José Vargas	37	Chief Revenue Officer, Director
John D. Steerman	51	Executive Vice President, Mobile, Lead Operations and Product Development
John J. Skocilic, Jr.	46	Executive Vice President, Technology

Jeffrey H. Coats.  See Mr. Coats’ biographical information included under the section of this Proxy Statement entitled “BOARD OF DIRECTORS.”

Kimberly S. Boren.  Ms. Boren rejoined Autobytel as Senior Director of Financial Planning and Analysis in April 2010.  She was promoted to Vice President, Advertising Operations and Analytics in December 2010, to Senior Vice President of Advertising Operations and Analytics in December 2011, to Senior Vice President, Business Analysis and Websites in February 2014 and to Senior Vice President, Chief Financial Officer effective as of April 1, 2015.  Prior to rejoining Autobytel, Ms. Boren held leadership roles at Experian in the Interactive Business Group, Honeywell in both the automotive and aerospace businesses, and Shepherd Packaging and Container.  From July 2007 to June 2009, Ms. Boren held various positions in the finance group at Autobytel.  Ms. Boren attended the University of California, Santa Barbara, where she received a B.A. Degree in Communications with a focus in Business Economics.  She later received a M.B.A. in Finance from the University of Southern California.

William A. Ferriolo.  Mr. Ferriolo joined Autobytel as Vice President, Cyber Ventures Division in September 2010 in connection with the Company’s acquisition of the businesses of Cyber Ventures, Inc. and Autotropolis, Inc.  Mr. Ferriolo was appointed as Senior Vice President, Consumer Acquisitions in December 2011 and promoted to Executive Vice President, Consumer Acquisitions effective April 23, 2014 and to Executive Vice President, Chief Business Officer in January 2016.  Prior to joining Autobytel, from 2003 to 2010 Mr. Ferriolo served as President and Co-Founder of Cyber Ventures, Inc. and Autotropolis, Inc., where he was responsible for search engine optimization, search engine marketing, dealer accounts and sales.  From 1997 to 2003, Mr. Ferriolo served as Service Manager and High Line Sales Associate for Dimmitt Automotive Group, where he was responsible for the service department and high line vehicle sales.  From 1991 to 1997, Mr. Ferriolo served as a Service Advisor at the Carlisle Automotive Group, where he was responsible for servicing of customer vehicles.

Glenn E. Fuller.  Mr. Fuller joined Autobytel as Vice President, Legal Affairs in October 2006 and was promoted to Senior Vice President, Chief Legal Officer and Secretary in April 2008, Senior Vice President, Chief Legal and Administrative Officer and Secretary in December 2008, and Executive Vice President, Chief Legal and Administrative Officer and Secretary as of January 19, 2009.  Prior to joining Autobytel, Mr. Fuller was in private legal practice from August 2002 to October 2006, and from June 1996 to July 2002, he served as Senior Vice President, Chief Legal Officer and General Counsel of Freedom Communications, Inc. (newspapers, television stations and other media).  From April 1994 to June 1996, Mr. Fuller was of counsel to the law firm of Gibson, Dunn & Crutcher LLP and was associated with that firm from September 1980 to May 1987.  Mr. Fuller was a partner in the law firm of Pettis, Tester, Kruse & Krinsky from January 1988 to December 1992 and employed as an attorney at that firm from May 1987 to December 1987 and from January 1993 to June 1993.  From July 1993 to January 1994, Mr. Fuller was Executive Vice President and General Counsel of Airline Computerized Ticketing (airline ticketing).  Mr. Fuller received a B.A. Degree from California State University at Long Beach and a J.D. Degree from the University of Southern California Gould School of Law.

H. Donald Perkins, Jr.  Mr. Perkins joined Autobytel as of June 18, 2015 as Executive Vice President, Strategic and Business Development.  Mr. Perkins has also been at Zon Capital Partners (previously Zon Partners), as a Founding General Partner since 1996. Prior to joining Zon Capital Partners, Mr. Perkins was at Technology Management & Funding from 1995 to 1996 where he served as Managing Director.  From 1993 to 1995, Mr. Perkins served as Vice President at Allied Signal.  Mr. Perkins was General Manager Commercial Operations in the Silicones Division of General Electric from 1990 to 1993. Mr. Perkins received a B.S. in Chemical Engineering from Clarkson University in Potsdam, New York and a Masters of Businesses Administration in Finance from the University of Pennsylvania Wharton School, Philadelphia, PA.

Matías de Tezanos. See Mr. de Tezanos’ biographical information included under the section of this Proxy Statement entitled “BOARD OF DIRECTORS.”

José Vargas.  See Mr. Vargas’ biographical information included under the section of this Proxy Statement entitled “BOARD OF DIRECTORS.”

John D. Steerman.  Mr. Steerman joined Autobytel as Director of Lead Operations in July 2007 and has served in various positions and held various titles with the Company since that date.  In December 2011, Mr. Steerman was appointed Senior Vice President, Lead and Site Product Development and Operations, to Senior Vice President, Mobile, Lead Operations and Product Development in January 21, 2014 and to Executive Vice President, Mobile, Lead Operations and Product Development as of December 17, 2015.  Prior to joining Autobytel, Mr. Steerman was a District Sales Manager with Ford Motor Company, from June 1992 to October 1996.  In that role, he was responsible for managing distribution, marketing and training in several of Ford’s top volume markets, including Houston and Fort Worth, Texas.  From November 1996 to July 2007, Mr. Steerman worked at Nissan North America where he held numerous sales and marketing positions, including Senior Manager eBusiness, during which time Mr. Steerman managed the re-launch of NissanUSA.com and Infiniti.com, as well as the launch of a lead management program for both Nissan and Infiniti Divisions.  While at Nissan, Mr. Steerman also managed a task force that launched Nissan’s Full Size Truck and SUV and was a member of the Infiniti Global Management team that was responsible for the strategic and operational plan to launch the Infiniti brand globally.  Mr. Steerman received a B.S. Degree in Finance and a M.B.A. from The Pennsylvania State University.

John J. Skocilic, Jr.  Mr. Skocilic joined Autobytel as Dealer Real Time Specialist in June 1998 and has served in various capacities at Autobytel including: Manager, Systems Engineering and Architecture; Senior Director IT Operations; and Vice President, Technology; and was appointed as Senior Vice President, Technology in April 2013 and as Executive Vice President, Technology as if December 17, 2015.  During his time with Autobytel, Mr. Skocilic has been responsible for leading the implementation of numerous technologies, including Autobytel Data Centers, Patented Lead Engine Technologies, and most recently the re-launch of www.autobytel.com, the flagship website for Autobytel.  Prior to joining Autobytel, Mr. Skocilic served as Computer Technician of C.S.S. Laboratories, from 1997 to 1998, where he was responsible for support of computer systems implemented by The City of New York.  Mr. Skocilic held the position of Professor at Coastline Community College in the Computer Service and Technology Department from 1998 to 2002.

All of the officers named in the Executive Officer table above served as executive officers during 2015.  Curtis E. DeWalt served as the Company’s Senior Vice President, Chief Financial Officer until March 31, 2015, at which time his employment with the Company ceased.  Mr. DeWalt is reported in this Proxy Statement as a named executive officer of the Company for 2015.

All executive officers of Autobytel are chosen by the Board and serve at its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the calculation of beneficial ownership of Autobytel’s Common Stock as of the Record Date, by all persons known by Autobytel to be beneficial owners of more than 5% of the Common Stock of Autobytel, each director and nominee, each of the Named Executive Officers identified in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Summary Compensation,” and all directors and executive officers (including the Named Executive Officers other than Mr. DeWalt who is not a current executive officer) as a group.  Shares of Common Stock are deemed to be outstanding and to be beneficially-owned by the persons listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if that person has the right to acquire beneficial ownership of such shares within sixty (60) days of the Record Date through the exercise of any option, warrant or other right or the conversion of any security, or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement.  Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of Autobytel Common Stock beneficially owned by them subject to community property laws, where applicable.  The information with respect to each person specified is as supplied or confirmed by that person, based upon statements filed with the Securities and Exchange Commission (“SEC”) or based upon the actual knowledge of Autobytel.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number	Percentage
Auto Holdings Ltd. (1)	1,475,268	13.8%
Matías de Tezanos (1)	1,475,268	13.8%
José Vargas (1)	1,475,268	13.8%
Jeffrey H. Coats (2)	383,702	3.5%
William Ferriolo (3)	290,925	2.7%
Glenn E. Fuller (4)	165,072	1.5%
Curtis E. DeWalt (5)	145,567	1.3%
Michael J. Fuchs (6)	88,680	*
Kimberly S. Boren (7)	83,063	*
Mark N. Kaplan (8)	43,000	*
Jeffrey M. Stibel (9)	45,000	*
Janet M. Thompson (10)	42,040	*
Michael A. Carpenter (11)	35,000	*
H. Donald Perkins, Jr. (12)	18,336	*
Robert J. Mylod, Jr. (13)	--	*
All executive officers (including named executive officers, other than Mr. DeWalt) and directors as a group (13 persons)(14)	1,547,910	13.3%

*	Less than 1%.

(1)
The information presented in the table with respect to the beneficial ownership of Auto Holdings and Messrs. de Tezanos and Vargas was obtained solely from the Schedule 13D filed May 5, 2015, as amended on October 14 and November 23, 2015 (collectively, the “Auto Holdings Schedule 13D”), jointly filed by the following persons:  (i) Auto Holdings; (ii) PF Auto; (iii) Ceiba International Corp., a Panama company (“Ceiba”); (iv) José Vargas, a citizen of Venezuela and an officer and director of Autobytel; (v) Galeb3 Inc., a Florida corporation owned solely by Mr. Vargas (“Galeb3”); (vi) Matías de Tezanos, a citizen of Costa Rica and an officer and director of Autobytel; (vii) Manatee Ventures Inc., a British Virgin Islands business company wholly owned by Mr. de Tezanos and his wife Isabel Ruiz Estrada (“Manatee”); (viii) John Peter Klose de Ojeda, a citizen of Guatemala; (ix) Richard Aitkenhead Castillo, a citizen of Guatemala; (x) Investment and Development Finance Corp., a Panama company (“IDFC”), (xi) IDC Financial, S.A., a Panama company (“IDC Financial”); (xii) Juan Christian Klose Pieters; and (xiii) Margarita Klose (collectively, the “Reporting Persons”).  The Auto Holdings Schedule 13D states that each of the Reporting Persons disclaims beneficial ownership of the reported shares except to the extent of their pecuniary interest therein. Pursuant to an Amended and Restated Stockholder Agreement dated as of October 1, 2015 by and among Autobytel, Auto Holdings, Manatee, Galeb3, Mr. de Tezanos, Mr. Vargas and other parties to that agreement (“Stockholder Agreement”), , the reported shares are subject to irrevocable proxies in favor of Autobytel’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, and each of them individually, to exercise all voting rights of the applicable stockholders with respect to the shares at any meeting of stockholders of the Company, and in any action by written consent of the stockholders of the Company, in accordance with the recommendations of or instructions provided by the Board (“Auto Holdings Proxies”). The Auto Holdings Schedule 13D lists the addresses of the Reporting Persons as follows: (i) Auto Holdings, PF Auto, Mr. de Tezanos, Manatee, Mr. Juan Christian Klose Pieters, Ms. Margarita Klose and IDC Financial: Diagonal 6, 12-42 zona 10, Edificio Design Center, Torre II, Of. 1103, Guatemala City, Guatemala 01010; (ii) Ceiba, IDFC, Mr. John Peter Klose de Ojeda and Mr. Aitkenhead Castillo: 13 calle 2-60, zona 10, Edificio Topacio Azul, Of. 1301, Guatemala City, Guatemala 01010; and (iii) Mr. Vargas and Galeb3: 3250 NE 1st Avenue, Suite 915, Miami, Florida 33137. The reported shares do not include up to 3,162,470 shares that may be acquired upon conversion of the Series B Junior Participating Convertible Preferred Stock described below.

(2)	Includes 371,603 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(3)
Includes 140,160 shares issuable upon exercise of options exercisable within 60 days of the Record Date. Does not include up to 71,510 shares that may be acquired upon conversion of 7,151 shares of Series B Junior Participating Convertible Preferred Stock described below.

(4)
Includes 158,672 shares issuable upon exercise of options exercisable within 60 days of the Record Date.  Mr. DeWalt was the Company’s Senior Vice President, Chief Financial Officer until March 31, 2015.

(5)	Includes 134,152 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(6)	Includes 36,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(7)	Includes 82,203 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(8)	Includes 36,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(9)	Includes 41,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(10)	Includes 40,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(11)	Includes 25,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(12)	Includes 18,336 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(13)	Does not include up to 93,570 shares that may be acquired upon conversion of 9,357 shares of Series B Junior Participating Convertible Preferred Stock described below.
(14)
Includes 949,074 shares issuable upon exercise of options exercisable within 60 days of the Record Date. Excludes shares subject to the Auto Holdings Proxies and 3,162,470 shares that may be acquired upon conversion of the Series B Junior Participating Convertible Preferred Stock described below.

As previously reported in a Current Report on Form 8-K filed with the SEC on October 6, 2015, Autobytel acquired AutoWeb on October 1, 2015.  In connection with the acquisition, Autobytel issued the following securities to the stockholders of AutoWeb: (1) 168,007 newly issued shares of Series B Junior Participating Convertible Preferred Stock, par value $0.001 per share, of Autobytel (“Series B Preferred Stock”); and (2) warrants to purchase up to 148,240 shares of Series B Preferred Stock (“Warrants”), at an exercise price per share of $184.47 (reflecting 10 times the $16.77 closing price of a share of Autobytel’s common stock) on The Nasdaq Capital Market on September 30, 2015, plus a 10% premium.

Each share of Series B Preferred Stock is convertible, subject to certain limitations, into 10 shares of Common Stock. Shares of Series B Preferred Stock are convertible at any time, at the option of the holder thereof, into shares of Common Stock; provided that any holder may only convert such number of shares of Series B Preferred Stock into shares of Common Stock such that such holder (including a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that includes such holder), does not become a beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that for purposes of this clause, any such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than 19.9% of the Common Stock or total voting power of the Company’s voting capital stock outstanding immediately prior to October 1, 2015; provided, further, that the aggregate number of shares of Common Stock issued upon conversion of any Series B Preferred Stock shall not exceed 4.9% of the Common Stock or total voting power of the Company’s voting capital stock outstanding immediately prior to October 1, 2015. All shares of Series B Preferred Stock will be automatically converted if the stockholder approval required by Section 5635 of the Nasdaq listing rules is obtained. Autobytel has agreed to use all commercially reasonable efforts to secure the approval of its stockholders necessary to cause the conversion of the Series B Preferred Stock into Common Stock no later than the third annual meeting of its stockholders following October 1, 2015.

The Warrants become exercisable three years after the closing date of the acquisition of AutoWeb, subject to the satisfaction of the following additional vesting conditions:  (i) with respect to the first 1/3 of the warrant shares, if at any time after the issuance date of the Warrants and prior to the expiration date of the Warrants the weighted average closing price of the Common Stock on The Nasdaq Capital Market for the preceding 30 trading days (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of the Common Stock occurring after the issuance date) (“Weighted Average Closing Price ) is at or above $30.00; (ii) with respect to the second 1/3 of the warrant shares, if at any time after the issuance date and prior to the expiration date the Weighted Average Closing Price is at or above $37.50; and (iii) with respect to the last 1/3 of the warrant shares, if at any time after the issuance date and prior to the expiration date the Weighted Average Closing Price is at or above $45.00. The Warrants expire on the seventh anniversary of their issuance date.

The former stockholders of AutoWeb include PF Auto, Manatee, Galeb3, Ceiba, and Picua Limited, a British Virgin Islands business company (“Picua”), Robert J. Mylod, Jr. (appointed to the Company’s Board upon closing of the acquisition of AutoWeb), Jeffrey H. Boyd, and William Ferriolo, Autobytel’s Executive Vice President, Chief Business Officer. Based solely on information made available to the Company by AutoWeb, the Company believes that (i) PF Auto is an entity controlled by People F, Inc., a British Virgin Islands business company which is in turn controlled by PeopleFund; (ii) PF Auto is a single purpose vehicle created to manage PeopleFund’s investment in AutoWeb and in Auto Holdings; (iii) Manatee is wholly-owned by Matías de Tezanos and his wife Maria Isabel Ruiz Estrada; (iv) Galeb 3 is wholly-owned by José Vargas; and (v) Ceiba is a multi-purpose private equity and venture capital investment vehicle controlled by Inversiones y Desarrollos de Centroamérica, a British Virgin Islands business company and investment bank and private equity firm focused on banking, real estate development, energy and social responsibility.

On a consolidated basis, Auto Holdings and its affiliates, including former stockholders of AutoWeb, and the former stockholders of AutoWeb and their affiliates would own 4,637,738 shares of Common Stock, representing approximately 33.5% of the issued and outstanding shares of the Common Stock as of the Record Date, assuming that, pursuant to their respective terms, the Warrants are exercised in full and all of the shares of the Series B Preferred Stock issued in connection with the acquisition of AutoWeb and upon exercise of the Warrants are converted into Common Stock (the 3,162,470 shares of Common Stock that would be issued upon conversion of all shares of Series B Preferred Stock, including the shares of Series B Preferred Stock issued upon exercise of the Warrants, are referred to herein as the “AutoWeb Common Shares,” which together with the 1,475,268 shares of Common Stock beneficially owned by Auto Holdings and related persons as reported in the table above are referred to herein as the “Restricted Shares”).  For information concerning the beneficial ownership of Auto Holdings and related persons, see note 1 to the table above.

Concurrent with the acquisition of AutoWeb, Autobytel entered into the Stockholder Agreement (the parties to the Stockholder Agreement other than Autobytel being collectively referred to herein as the “Restricted Stockholders” and individually as a “Restricted Stockholder”). The Stockholder Agreement contains various restrictions and limitations on transfers of the Restricted Shares and the underlying shares of Common Stock for at least two (2) years. Autobytel is granted a right of first refusal on shares proposed to be transferred by the Restricted Stockholders and a right to repurchase shares from a Restricted Stockholder in the event of a change in control of such Restricted Stockholder. The Restricted Stockholders agreed to certain standstill provisions. Certain restrictions and other provisions of the Stockholder Agreement terminate after five years, however, the standstill provisions will only terminate at such time as the Restricted Stockholders and their affiliates own less than 4.9% of the outstanding shares of Common Stock.  Additionally, after three years, the Restricted Stockholders are granted certain demand and “piggy-back” registration rights. Further, the Stockholder Agreement provides that the Board will consist of nine directors and that the Restricted Stockholders shall collectively have the right to designate for nomination (i) two members of the Board, as long as they beneficially own 15% or more of the outstanding Common Stock and (ii) one member of the Board, as long as they beneficially own 5% or more (but less than 15%) of the outstanding Common Stock. Messrs. de Tezanos and Vargas were appointed to the Board to serve as the two designated Board representatives of the Restricted Stockholders. The Stockholder Agreement also provides for the appointment of Mr. Mylod to the Board. In addition, the Restricted Stockholders granted irrevocable proxies in favor of Autobytel’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, and each of them individually, to exercise all voting rights of the applicable stockholders with respect to the Restricted Shares at any meeting of stockholders of the Company, and in any action by written consent of the stockholders of the Company, in accordance with the recommendations of or instructions provided by the Board. The irrevocable proxies terminate on October 1, 2020.  The foregoing description is a summary only and is qualified in its entirety by reference to the Stockholder Agreement which was filed as an exhibit to the Form 8-K filed by the Company with the SEC on October 6, 2015.

CORPORATE GOVERNANCE MATTERS

Board Classes

The Board is divided into three classes, with each class holding office for staggered three-year terms.  The term of the Class I Directors, Jeffrey H. Coats, Jeffrey M. Stibel, and Matías de Tezanos expires in 2017; the term of the Class II Directors, Mark N. Kaplan, Michael A. Carpenter, and José Vargas expires in 2018; and the term of the Class III Directors, Michael J. Fuchs, Robert J. Mylod, Jr., and Janet M. Thompson, expires at the Annual Meeting.

Committees of the Board of Directors

The Board has constituted an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee. Copies of the charters of each of these committees are posted and available on the Corporate Governance link of the Investor Relations section of the Company’s website, www.autobytel.com.  Information on the Company’s website is not incorporated by reference in this Proxy Statement.

Audit Committee.  The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act.  The Audit Committee met on six occasions in 2015 and operates under a charter approved by the Board.  The Audit Committee’s primary responsibilities are to:

•	oversee Autobytel’s accounting and financial reporting policies, processes, practices and internal controls;

•	appoint, approve the compensation of, and oversee the Company’s independent registered public accounting firm;

•	review the quality and objectivity of Autobytel’s independent audit and financial statements; and

•	act as liaison between the Board and the independent registered public accounting firm.

The Audit Committee currently consists of Mark N. Kaplan (Chairman), Janet M. Thompson, Michael J. Fuchs and Michael A. Carpenter.  The Audit Committee meets periodically with the Company’s independent registered public accounting firm, both with and without management present.  The Board has determined that Mr. Kaplan is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended (“Securities Act”).  The identification of Mr. Kaplan as an “audit committee financial expert” does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on him as a member of the Audit Committee in the absence of this identification.

Compensation Committee.  The Compensation Committee, which met on seven occasions in 2015 and operates under a charter approved by the Board, is responsible for:

•
determining or recommending to the Board the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer;

•	making recommendations to the Board regarding stock option and purchase plans and other equity compensation arrangements;

•	granting equity awards and approving any delegation of such responsibility under certain circumstances; and

•	preparing reports regarding executive compensation for disclosure in Autobytel’s proxy statements or as otherwise required by applicable laws.

The Compensation Committee currently consists of Janet M. Thompson (Chairperson), Michael J. Fuchs, Mark N. Kaplan and Jeffrey M. Stibel.  The Compensation Committee does not have authority to delegate its responsibilities to a subcommittee without approval of the Board.  The Board has approved the creation of the Non-Executive Stock Option Committee, a committee of the Board that currently consists of one director, Jeffrey H. Coats, the Company’s President and Chief Executive Officer.  The Non-Executive Stock Option Committee has the authority to grant stock options to eligible persons who (i) are employed by the Company or its subsidiaries and are not subject to reporting under Section 16(a) of the Securities Exchange Act or (ii) are consultants or service providers to the Company or its subsidiaries.  The Non-Executive Stock Option Committee may not grant more than 50,000 options in the aggregate in any one fiscal year, and individual grants cannot exceed more than 5,000 options. The processes of the Compensation Committee and the role of the Chief Executive Officer and compensation consultants in determining or recommending the amount or form of executive or director compensation are discussed in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis.”

Corporate Governance and Nominations Committee.  The Corporate Governance and Nominations Committee, which met on one occasion in 2015 and operates under a charter approved by the Board, is responsible for:

•	identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the Board for nomination;

•	recommending nominees for appointment to committees of the Board;

•	developing and recommending charters of committees of the Board; and

•	overseeing the corporate governance of Autobytel and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the Board.

The Corporate Governance and Nominations Committee currently consists of Michael J. Fuchs (Chairman), Mark N. Kaplan and Jeffrey M. Stibel.

Attendance at Board and Committee Meetings

During the fiscal year ended December 31, 2015, the Board held a total of 11 meetings.  Each member of the Board attended 75% or more of the aggregate of (i) the total number of meetings of the Board held during the period in 2015 for which the director was a member; and (ii) the total number of meetings held by all committees of which the director was a member during 2015 and during the period in which the director served as a member of the committees. The Board and its committees typically meet in executive session without management present during regularly scheduled meetings of the Board and the committees.

Attendance at Annual Meeting of Stockholders

All directors attended the 2015 annual meeting of stockholders. Typically, a Board meeting is scheduled on the date of any annual meeting of stockholders.  Although the Board has not adopted a formal policy, all directors are expected to attend the annual meeting of stockholders.

Director Independence

All directors, other than Jeffrey H. Coats, Matías de Tezanos and José Vargas and all committee members satisfy the definition of independent director under the listing standards of The Nasdaq Stock Market.  The current members of the Audit Committee and the Compensation Committee are “independent” under the listing rules of The Nasdaq Stock Market and the SEC rules regarding audit committee and compensation committee membership.

In connection with his appointment to the Board in September 2012, the Corporate Governance and Nominations Committee and the Board determined that Mr. Carpenter is an “independent director” within the meaning of the listing rules of The Nasdaq Stock Market applicable to the Company, including the additional independence requirements for serving on audit committees.  In addition to Mr. Carpenter’s broad business, operational and financial experience, particularly in the automotive sector, and other evaluation factors considered by the Company’s Corporate Governance and Nominations Committee and the Board, in their consideration and evaluation of Mr. Carpenter, the Company’s Corporate Governance and Nominations Committee and the Board considered that Mr. Jeffrey H. Coats, the Company’s President and Chief Executive Officer and a member of the Board, has personally known Mr. Carpenter since they were both employed at General Electric Company or its various subsidiaries or divisions and that Mr. Coats was a partner in Southgate Alternative Investments, Inc., an investment fund founded by Mr. Carpenter to acquire general partnership interests in hedge funds.  The Corporate Governance and Nominations Committee and the Board also considered that Mr. Coats’ investment in Southgate Alternative Investments was funded by loans from Mr. Carpenter in the aggregate principal amount of $450,000.  These loans are represented by notes that accrue interest at a rate of eight percent (8%) per annum, are secured by Mr. Coats’ interests in certain Southgate investments, and are now payable upon demand. Although the Corporate Governance and Nominations Committee and the Board do not consider this arrangement between Messrs. Carpenter and Coats prevents Mr. Carpenter from being an “independent director,” in connection with his service on the Board or on the Audit Committee, Mr. Carpenter will recuse himself in any decisions related to Mr. Coats’ employment at the Company or his compensation as long as this indebtedness remains outstanding.

Compensation Committee Interlocks and Insider Participation

Ms. Thompson, Mr. Fuchs, Mr. Kaplan and Mr. Stibel served as the members of the Compensation Committee during the Company’s last completed fiscal year.  None of the Company’s executive officers served as a member of the Compensation Committee or Board of any other entity that has an executive officer serving as a member of the Company’s Board or Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company during its last completed fiscal year.

Board Leadership Structure

The Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Company.  The Board believes that the Company and its stockholders benefit when the Board is free to determine the most appropriate leadership structure in light of the experience, skills and availability of directors and the Chief Executive Officer as well as other circumstances.  Currently, Mr. Fuchs serves as the Chairman of the Board, and Mr. Coats serves as a director and Chief Executive Officer.  The Board believes this is the most appropriate structure for the Company at this time because it makes the best use of the experience, skills and availability of Mr. Fuchs and Mr. Coats.

Board’s Role in Oversight of Risk

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to Autobytel.  The Board, including through Board committees comprised solely of independent directors, regularly reviews various areas of significant risk to Autobytel and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks reviewed by the full Board with management include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions.  The Company’s Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report these exposures.  Specific examples of risks reviewed by the Audit Committee include risks related to the preparation of the Company’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), matters reported to the Audit Committee through anonymous reporting procedures, risks posed by significant litigation matters and compliance with applicable laws and regulations.  The Audit Committee also monitors compliance with the Company’s Code of Conduct and Ethics for Employees, Officers and Directors and evaluates proposed transactions with related persons for compliance with laws and regulations and with Company policies and contracts. The Company’s Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent and risks related to the design of compensation programs established by the Compensation Committee for Autobytel’s executive officers. These procedures, however, cannot guaranty that all material risks will be identified, or if identified, reasonably and adequately mitigated. They also cannot assure that all persons are in compliance with the Company’s policies and procedures or that the Company and its employees are in compliance with all applicable laws and regulations.

Executives’ base salaries are fixed in amount and thus do not encourage risk-taking.  Incentive compensation is capped and is tied to overall corporate performance.  A significant portion of compensation provided to the executive officers is in the form of equity awards subject to time vesting that help to further align executives’ interests with those of the Company’s stockholders.  The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.  The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.  In general, incentive compensation opportunities for Company employees are capped, and the Company has discretion to reduce incentive compensation payments (or pay no incentive compensation) based on individual performance and any other factors it may determine to be appropriate in the circumstances.  As with the compensation of the Company’s executive officers, a portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of stockholders.

Board Nominee Process

The Corporate Governance and Nominations Committee considers candidates for directors suggested by its members and other directors, as well as management and stockholders.  A stockholder who wishes to recommend a prospective nominee for the Board should notify Autobytel’s Secretary or any member of the Corporate Governance and Nominations Committee in writing with whatever supporting material the stockholder considers appropriate.  The Corporate Governance and Nominations Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Bylaws relating to stockholder nominations as described in “Future Stockholder Nominations and Proposals” below.

Generally, once the Corporate Governance and Nominations Committee identifies a prospective nominee, the Corporate Governance and Nominations Committee will make an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination will be based on the information provided to the Corporate Governance and Nominations Committee with the recommendation of the prospective candidate, as well as the Corporate Governance and Nominations Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  Generally, the preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy evaluation factors determined by the Corporate Governance and Nominations Committee to be appropriate from time to time for that evaluation.  If the Corporate Governance and Nominations Committee determines, in consultation with the other members of the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee will then evaluate the prospective nominee against factors it considers appropriate from time to time, which currently include:

•	The ability of the prospective nominee to represent the interests of the stockholders of Autobytel;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and

•	The extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the Board.

The Corporate Governance and Nominations Committee generally intends to nominate current members of the Board in the year in which their respective term expires so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the Board.

The Corporate Governance and Nominations Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Corporate Governance and Nominations Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominations Committee and others, as appropriate, will interview prospective nominees in person or by telephone.  After completing this evaluation and interview, the Corporate Governance and Nominations Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee and the Board review the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of the Company’s business operations and business experiences.  The Board has not adopted a formal policy and did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board as a whole.  Moreover, the Board and Corporate Governance and Nominations Committee considered each nominee’s overall service to the Company during the previous term, each nominee’s personal integrity and willingness to apply sound and independent business judgment with respect to the Company’s matters, as well as the individual experience of each director noted within their biographies above.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with any director or with the non-management directors as a group may do so by writing to Secretary, Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400.  The Company established a process of handling correspondence received by it addressed to non-management members of the Board.  Under that process, the Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that the Secretary otherwise determines requires the attention of directors.  Directors may at any time review a log of all correspondence received by Autobytel that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to those matters.

Code of Conduct and Ethics

The Board adopted a Code of Conduct and Ethics for Employees, Officers and Directors (“Code of Ethics”).  The Code of Ethics is applicable to the Company’s employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer.  The Code of Ethics is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s website, www.autobytel.com.  The Company intends to post amendments to, or waivers from, the Code of Ethics (to the extent applicable to the Company’s Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer or directors) at this location on the Company’s website. Information on the Company’s website is not incorporated by reference in this Proxy Statement. The adoption of the Code of Ethics and other standards of conduct is not a representation or warranty that all persons subject to the Code of Ethics or standards are or will be in complete compliance with the Code of Ethics or any other standards of conduct that may be adopted.

Certain Relationships and Related Party Transactions

The Company’s Code of Ethics provides specific guidelines regarding conflict of interest situations as well as a process for reporting and approving related party transactions.

The Company’s written Code of Ethics defines a related party transaction as any transaction (or series of transactions) in excess of $120,000 since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company is a participant and in which any member of the Management Group (as defined below), any stockholder owning more than 5% of the Company’s voting stock, or any immediate family member of any of the foregoing persons has a direct or indirect material interest.  An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such director, executive officer or nominee for director, and any person (including domestic partners, but excluding tenants or employees) sharing the household of a director, director nominee, executive officer or stockholder owning more than 5% of the Company’s voting stock.  A “transaction” includes, but is not limited to, any commercial or financial transaction or arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.  The “Management Group” is comprised of the Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer (or any person performing similar functions), any other officer of the Company and any director or nominee for director.  Any covered person who may be involved in a related party transaction must promptly report that transaction to the Chairman of the Audit Committee or the Company’s Chief Legal Officer (“CLO”), who must then report the transaction to the Chairman of the Audit Committee upon becoming advised of such transaction.  The Audit Committee, in its sole discretion, must approve or disapprove all related party transactions.  Conflicts of interest or potential conflicts of interest must be reported to the CLO who will evaluate the circumstances relating to the conflict of interest or potential conflict of interest and report the findings of such evaluation to the Chief Executive Officer, who in turn, if warranted under the circumstances, must report such situation or activity to the Chairman of the Audit Committee; provided, however, (i) that if the conflict of interest or potential conflict of interest involves any member of the Management Group, the CLO must report that situation or activity to the Chairman of the Audit Committee; and (ii) the CLO is not precluded from reporting any conflict of interest or potential conflict of interest involving any covered person who is not a member of Management Group directly to the Chairman of the Audit Committee should the CLO believe such direct reporting to the Chairman of the Audit Committee is warranted under the circumstances.  Upon being advised of a complaint, concern or other reporting under the Code of Ethics, the Chairman of the Audit Committee will confer with the other members of the Audit Committee.  If appropriate under the circumstances, the Chairman of the Audit Committee may request that the CLO issue a written advisory to the covered person as to whether or not the reported situation or activity constitutes a violation of the Code of Ethics.  If the CLO would not be the appropriate party to issue a written advisory, outside counsel may be retained to issue such written advisory unless the Audit Committee determines that such written advisory can be issued by the Chairman of the Audit Committee without outside counsel input.

Although the Company’s Code of Ethics provides guidelines regarding conflict of interest situations, it cannot and does not set forth every possible conflict of interest scenario.  Therefore, the Code of Ethics provides that there is no substitute for sound judgment and common sense by directors, officers or other employees in each case based upon the particular facts involved.  The foregoing description of the Company’s Code of Ethics is not intended to constitute a representation as to compliance by any covered person.

On April 23, 2015, the Board and the Audit Committee considered a proposal by AutoWeb to grant to William Ferriolo, the Company’s Executive Vice President, Chief Business Officer, options to acquire 1,200 shares of AutoWeb Series B Preferred Stock at an exercise price of $0.01 per share and having a value estimated by AutoWeb to be $1.0 million. Subsequently, and prior to the acquisition of AutoWeb by Autobytel as of October 1, 2015, Mr. Ferriolo was issued 1,200 shares of AutoWeb Series B Preferred Stock in lieu of the options originally proposed. These shares of AutoWeb Series B Preferred Stock were exchanged for 3,799 shares of Autobytel Series B Preferred Stock and Warrants to acquire 3,352 shares of Autobytel Series B Preferred Stock upon Autobytel’s acquisition of AutoWeb.  Prior to the acquisition of AutoWeb, Mr. Ferriolo’s duties and responsibilities with the Company included working closely with AutoWeb in the development and growth of its business and the Company’s business relationships with AutoWeb.  AutoWeb’s proposed equity award to Mr. Ferriolo was intended to further incentive Mr. Ferriolo in his performance of these duties and responsibilities with respect to the Company’s relationship with AutoWeb.

AutoWeb provides an automotive search engine that enables car manufacturers and dealers to fully optimize their ad campaigns and reach highly targeted, low funnel car buyers through a click marketplace. Autobytel held approximately 16% of the outstanding shares of AutoWeb prior to the acquisition, and held an option to purchase additional shares of AutoWeb at the price of its initial investment which, if exercised, would have increased Autobytel’s ownership position in AutoWeb to approximately 21% based on AutoWeb’s then current outstanding shares.  AutoWeb and Autobytel had advertising and publishing business relationships related to AutoWeb’s automotive search engine and agreements providing for AutoWeb to perform various website development services for Autobytel. The amount of payments to AutoWeb by the Company in connection with the publisher relationship and development services during 2014 was approximately $0.7 million, while the amount of payments to the Company by AutoWeb in connection with the advertising relationship during 2014 was approximately $0.5 million.  Payments to and from AutoWeb were approximately $721,000 and $1,416,000, respectively, for the period from January 1, 2015 to the date of AutoWeb’s acquisition by Autobytel. For information concerning the relationship between AutoWeb and Auto Holdings, see the section of this proxy statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

The Audit Committee and Board evaluated the potential conflict and its potential impact on the Company. The Audit Committee and Board considered the Company’s significant investment in, and business relationships with, AutoWeb and the benefit the Company derives from its investment and these business relationships. The Audit Committee and the Board concluded that the benefits to the Company resulting from further incentivizing Mr. Ferriolo in the performance of his duties and responsibilities related to the AutoWeb relationship outweighed the potential conflict that might arise from the option grant. The Audit Committee and the Board each approved AutoWeb’s proposal and waived the potential conflict.

During the period January 1, 2015 to August 31, 2015, the Company engaged XYZ Network, Inc., a British Virgin Islands business company, (“XYZ”) to perform various website development services on behalf of the Company. Payments to XYZ during this period totaled approximately $138,000. Mr. Vargas was a director of, and owned, indirectly through Galeb3, approximately 29% of XYZ. People F, Inc., a British Virgin Islands business company and a company affiliated with PeopleFund (“People F”), was the beneficial owner of approximately 51% stockholder in XYZ. Messrs. de Tezanos and Vargas are each directors and officers of, and each approximately 18% beneficial owners of, People F.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND
AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm

Moss Adams has been appointed by the Company’s Audit Committee as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2016, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ended March 31, 2016.  Moss Adams also served as the Company’s independent registered public accounting firm for the years ended December 31, 2015, 2014 and 2013, respectively. Representatives of Moss Adams will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered by Moss Adams for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Audit fees	$439,000	$416,000
Audit-related fees	231,110	147,000
All other fees	--	20,725
Total	$670,110	$583,725

Audit Fees.  Audit fees consist of professional services rendered in connection with the audits of the Company’s annual consolidated financial statements, reviews of the Company’s internal accounting and reporting controls under Section 404 of the Sarbanes-Oxley Act and reviews of interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees for 2015 consist of services rendered in connection with audit procedures performed related to the acquisitions of Dealix Corporation and Autotegrity, Inc. and AutoWeb and the audit of the Company’s Retirement Savings (401(k)) Plan.  Audit-related fees for 2014 consist of services rendered in connection with audit procedures performed related to the acquisition of AutoUSA, LLC and the audit of the Company’s Retirement Savings (401(k)) Plan.

All Other Fees.  All other fees for 2014 consist of fees related to the review of various Company investments and review of the Company’s Form S-3 and Form S-8 Registration Statements.

The Audit Committee has determined that the services described above were compatible with maintaining Moss Adams’ audit independence.

Pre-Approval Policy for Services

Under its charter, the Audit Committee is required to pre-approve all audit (including the annual audit engagement letter with the independent registered public accounting firm) and permitted non-audit services (including the fees and terms thereof) provided to the Company by the Company’s independent registered public accounting firm, subject to the de minimis exception for non-audit services as described in the Securities Exchange Act.  The Audit Committee consults with management with respect to pre-approval, including whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm’s independence, and may not delegate these responsibilities to management.  The Audit Committee may delegate to any member or members of the Audit Committee the power to grant any pre-approval, provided that the pre-approval is reported to the Audit Committee at the next scheduled Audit Committee meeting.

Each member of the Audit Committee has the authority to approve fees for services by the Company’s independent registered public accounting firm of up to $50,000.  Any approved fees may be exceeded by no more than 20% without seeking further approval even if the total amount of those fees, including the excess, exceeds $50,000.  This authority is delegated first to Mr. Kaplan, then in the following order to Ms. Thompson, Mr. Fuchs and Mr. Carpenter.  Any approval by a member of the Audit Committee is required to be reported to the Audit Committee at the next regularly scheduled meeting of the Audit Committee.  All fees for services provided by Moss Adams during 2015 and 2014, respectively, were approved by the Audit Committee.

From time to time, the Audit Committee pre-approves fees and services up to a maximum amount for future services relating to recurring tax matters and securities filings.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC.  Pursuant to those rules and regulations, this Audit Committee Report is not to be deemed “soliciting materials” or “filed” with the SEC, subject to Regulation 14A or 14C of the Securities Exchange Act or subject to the liabilities of Section 18 of the Securities Exchange Act.  This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act except to the extent that Autobytel specifically incorporates this information by reference.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2015 with the management of the Company.  The Audit Committee has discussed with Moss Adams the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from Moss Adams required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Moss Adams the independent accountant’s independence.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by Autobytel for accounting, financial management or internal control purposes.  Members of the Audit Committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Autobytel’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Autobytel’s auditors are in fact “independent.”

The Audit Committee

Mark N. Kaplan, Chairman Michael J. Fuchs Janet M. Thompson Michael A. Carpenter

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis we describe our 2015 compensation practices, philosophy and objectives for our named executive officers.  For 2015, our named executive officers were:

•	Jeffrey H. Coats, President and Chief Executive Officer

•	Kimberly S. Boren, Senior Vice President, Chief Financial Officer

•	Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

•	William A. Ferriolo, Executive Vice President, Chief Business Officer

•	H. Donald Perkins, Jr., Executive Vice President, Strategic and Business Development

•	Curtis E. DeWalt, former Senior Vice President, Chief Financial Officer

Mr. DeWalt served as the Company’s Senior Vice President, Chief Financial Officer during 2015 until March 31, 2015, at which time he ceased to be an employee of the Company.

The names, ages and backgrounds of our executive officers are included in the section of this Proxy Statement entitled “EXECUTIVE OFFICERS.”

General Compensation Philosophy and Objectives.  The role of the Compensation Committee of the Company’s Board is to determine, or recommend to the Board for determination, the salaries and other compensation of our executive officers and any other officer who reports directly to the Chief Executive Officer, and to make grants under, and to administer, the stock option, restricted stock and other employee equity and incentive compensation plans.

To promote responsible compensation practices:

•	The Compensation Committee directly engaged an independent compensation consultant (see “Compensation Consultants”);

•	Award agreements for stock options granted to executive officers contain option forfeiture provisions (see “Option Forfeiture Provisions for Accounting Restatements” below);

•	Our 2014 Equity Incentive Plan prohibits option and SAR repricing (except for certain adjustments upon changes in capitalization or control) without stockholder approval; and

•
The Company’s securities trading policy generally precludes executive officers from engaging in transactions involving put or call options, short sales and buying or holding Company common stock on margin.  All trades by executive officers must be pre-cleared with the Company’s Chief Legal Officer.

The Company’s compensation philosophy for executive officers is to align compensation with corporate performance and efforts to increase stockholder value, while providing a total compensation opportunity that is broadly competitive and enables the Company to attract, motivate, reward and retain key executives and employees. The Company does not target specific compensation percentiles.  Accordingly, each executive officer’s compensation package is typically comprised of the following three elements:

•
Base annual salary that is designed primarily to reflect individual responsibilities and to compare with similar roles at the Company and at technology and online marketing companies that are of comparable size to the Company and with which the Company competes for executive personnel;

•
Annual variable performance awards, such as incentive compensation, payable in cash, stock options or shares of stock and tied to the achievement of pre-established financial and individual performance goals; and

•
Long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company’s stockholders, reward executive officers for future stock price increases and retain executive officers through continued service requirements.

Additionally, the Company’s executive officers are typically entitled to severance payments in the event of termination of employment without cause or by the executive officer for good reason and other benefits and perquisites that are discussed below.

Compensation decisions are designed to promote the Company’s business objectives and strategy and enable the Company to attract, retain and motivate qualified executive officers who are able to contribute to the Company’s long-term success.  Among the factors considered by the Company in determining executive officer compensation are the ability to recruit individuals with the necessary talents and the need to retain and motivate the Company’s executive officers.  The Company considers the competitive market for executives in setting each element of compensation indicated above.  However, the Company does not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies.  Rather, the Company uses market comparisons as one factor in making compensation decisions.  The Company also considers other factors in making executive compensation decisions, including geographic market factors, individual contribution and performance, management skills, internal pay equity, the undertaking of new roles and responsibilities, importance of the executive’s role and responsibilities to the Company’s future success and the executive’s experience, including prior work experience, length of service to the Company, leadership and growth potential.

Under the Company’s compensation structure, the mix of base annual salary, annual variable performance awards and long-term stock-based incentive awards varies depending upon level of responsibility and experience.  In allocating compensation among these elements, the Company believes that the compensation of members of senior management who have the greatest ability to influence the Company’s performance should have a greater proportion of their compensation based on Company performance than lower levels of management.  There is, however, no pre-established policy for the allocation between either cash and non-cash or short-term and long-term compensation.  The mix of compensation determined by the Company is between base annual salary compensation and incentive compensation.  Long-term equity incentive compensation is determined separately and may not be awarded every year.

Base Annual Salary.  The objective of base annual salary is to secure the services of the Company’s executive officers and reflect job responsibilities, individual performance, market competitiveness, the value of such services to the Company’s business and the size of the Company’s business.  Salaries for executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as, competitive market information.  The Compensation Committee also considers the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer’s own compensation).  The Chief Executive Officer is not present during any voting or deliberations by the Compensation Committee with respect to the Chief Executive Officer’s compensation.

Annual Non-Equity Incentive Compensation, Retention and Discretionary Awards.  The Company’s compensation structure provides for the opportunity for executive officers to be awarded annual incentive compensation pursuant to incentive compensation plans established each year (“Annual Incentive Compensation Plans”).  Annual Incentive Compensation Plans are generally performance-based, and all awards are ultimately made at the sole discretion of the Compensation Committee.  The objective of the annual incentive compensation awards under these plans is to enhance retention and motivate individuals to achieve specific goals established by the Compensation Committee.  These goals may consist of any or all of the following:

•	Company-wide performance goals;

•	Specific individual goals that are intended to advance the Company’s business and create long-term stockholder value; and

•	Overall individual performance.

 The Compensation Committee from time to time also considers various other discretionary, retention or incentive compensation alternatives for the Company’s executive officers.

The Compensation Committee establishes a target annual incentive compensation award opportunity for each executive officer based on a percentage of base annual salary.  The target annual incentive compensation award opportunity percentages range between 55% and 70% of annual base salary for named executive officers other than the Chief Executive Officer, and 85% of base annual salary for the Chief Executive Officer for 2015 (increasing to 100% in 2016).  The Compensation Committee established target award opportunities for the named executive officers after reviewing survey data provided by the Company’s Independent Compensation Consultant, and, in the case of named executive officers other than the Chief Executive Officer, input from the Chief Executive Officer.  The Company believes this is a meaningful incentive to achieve the incentive compensation goals and an appropriate and reasonable allocation to performance-based annual cash incentive compensation to motivate executive officers.

Typically, the Compensation Committee, with the participation of the Chief Executive Officer, sets compensation performance goals for the Company for the year. Generally, unless specific individual performance goals are established, the target annual incentive compensation award opportunity for executive officers has been based upon the attainment of Company-wide performance goals, which reflects the Company’s belief that executive officers are accountable for the Company’s overall operating performance. If the Compensation Committee elects to allocate any portion of an executive officer’s target annual incentive compensation award opportunity to specific individual performance goals, the Compensation Committee sets the individual performance goals for the Chief Executive Officer, and the Chief Executive Officer, after consultation with the Compensation Committee, sets the specific individual performance goals for the other executive officers.  Generally, if specific individual performance goals are established, 33% or less of the incentive compensation for each executive officer has been based upon specific individual performance goals to make executive officers accountable for achieving business objectives.  The Company believes this is an appropriate and reasonable allocation that aligns the annual incentive compensation of executive officers with individual performance.  The individual performance goals are based on and reflect each individual’s responsibilities and, to the extent applicable, contribution to revenue, and may at times include such factors as leadership, team work, growth initiatives and other activities that are considered important to contributing to the long-term performance of the Company.

For Company-wide goals, the Compensation Committee may adopt a formula that establishes an award payout range based on the level of performance attained, with a minimum below which no payment is made and a maximum beyond which no additional incentive compensation is paid.  In determining the extent to which the Company-wide performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude specific circumstances that the Company experienced during the year as well as the impact of unusual or infrequently occurring events or other particular circumstances affecting the Company’s business, changes in accounting principles, acquisitions, dispositions, impairment of assets, restructuring charges and litigation costs and successes, and may also consider the relative risks in achieving the goals reflected in the Company’s annual operating plan.

Long-Term Equity Incentive Awards.  Equity-based compensation in the form of stock options or restricted stock awards are provided to link the interests of executive officers with the long-term interests of the Company’s stockholders, support a pay-for-performance culture, foster employee stock ownership, focus the management team on increasing value for the stockholders and to encourage executive officers to remain in the Company’s employ.  In addition, stock options and restricted stock awards help to provide a long-term balance to the overall compensation program.  While cash bonus payments are focused on short-term performance, the multi-year vesting schedule of stock options and the forfeiture restrictions on restricted stock awards create incentives for increases in stockholder value over a longer term.

The Company grants stock options that are performance-based, service-based or a combination of the two.  Although the Company views all stock options as performance-based because they require the stock price to increase in order for the recipient to realize value from the stock options, the Company has granted stock options subject to vesting based on levels of achievement of specified Company goals that encourage preservation and enhancement of stockholder value.  Service-based vesting also encourages executive retention.  Restricted stock that is subject to forfeiture in the event an executive officer leaves the Company prior to the lapse of the forfeiture restrictions provides similar retention and long-term motivational effects.  The Company views restricted stock as providing employment retention incentives and an incentive to increase stock values because they become more valuable as the price of Autobytel’s Common Stock increases.

The level of long-term incentive compensation is determined based on an evaluation of competitive factors, the position and level of responsibility of each executive officer, the Company’s belief that stock options should be a significant part of the total mix of executive officer compensation and the goals of the compensation objectives described above.  The options are granted with exercise prices of not less than the fair market value of the Company’s stock on the date of grant.  Depending on the circumstances, in establishing grant levels, the Company may consider the equity ownership levels of the recipients, exercise prices of existing grants or prior grants that are fully vested.  The Company does not have a policy requiring executive officers or directors to hold shares acquired following stock option exercise or restricted stock vesting for any additional length of time, unless the shares are specifically subject to a resale restriction, and there are no ownership guidelines for executives or directors, as this is not viewed as competitive for a public company of Autobytel’s size.

The Company typically awards stock options to an executive officers upon first joining the Company, promotion to a more senior executive positions and annually.  At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Common Stock. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contributions and ability to impact the Company’s results, past performance or consistency within the officer’s internal pay level.  The Compensation Committee considers these factors, as well as applicable contractual requirements, the value of long-term equity incentive grants, the compensation expense associated with awards, leverage and stockholder dilution.  Stock option grants prior to the adoption of the Company’s 2010 Equity Incentive Plan typically had a term of ten years, but options granted after the adoption of the 2010 Equity Incentive Plan expire no later than seven years from the date of grant.  Stock options generally vest and become exercisable over a three-year period, and the vesting of stock options typically accelerate upon (i) a termination of employment without cause by the Company or for good reason by the executive officer; or (ii) a change in control of the Company if coupled with a termination of employment by the Company without cause or by the executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement. In the case of the Chief Executive Officer, stock options granted on or after March 17, 2014 vesting of stock options also accelerate upon his death or disability.

The Compensation Committee approves all stock options, subject to limited delegation to the Non-Executive Stock Option Committee, which consists of the Company’s Chief Executive Officer, for stock option grants to non-executive officers.  Generally, the Compensation Committee approves stock option grants to newly hired employees who are executive officers prior to the date of hire with the date of hire as the grant date.

Stockholder Approval of Executive Compensation.  At the Company’s 2015 Annual Meeting of Stockholders (“2015 Annual Meeting”), the stockholders voted on an advisory proposal regarding approval of the compensation paid to the Company’s named executive officers.  The Compensation Committee considered that approximately 92% of the shares present at the 2015 Annual Meeting and entitled to vote on the proposal were voted in favor of approval of the proposal.  The Company values stockholders’ opinions and will consider the outcome of the Company’s say-on-pay proposals when making future executive compensation decisions regarding the Company’s named executive officers.  In addition, at the Company’s 2013 Annual Meeting of Stockholders, the stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of our named executive officers.  Approximately 58% of the votes cast on this proposal were cast for a frequency of every two years.  In light of this vote, the Board determined that it will include a proposal for an advisory say-on-pay proposal every two years.

Compensation Consultants.  The Compensation Committee may, from time to time, directly retain the services of independent consultants and other experts to assist the Compensation Committee in connection with executive compensation matters. During 2014, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc., a national executive compensation consulting firm (“Independent Compensation Consultant”), to provide market data and to review and provide recommendations regarding the Company’s executive compensation programs and compensation of the non-management members of the Board and its committees.  The Independent Compensation Consultant performs services solely on behalf of the Compensation Committee and has no relationship with the Company’s management except as it may relate to the Independent Compensation Consultant’s performance of its services for the Compensation Committee.  The Company’s executive officers did not participate in the selection of the Independent Compensation Consultant.  Periodically, the Company’s Chief Executive Officer seeks input from the Independent Compensation Consultant on compensation matters relating to named executive officers other than the Chief Executive Officer in providing information to the Compensation Committee regarding executive compensation matters.  These inquiries relating to named executive officer compensation occur with the advance knowledge of the Compensation Committee chairperson.  The Compensation Committee has concluded that the Independent Compensation Consultant is independent and that no conflict of interest exists that would prevent the Independent Compensation Consultant from independently advising the Compensation Committee.

Option Forfeiture Provisions for Accounting Restatements.  For stock options granted to the named executive officers in and after 2013, the stock option award agreements provide for forfeiture of unexercised options and recovery of gain from exercised options if at any time within twelve months after the named executive officer exercises the options, or within twelve months of the date of termination of employment with the Company, as applicable, it is determined that the named executive officer engaged in any misconduct that resulted in an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws.

2015 Compensation Decisions.  For 2015, the Compensation Committee determined the compensation of the Company’s 2015 named executive officers in accordance with the general compensation philosophy and objectives described above.

In addition, in 2014 the Compensation Committee consulted with the Independent Compensation Consultant, which conducted an independent review of the Company’s executive compensation program on behalf of the Compensation Committee (“2014 Executive Compensation Review”) to provide a competitive reference on pay levels and performance alignment.  The 2014 Executive Compensation Review used a peer group, proposed by the Independent Compensation Consultant and approved by the Compensation Committee, which consisted of the following eighteen U.S. based, publicly traded, application/internet software and services companies with an approximate range of $39 million to $401 million in revenue and market caps below $521 million at the time: Cinedgm Demand Media, Dice Holdings, eGain Communications, iPass, Limelight Networks, Marchex, MeetMe, NetSol Tech, QuinStreet, Spark Networks, Tech Target, Telenav, Thestreet.com, Travelzoo, Vocus, XOGroup and Zix.  Market comparisons were provided for the Company’ s executive officers covering base salaries; annual incentives (levels and plan design); long-term incentive grant values, awards, types and mix; and total direct compensation.

In January 2015, the Compensation Committee consulted with the Independent Compensation Consultant, which conducted an independent review of the Company’s equity-based compensation program (“2015 Equity Compensation Review”) to provide competitive reference on equity-based compensation grants to Company executive officers. The 2015 Equity Compensation Review was based on the peer group used in the 2014 Executive Compensation Review and was not updated for purposes of the 2015 Equity Compensation Review.

2015 Base Annual Salary.  The Compensation Committee did not consider any increase in the base salaries of Messrs. Coats or Fuller for 2015.  In connection with the promotion of Ms. Boren to Senior Vice President, Chief Financial Officer (which was effective in April 2015 upon termination of Mr. DeWalt’s employment by the Company) and the increase in her duties and responsibilities in transitioning the Chief Financial Officer role beginning in January 2015, after consultation with the Independent Compensation Consultant and based on input from the Company’s Chief Executive Officer, the Compensation Committee approved an increase of $30,000 in Ms. Boren’s base annual salary from $235,000 to $265,000 effective January 21, 2015 to recognize her promotion. In connection with the promotion of Mr. Ferriolo to Executive Vice President, Consumer Acquisitions effective April 23, 2015, after consultation with the Independent Compensation Consultant and input from the Company’s Chief Executive Officer, the Compensation Committee approved an increase of $58,000 in Mr. Ferriolo’s base annual salary from $275,000 to $333,000 effective April 23. 2015. The $295,000 base annual salary of Mr. Perkins for the year ended December 31, 2015 was determined by the Compensation Committee when he was hired in June 2015 and was based on the input from the Chief Executive Officer and comparison to the base annual salaries of other executive vice presidents at the Company at the time.

2015 Annual Incentive Compensation Plan Awards.  The 2015 Annual Incentive Compensation Plan (“2015 Incentive Plan”) was based on the following two Company-wide performance goals (“2015 Company Performance Goals”), each weighted 50%:

•	percentage achievement of the Company’s revenue goal of $134.9 million (“2015 Revenue Goal”) under the Company’s 2015 operating plan approved by the Board; and

•	percentage achievement of the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) goal of $14.6 million under the 2015 operating plan (“2015 EBITDA Goal”).

Award payout opportunities for each goal were based upon percentage of achievement of the goal compared to the corresponding percentage on a sliding scale that reduced award payout opportunities by approximately 3% for every 1% that achievement fell below goal and increased award payout opportunities approximately 3% for every 1% that achievement exceeded the goal (“2015 Award Opportunity Scale”).  Achievement of a goal at or below 67% would result in no awards for that goal, and performance achievement over 100% was capped at 120%.  The sum of the weighted percentages derived from the 2015 Award Opportunity Scale for the 2015 Revenue Goal and the 2015 EBITDA Goal was applied to each named executive officer’s target annual incentive compensation award opportunity to determine the officer’s 2015 award payout opportunity.  The Compensation Committee selected these two goals and assigned them equal weighting under the 2015 Incentive Plan because the Compensation Committee believed these goals best reflected the criteria for measuring the Company’s overall performance and performance of strategic initiatives for 2015.  Award payouts to the 2015 named executive officers under the 2015 Incentive Plan were paid in January 2016 and reflected the pre-established formula without discretionary adjustment to the results.

The Compensation Committee set the 2015 target annual incentive compensation award opportunities for Mr. Coats, Ms. Boren, Mr. Fuller, Mr. Ferriolo and Mr. Perkins under the 2015 Incentive Plan at 85%, 55%, 70%, 55%, and 65% of base annual salary, respectively.

In determining incentive compensation award payouts under the 2015 Incentive Plan, the Compensation Committee considered the following:

•
2015 revenues of approximately $133.2 million represented approximately a 98% achievement of the 2015 Revenue Goal and resulted in a 95% targeted award payout for the 2015 Revenue Goal from the 2015 Award Opportunity Scale; and  2015 EBITDA of approximately $12.9 million represented approximately an 87% achievement of the 2015 EBITDA Goal and resulted in a 61% targeted award payout for the 2015 EBITDA Goal from the 2015 Award Opportunity Scale, which combined resulted in a 78% combined target award payout under the 2015 Incentive Plan;

•	the performance and contributions of the 2015 named executive officers to the Company in achieving another year of revenue growth and profitability for 2015 as well as strong stockholder return; and

•	the acquisitions of Dealix Corporation and Autotegrity, Inc. in May 2015 and AutoWeb in October 2015.

Based on its evaluation of the foregoing items, the Compensation Committee approved cash award payouts under the 2015 Incentive Plan to Mr. Coats, Ms. Boren, Mr. Fuller, Mr. Ferriolo and Perkins of $328,395, $113,052, $166,637, $135,309, and $80,724, respectively. Mr. Perkins’ award payout was prorated for the length of time he was employed by the Company during 2015. Mr. DeWalt did not receive any payout under the 2015 Incentive Plan as a result of the termination of his employment with the Company as of March 31, 2015.

The Company did not implement the supplemental incentive compensation plan previously disclosed in connection with Mr. Ferriolo’s promotion to Executive Vice President, Consumer Acquisitions.  Accordingly, no amounts were awarded under the plan.

2015 Long-Term Equity Incentive Awards.  On January 23, 2015 stock options were granted to Mr. Coats, Ms. Boren. Mr. Fuller and Mr. Ferriolo. After considering the Chief Executive Officer’s recommendation, and after consultation with the Independent Compensation Consultant and consideration of the 2015 Equity Compensation Review, the Compensation Committee approved the grants of 15,000, 20,000 and 40,000 to Ms. Boren, Mr. Fuller and Mr. Ferriolo, respectively, at an exercise price of $10.20 per share.  In addition, after consultation with the Independent Compensation Consultant and consideration of the 2015 Equity Compensation Review, the Compensation Committee approved a grant of 30,000 stock options to Mr. Coats at the same exercise price.  The grants of stock options to the foregoing named executive officers were made in connection with an annual Company-wide option grant to employees in recognition of their efforts during 2014 in achieving revenue growth and profitability for 2014 and initiatives undertaken by the Company, including continued growth of autobytel.com, the Company’s flagship website, increasing display website advertising revenue and profit, the continued growth of the commercial relationship with Autoweb, increasing advertising click revenue, and the overall growth in lead revenue.  These ongoing awards to named executive officers employed during 2014 and granted in 2015 were below the median of the peer data provided by the Company’s Independent Compensation Consultant.

On January 21, 2015, the Compensation Committee approved the grant of 20,000 stock options to Ms. Boren in connection with her promotion to the Company’s Chief Financial Officer. The exercise price of these stock options is $9.10 per share.

On May 18, 2015 after considering the Chief Executive Officer’s recommendation and in recognition of their efforts in connection with the acquisition of Dealix Corporation and Autotegrity, Inc., the Compensation Committee approved the grants of 6,000 and 8,000 stock options to Ms. Boren and Mr. Fuller, respectively, at an exercise price of $13.22 per share.

On June 18, 2015, the Compensation Committee approved a grant of 40,000 inducement stock options to Mr. Perkins upon commencement of his employment with the Company.  The exercise price of these stock options is $16.16 per share.

All of the foregoing stock option grants reflected the Compensation Committee’s belief that equity-based compensation in the form of stock options links the interests of named executive officers with the long-term interests of the Company’s stockholders, supports a pay-for-performance culture, fosters stock ownership by named executive officers, focuses the management team on increasing value for the stockholders, and encourages named executive officers to remain in the Company’s employ.

The exercise price for all stock option grants was the closing price for Autobytel’s common stock on The Nasdaq Capital Market as of the applicable grant date.  All of the foregoing stock option grants vest one-third on the first anniversary following the grant date, with the remaining two-thirds vesting ratably over twenty-four months thereafter.  The vesting of these stock options (i) may accelerate upon a change in control of Autobytel in accordance with the 2014 Equity Incentive Plan (“2014 Plan”) and the applicable stock option award agreements; and (ii) will accelerate in the event the executive officer’s employment with the Company is terminated without cause by the Company or for good reason by the executive officer (as such terms are defined in the applicable executive officer’s severance benefits or employment agreement).

In recognition of Mr. Ferriolo’s promotion to Executive Vice President, Consumer Acquisitions in April 2015 and his efforts in managing the Company’s search engine marketing operations, and in order to provide Mr. Ferriolo various retention incentives, after consultation with the Independent Compensation Consultant the Compensation Committee granted Mr. Ferriolo stock options to purchase 45,000 shares of Autobytel’s common stock under the 2014 Plan at an exercise price of $15.37 per share (the closing price for Autobytel’s common stock on The Nasdaq Capital Market on April 23, 2015).  These options will vest over a three -year period, with 1/3 vesting on the first anniversary of the date of grant and thereafter in equal 1/36 installments of the original number of shares subject to the option on each monthly anniversary of the date of grant for the following 24 months.  The stock options expire seven years from the date of grant. Mr. Ferriolo was also awarded 25,000 shares of the Company’s Common Stock in the form of service-based restricted stock pursuant to the 2014 Plan.  These shares of service-based restricted stock are subject to forfeiture if Mr. Ferriolo’s employment with the Company is terminated for any reason, other than termination by the Company without cause or by Mr. Ferriolo for good reason.  These forfeiture restrictions lapse with respect to 1/3 of the restricted stock on each of the first, second and third anniversaries of the date of award. The vesting of the foregoing stock options will accelerate and the forfeiture restrictions on the foregoing restricted stock will lapse:

•	If Autobytel terminates Mr. Ferriolo’s employment without cause or Mr. Ferriolo terminates his employment for good reason; or

•
Upon a change in control of Autobytel (as defined in the 2014 Plan) if coupled with a termination of employment by the Company without cause or by Mr. Ferriolo for good reason within twenty-four (24) months of such change in control or if the acquirer does not assume, retain or exchange the stock options or restricted stock as provided in the 2014 Plan or the stock option and restricted stock award agreements.

Mr. Ferriolo was also awarded 100,000 shares of the Common Stock in the form of performance-based restricted stock pursuant to the 2014 Plan.  All of these shares are subject to forfeiture to the Company upon the earlier of (such earliest date being referred to herein as the “ Termination Date ”) (i) a termination of Mr. Ferriolo’s employment with the Company; (ii) March 31, 2018; and (iii) other events of forfeiture set forth in the award agreement, subject to the following:

•
The forfeiture restrictions with respect to 50,000 of these restricted shares will lapse if any time prior to the Termination Date the weighted average closing price of the Common Stock on The Nasdaq Capital Market (or if not then traded on the such market or exchange, the principal market or exchange on which the Common Stock is then traded) (“ Principal Trading Market”) for the preceding 30 trading days is at or above $30.00 per share (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of the Common Stock occurring after the award date).

•
The forfeiture restrictions with respect to any of these restricted shares that remain subject to forfeiture restrictions shall lapse if any time prior to the Termination Date the weighted average closing price of the Common Stock on the Principal Trading Market for the preceding 30 trading days is at or above $45.00 per share (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of the Common Stock occurring after the award date).

The forfeiture restrictions on the foregoing restricted stock will lapse: (i) if Autobytel terminates Mr. Ferriolo’s employment without cause or Mr. Ferriolo terminates his employment for good reason and a performance condition, as applicable, is met within 90 days after the date of termination; or (ii) upon a change in control (as defined in the 2014 Plan) if coupled with a termination of employment by the Company without cause or by Mr. Ferriolo for good reason within 24 months of such change in control or if the acquirer does not assume, retain or exchange the stock options or restricted stock as provided in the 2014 Plan or the stock option and restricted stock award agreements; provided that the performance-based restricted stock is subject to forfeiture if the change in control is a business combination (as defined in the 2014 Plan) and the specified per share consideration is not payable or delivered by the acquiring person in respect of the Common Stock.

Severance and Change in Control Terms.  The Company has entered into agreements with various key employees, including the executive officers, which provide for severance benefits under certain qualifying employment termination events.  In addition, certain of the agreements also provide for payments and benefits in the event of certain qualifying employment termination in connection with a change in control of the Company.  The agreements are designed as a recruiting and retention mechanism to assist the Company in providing adequate employment security to compete for highly qualified executive officers and induce them to invest themselves in a career with the Company, to assist in retention of the Company’s executive officers during the uncertainty that might accompany any possible change in control, and to offset any motivation executive officers might otherwise have to resist a change in control that could result in loss of their employment.  Information regarding applicable terms of such agreements for the Company’s named executive officers is provided below under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Potential Payments Upon Termination or Change in Control.”

Under Mr. Coats’ employment agreement, Mr. Coats is entitled to specified payments upon the occurrence of certain qualifying termination events, including a qualifying termination in connection with or following a change in control of the Company.  The Compensation Committee approved these terms in connection with its evaluation of Mr. Coats’ amended and restated employment agreement after consultation with the Independent Compensation Consultant.  Mr. Coats’ employment agreement contains confidentiality and non-solicitation provisions that extend beyond termination.  See the section below entitled “Tax Implications–IRC Sections 280G and 4999” regarding the Compensation Committee’s consideration of IRC Sections 280G and 4999 in structuring Mr. Coats’ employment and severance package.  Mr. Coats’ employment agreement provides for a lump sum payout to Mr. Coats in the event of a termination of Mr. Coats’ employment in connection with a change in control of the Company equal to 1.75 times the sum of his base annual salary and his target annual incentive compensation opportunity.

The severance benefits agreements with Ms. Boren, Mr. Fuller, Mr. Ferriolo and Mr. Perkins provide that these named executive officers are entitled to lump sum payments equal to their base annual salary upon the occurrence of certain qualifying termination events, including a qualifying termination in connection with or following a change in control of the Company.  The severance benefits agreement with Mr. Fuller, which was not amended in 2015, provides for a gross-up to offset any excise tax on excess parachute payments to preserve the net value to Mr. Fuller of these severance benefits so that the value of the motivational and retention aspects of the severance compensation packages for Mr. Fuller would not be diminished.

 In the event of a change in control of the Company prior to the determination of awards under the Company’s then-current annual incentive compensation plan, the Compensation Committee will determine the level of achievement of the applicable plan for purposes of such officers’ awards and the applicable award payouts, if any, as of the change in control event. Unvested stock options will be accelerated and become fully vested and exercisable as of the change in control event unless the options are assumed by the acquirer.

For information concerning payments made to Mr. DeWalt under his pre-existing severance benefit agreement upon termination of his employment with the Company in March 2015, see “EXECUTIVE COMPENSATION–Potential Payments Upon Termination or Change in Control.”  In order to retain the services of Mr. DeWalt to provide assistance in transitioning the Company’s Chief Financial Officer role to Ms. Boren, upon termination of Mr. DeWalt’s employment with the Company, the Company and Mr. DeWalt entered into a one year consulting services agreement that expired March 31, 2016.  The Company paid Mr. DeWalt a monthly consulting fee of $12,083 for his services.  As additional consulting consideration, the 90-day post-employment termination exercise period for certain options to purchase the Common Stock awarded to Mr. DeWalt during his employment with the Company did not begin to run until 90 days after the termination or expiration of the consulting services agreement.

Benefits and Perquisites.  Except as discussed below, executive officers typically participate in employee benefit plans that are generally available to all employees on the same terms.

All employees above the senior manager level are provided with enhanced supplemental short and long-term disability insurance by the Company in addition to the Company’s standard short- and long-term disability insurance in order to attract and retain these employees.  For those executive officers who qualify for the coverage, the Company also provides an additional supplemental long-term disability plan that offers a benefit of up to 75% of the executive’s base annual salary, up to a maximum benefit of $5,000 per month.  The benefit begins ninety calendar days after the onset of the disability and may continue up to age 65.

Tax Implications

IRC Section 162(m) Limitation.  The Compensation Committee has considered the potential impact of Section 162(m) of the IRC on the compensation paid to the Company’s executive officers.  In general, Section 162(m) disallows a tax deduction for the compensation paid to certain executives of publicly-held companies in excess of $1.0 million in any taxable year.  The $1.0 million limitation applies per executive per year and only to the compensation paid to the chief executive officer and to each of the next three most highly compensated officers other than the chief financial officer, and provided that compensation is not performance-based.  In general, it is the Compensation Committee’s policy to qualify executive compensation for deductibility under applicable tax laws.  The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs even though these programs may result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and reserves the right to do so in the future in appropriate circumstances.  In addition, although some amounts recorded as compensation by the Company to certain of the Company’s executive officers may be limited by Section 162(m), that limitation currently does not result in the current payment of increased federal income taxes by the Company due to the Company’s significant net operating loss carry forwards.

IRC Sections 280G and 4999.  The Compensation Committee has considered the potential impact of Sections 280G and 4999 of the IRC in structuring the compensation and severance packages for the Company’s executives.  Section 280G disallows a tax deduction by the payor for “excess parachute payments” made to executives, and Section 4999 imposes a 20% non-deductible excise tax on the executive receiving an excess parachute payment.  In general, a parachute payment to an executive is a payment to the executive in the nature of compensation that is contingent on a change in control of the Company and that exceeds three times the executive’s “base amount.”  An executive’s base amount is generally the average compensation received by the executive from the Company during the five-year period preceding the change in control of the Company.  An excess parachute payment is any amount over the portion of the base amount allocated to that parachute payment.

In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws.  The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs even though those programs may result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and that provide for the Company to “gross up” the payment made to the executive to compensate the executive for the 20% excise tax, and the Compensation Committee reserves the right to do so in the future in appropriate circumstances.

In connection with the structuring of Mr. Coats’ compensation and severance package, the Compensation Committee considered the effects of Sections 280G and 4999.  In light of the estimated expense to the Company, the Compensation Committee elected not to provide Mr. Coats with a gross-up payment in the event any amount of severance payments or compensation made to Mr. Coats were found to be excess parachute payments, but did not want to diminish the value of the motivational and retention aspects of Mr. Coats’ severance compensation package.  Therefore, certain aspects of Mr. Coats’ severance package were structured to mitigate the applicability of Sections 280G and 4999 to Mr. Coats’ severance compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K adopted by the SEC, and, based on that review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Proxy Statement on Schedule 14A in connection with the Company’s 2016 Annual Meeting of Stockholders.

Compensation Committee Janet M. Thompson, Chairwoman Michael J. Fuchs Mark N. Kaplan Jeffrey M. Stibel

The above report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference in any of the Company’s filings under the Securities Act or the Securities Exchange Act except to the extent that the Company specifically incorporates the same by reference.

Summary Compensation

The table below and the accompanying footnotes summarize the compensation attributed for fiscal years 2015, 2014 and 2013, as applicable, to the Company’s executive officers who constitute named executive officers for the fiscal year ended December 31, 2015.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jeffrey H. Coats	2015	495,000	—	—	139,232	328,185	13,583	(3)	976,000
President and Chief Executive Officer, Director	2014	492,656	—	—	639,759	553,670	10,487	(4)	1,696,572
	2013	450,000	—	—	49,282	375,120	193,119	(5)	1,067,521

Kimberly S. Boren	2015	263,409	—	—	189,005	112,980	6,534	(7)	571,928
Senior Vice President and Chief Financial Officer (6)

William A. Ferriolo	2015	314,985	—	907,250	503,416	135,222	6,303	(8)	1,867,176
Executive Vice President,	2014	273,698	—	—	127,952	199,032	5,348	(9)	606,030
Chief Business Officer	2013	250,000	83,000	—	18,824	143,275	2,349	(10)	497,448

Glenn E. Fuller	2015	305,000	—	—	141,552	166,530	8,758	(11)	621,840
Executive Vice President, Chief Legal and Administrative Officer and Secretary	2014	303,698	—	—	147,776	281,086	6,972	(12)	739,532
	2013	280,000	35,000	—	26,831	204,232	3,972	(13)	550,035

H. Donald Perkins, Jr.	2015	157,557	—	—	302,657	80,724	64,946	(15)	605,884
Executive Vice President, Strategic and Business Development (14)

Curtis E. DeWalt	2015	72,500	—	—	—	—	435,412	(17)	507,912
Former Senior Vice President	2014	288,854	—	—	127,952	210,062	8,144	(18)	635,012
and Chief Financial Officer (16)	2013	268,000	10,000	—	20,179	153,591	5,144	(19)	456,914

(1)
The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized.  The dollar amount reported for stock awards and option awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718.  See Note 9 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15–Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which accompanies this Proxy Statement, for assumptions made in these valuations.

(2)
Represents amounts related to level of achievement of Company performance goals under the 2015 Incentive Plan.  For information on the amounts earned in 2015, see the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis-2015 Compensation Decisions–2015 Annual Incentive Compensation Plan Awards.”

(3)	Represents $5,554 for health insurance premiums for dependent, $3,000 for 401(k) plan match and $5,029 for supplemental insurance premiums.
(4)	Represents $5,458 for health insurance premiums for dependent and $5,029 for supplemental insurance premiums.
(5)	Represents $182,755 for payment of relocation expenses and lodging costs, $5,335 for health insurance premiums for dependent and $5,029 for supplemental insurance premiums.
(6)	Ms. Boren was appointed Chief Financial Officer effective as of April 1, 2015.
(7)	Represents $3,000 for 401(k) plan match and $3,534 for supplemental insurance premiums.
(8)	Represents $3,000 for 401(k) plan match and $3,303 for supplemental insurance premiums.
(9)	Represents $3,000 for 401(k) plan match and $2,348 for supplemental insurance premiums.
(10)	Represents $2,349 for supplemental insurance premiums
(11)	Represents $3,000 for 401(k) plan match and $5,758 for supplemental insurance premiums.
(12)	Represents $3,000 for 401(k) plan match and $3,972 for supplemental insurance premiums.
(13)	Represents $3,972 for supplemental insurance premiums.
(14)	Mr. Perkins commenced his employment with the Company effective as of June 18, 2015.
(15)	Represents $3,000 for 401(k) plan match, $1,946 for supplemental insurance premiums and $60,000 related to consulting fees paid to Mr. Perkins in 2015 prior to his employment by the Company.
(16)	Mr. DeWalt’s employment by the Company was terminated effective as of March 31, 2015.
(17)
Represents $3,000 for 401(k) plan match, $11,990 for accrued but unpaid vacation pay, $290,000 in severance payments, $20,385 in disability and COBRA insurance, $108,750 in post-employment consulting payments and $1,287 for supplemental insurance premiums.

(18)	Represents $3,000 for 401(k) plan match and $5,144 for supplemental insurance premiums.
(19)	Represents $5,144 for supplemental insurance premiums.

Grants of Plan-Based Awards in 2015

The following table sets forth for each of the named executive officers information concerning plan-based awards, including stock and stock option awards, granted during 2015.  During 2015, the Company granted stock options at exercise prices equal to the fair market value of a share of the Common Stock as determined by the closing price on The Nasdaq Capital Market on the date of grant.  The term of each option granted is seven years from the date of grant.  The vesting of certain option awards accelerate if there is a change in control of the Company or involuntary termination of employment.  Option awards may be cancelled before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.

2015 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#) .	Exercise or Base Price of Awards ($/Share)	Closing Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2).
Name .	Grant Date	Threshold ($) .	Target ($) .	Maximum ($) .	Threshold (#) .	Target (#) .	Maximum (#) .
Jeffrey H. Coats	01/23/15	4,208	420,750	673,200	—	—	—	—	30,000	10.20	10.20	139,232
								—
Kimberly S. Boren	01/21/15	1,448	144,846	231,753	—	—	—	—	20,000	9.10	9.10	82,842
	01/23/15	—	—	—	—	—	—	—	15,000	10.20	10.20	69,616
	05/18/15	—	—	—	—	—	—	—	6,000	13.22	13.22	36,548
								—
William Ferriolo	01/23/15	1,734	173,362	277,379	—	—	—	—	40,000	10.20	10.20	185,642
	04/23/15	—	—	—	—	—	—	—	45,000	15.37	15.37	317,774
	04/23/15	—	—	—	—	100,000	100,000	—	—	—	—	523,000
	04/23/15	—	—	—	—	—	—	25,000	—	—	—	384,250

Glenn E. Fuller	01/23/15	2,135	213,500	341,600	—	—	—	—	20,000	10.20	10.20	92,821
	05/18/15	—	—	—	—	—	—	—	8,000	13.22	13.22	48,731

H. Donald Perkins, Jr.	06/18/15	1,035	103,492	165,588	—	—	—	—	40,000	16.16	16.16	302,657

(1)
Except for the Perkins Inducement Options, all options were granted from the 2014 Equity Incentive Plan and vest one-third on the first anniversary following the date of grant, with the remaining two-thirds vesting ratably over twenty-four months thereafter. The terms of the Perkins Inducement Options are described under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis-2015 Compensation Decisions--2015 Long-Term Equity Incentive Awards.”  All stock awards were granted from the 2014 Equity Incentive Plan. The terms of the stock options and restricted stock awards made to Mr. Ferriolo in April 2015 are described under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis-2015 Compensation Decisions--2015 Long-Term Equity Incentive Awards.”

(2)	The dollar amount reported for option and stock awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2015 Year-End

The following table sets forth, for each of the named executive officers, information concerning outstanding stock option awards as of December 31, 2015.

2015 Outstanding Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Chares, Units or Other Rights That Have Not Vested ($)
Jeffrey H. Coats (1)	01/23/15 (4)	—	30,000	—	10.20	1/23/2021	—	—	—	—
	03/17/14 (4)	21,595	15,405	—	14.32	3/17/2021	—	—	—	—
	01/21/14 (4)	31,956	18,044	—	17.64	1/21/2021	—	—	—	—
	01/24/13 (2)	21,875	625	—	4.00	1/24/2020	—	—	—	—
	01/10/12 (3)	37,692	—	—	3.90	1/10/2019	—	—	—	—
	1/20/2011	26,196	—	—	4.80	1/20/2018	—	—	—	—
	4/3/2009	200,001	—	—	1.75	4/3/2019	—	—	—	—
	11/3/2008	1,000	—	—	3.85	11/3/2018	—	—	—	—
	11/1/2007	1,000	—	—	11.60	11/1/2017	—	—	—	—
	11/1/2006	1,000	—	—	16.25	11/1/2016	—	—	—	—
	3/21/2006	1,000	—	—	23.05	3/21/2016	—	—	—	—

Kimberly S. Boren	05/18/15 (4)	—	6,000	—	13.22	5/18/2022	—	—	—	—
	01/23/15 (4)	—	15,000	—	10.20	1/23/2022	—	—	—	—
	01/21/15 (4)	—	20,000	—	9.10	1/21/2022	—	—	—	—
	03/17/14 (4)	4,325	3,075	—	14.32	3/17/2021	—	—	—	—
	01/21/14 (4)	6,399	3,601	—	17.64	1/21/2021	—	—	—	—
	01/24/13 (2)	6,684	191	—	4.00	1/24/2020	—	—	—	—
	01/10/12 (3)	12,340	—	—	3.90	1/10/2019	—	—	—	—
	12/7/2011	10,000	—	—	3.80	12/7/2018	—	—	—	—
	1/20/2011	5,739	—	—	4.80	1/20/2018	—	—	—	—
	12/17/2010	10,000	—	—	4.30	12/17/2017	—	—	—	—
	4/26/2010	5,000	—	—	3.95	4/26/2020	—	—	—	—

William A. Ferriolo	04/23/15 (4)	—	45,000	—	15.37	4/23/2022	25,000	564,000	100,000	2,256,000
	01/23/15 (4)	—	40,000	—	10.20	1/23/2022	—	—	—	—
	03/17/14 (4)	4,325	3,075	—	14.32	3/17/2021	—	—	—	—
	01/21/14 (4)	6,399	3,601	—	17.64	1/21/2021	—	—	—	—
	01/24/13 (2)	8,355	239	—	4.00	1/24/2020	—	—	—	—
	01/10/12 (3)	15,425	—	—	3.90	1/10/2019	—	—	—	—
	12/7/2011	10,000	—	—	3.80	12/7/2018	—	—	—	—
	1/20/2011	6,134	—	—	4.80	1/20/2018	—	—	—	—
	9/17/2010	50,000	—	—	4.20	9/17/2017	—	—	—	—

Glenn E. Fuller	05/18/15 (4)	—	8,000	—	13.22	5/18/2022	—	—	—	—
	01/23/15 (4)	—	20,000	—	10.20	1/23/2022	—	—	—	—
	03/17/14 (4)	4,670	3,330	—	14.32	3/17/2021	—	—	—	—
	01/21/14 (4)	7,671	4,329	—	17.64	1/21/2021	—	—	—	—
	01/24/13 (2)	11,910	4,424	—	4.00	1/24/2020	—	—	—	—
	01/10/12 (3)	20,024	340	—	3.90	1/10/2019	—	—	—	—
	12/7/2011	2,000	—	—	3.80	12/7/2018	—	—	—	—
	8/8/2011	5,000	—	—	5.50	8/8/2018	—	—	—	—
	1/20/2011	13,907	—	—	4.80	1/20/2018	—	—	—	—
	9/22/2009	9,971	—	—	3.10	9/22/2019	—	—	—	—
	3/3/2009	17,500	—	—	1.75	3/3/2019	—	—	—	—
	9/29/2008	20,000	—	—	5.30	9/29/2018	—	—	—	—
	5/13/2008	15,000	—	—	9.55	5/13/2018	—	—	—	—
	10/16/2006	15,000	—	—	16.40	10/16/2016	—	—	—	—

H. Donald Perkins, Jr.	06/18/15 (4)	—	40,000	—	16.16	6/18/2022	—	—	—	—

Curtis E. DeWalt (5)	03/17/14	7,400	—	—	14.32	09/28/16	—	—	—	—
	01/21/14	10,000	—	—	17.64	09/28/16	—	—	—	—
	01/24/13	9,213	—	—	4.00	09/28/16	—	—	—	—
	01/10/12	15,425	—	—	3.90	09/28/16	—	—	—	—
	12/07/11	2,000	—	—	3.80	09/28/16	—	—	—	—
	01/20/11	10,719	—	—	4.80	09/28/16	—	—	—	—
	09/22/09	11,395	—	—	3.10	09/28/16	—	—	—	—
	03/03/09	20,000	—	—	1.75	09/28/16	—	—	—	—
	09/29/08	20,000	—	—	5.30	09/28/16	—	—	—	—
	10/30/07	28,000	—	—	12.95	09/28/16	—	—	—	—

(1)	The outstanding equity awards granted prior to the year ended December 31, 2008 were granted to Mr. Coats pursuant to his service as a non-executive member of the Board.

(2)
2013 Performance-Based Options granted on January 24, 2013 are subject to two vesting requirements and conditions:  (i) percentage achievement of Company performance goals for 2013; and (ii) time vesting based on the following schedule:  (a) 33 1/3% of the option awarded based on Company performance became exercisable on the first anniversary of the date of grant, and (b) 1/36 of the entire amount of such awarded options vest and become exercisable at each successive monthly anniversary of the grant date thereafter for the following 24 months.  The vesting of these stock options will accelerate under certain circumstances as may be provided under the Company’s 2010 Equity Incentive Plan (the stock option plan from which the 2013 Performance-Based Options were granted) or the applicable award agreements, including upon a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options.

(3)
2012 Performance-Based Options granted on January 10, 2012 are subject to two vesting requirements and conditions:  (i) percentage achievement of Company performance goals for 2012; and (ii) time vesting based on the following schedule:  (a) 33 1/3% of the option awarded based on Company performance became exercisable on the first anniversary of the date of grant, and (b) 1/36 of the entire amount of such awarded options vest and become exercisable at each successive monthly anniversary of the grant date thereafter for the following 24 months.  The vesting of these stock options will accelerate under certain circumstances as may be provided under the Company’s 2010 Equity Incentive Plan (the stock option plan from which the 2012 Performance-Based Options were granted) or the applicable award agreements, including upon a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options.

(4)
1/3 of the stock options granted cliff vest on the first anniversary following the grant date, and the remaining 2/3 vest ratably over 24 months thereafter.  The vesting of these stock options will accelerate upon (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement. For a description of the terms of the stock awards listed under the column “Estimated Future Payouts Under Equity Incentive Plan Awards,” see the section entitled “Compensation Discussion and Analysis-2015 Compensation Decisions-2015 Long-Term Equity Incentive Awards”.

(5)
Former Chief Financial Officer. Upon the termination of Mr. DeWalt’s employment with Autobytel effective March 31, 2015, all of Mr. DeWalt’s then-unvested options vested in full and all options are exercisable until September 28, 2016.

Option Exercises and Stock Vested in 2015

There were no stock option exercises or stock award vestings for any named executive officer during 2015.

Employment Agreements

The Company has entered into written employment agreements with the named executive officers.  The employment of these executive officers is “at will” and not for a specified term.  Under the terms of their respective agreements, each executive is entitled to all customary benefits afforded generally to executive officers of the Company, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board.  The Company will pay or reimburse each of these executives for all reasonable business expenses incurred while employed by the Company.  The employment agreements with these executive officers also provide for specified payments and continuation of benefits in the event of a termination of the executive officer’s employment with the Company by the Company without cause or by the executive officer for good reason, including any such termination in connection with a change in control of the Company.  For a description of these termination and change in control provisions see the section of this Proxy Statement below entitled “Potential Payments Upon Termination or Change in Control.”  Each of these employment agreements contains confidentiality and non-solicitation provisions that extend beyond termination of employment.

Jeffrey H. Coats.  Mr. Coats’ employment with the Company is governed by the terms of an employment agreement that was amended and restated as of April 3, 2014 and later amended as of January 21, 2016 (Mr. Coats’ employment agreement, as amended and restated, is referred to in this Proxy Statement as the “Coats Employment Agreement”).  The Coats Employment Agreement governs the terms of Mr. Coats’ employment until April 3, 2017.  Mr. Coats current base annual salary is $550,000, increased from $495,000 for the year ended December 31, 2015. Mr. Coats is eligible to receive an annual incentive compensation opportunity targeted at 100% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee, with such target opportunity increased from 85% for the year ended December 31, 2015.

Kimberly S. Boren. The Company and Ms. Boren entered into an employment agreement dated as of March 9, 2010 in connection with her joining the Company as the Company’s Senior Director of Financial Planning and Analysis, which agreement has been amended at various dates in connection with Ms. Boren’s various promotions within the Company.  In addition, the Company and Ms. Boren have entered into an Amended and Restated Severance Benefits Agreement dated as of February 25, 2011. Ms. Boren’s current annual base salary is $275,000, the same as it was for the year ended December 31, 2015.  Ms. Boren is also currently eligible to receive an annual incentive compensation opportunity targeted at 55% of her annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee, such targeted incentive opportunity being unchanged from the year ended December 31, 2015.

William A. Ferriolo.  The Company and Mr. Ferriolo entered into an employment agreement dated as of September 17, 2010 in connection with his joining the Company as the Company’s Vice President, Cyber Ventures Division, which agreement has been amended at various dates in connection with Mr. Ferriolo’s various promotions within the Company.  In addition, the Company and Mr. Ferriolo have entered into a Severance Benefits Agreement dated as of September 7, 2010, as amended.  Mr. Ferriolo’s employment agreement, as amended, together with the Severance Benefits Agreement, as amended, are collectively referred to herein as the “Ferriolo Employment Agreement.”  Mr. Ferriolo’s current base annual salary is $366,300 effective as of January 1, 2016, reflecting an increase from $333,000 that was effective from April 23, 2015 to December 31, 2015. Mr. Ferriolo is also currently eligible to receive an annual incentive compensation opportunity targeted at 65% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Glenn E. Fuller. The Company and Mr. Fuller entered into an employment agreement dated as of October 10, 2006 in connection with his joining the Company as the Company’s Vice President, Legal Affairs, which agreement has been amended at various dates in connection with Mr. Fuller’s various promotions within the Company. In addition, the Company and Mr. Fuller have entered into an Amended and Restated Severance Agreement dated as of September 29, 2008, as amended. Mr. Fuller’s current base annual salary is $305,000, the same as it was for the year ended December 31, 2015. Mr. Fuller is currently eligible to receive an annual incentive compensation opportunity targeted at 70% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee, such targeted incentive opportunity being unchanged from the year ended December 31, 2015.

H. Donald Perkins, Jr. The Company and Mr. Perkins entered into an employment agreement dated as of June 18, 2015 in connection with his joining the Company as the Company’s Executive Vice President, Strategic and Business Development. In addition, the Company and Mr. Perkins have entered into a Severance Benefits Agreement dated as of June 18, 2015.  Mr. Perkins’ annual base salary for the year ended December 31, 2015 was $295,000.  Mr. Perkins is also currently eligible to receive an annual incentive compensation opportunity targeted at 65% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Potential Payments Upon Termination or Change in Control

Payments and other benefits payable upon various termination and change in control situations are set out as if the conditions for payments had occurred and the terminations or change in control took place on December 31, 2015.  The amounts set forth in the table below are estimates of the amounts which would be paid out to each named executive officer listed in the table upon termination of employment or change in control of the Company.  The actual amounts to be paid out can be determined only at the time of such named executive officer’s separation from the Company or change in control event.  In addition, it is possible that the Company and the executive may hereafter agree to payments and other benefits that differ materially from those described below.  The table below reflects the amount of compensation to each of the named executive officers in the event of termination of such executive’s employment by the Company without cause or by the named executive officer for good reason and, upon a change in control of the Company.  The disclosures below do not include any additional amounts payable by the Company to Mr. Fuller in the event the payments are determined to be “excess parachute payments” pursuant to IRC Section 280G and do not take into consideration any requirements under IRC Section 409A, which could affect, among other things, the timing of payments and distributions.

Termination and Change in Control Estimated Payments Table

Name	Benefit Description	Termination without cause by Company or for good reason by executive not in connection with a Change in Control ($)(1)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($) .	Change in Control not in connection with Termination without cause by Company or for good reason by executive ($)(1)

Jeffrey H. Coats (2)	Lump sum severance payment	495,000	1,602,563	—
	Stock-based awards	598,114	598,114	598,114
	Health and welfare benefits	23,690	35,535
	Outplacement Services	—	—	—

Kimberly S. Boren (3)	Lump sum severance payment	265,000	265,000	—
	Stock-based awards	557,240	557,240	557,240
	Health and welfare benefits	30,823	30,823	—
	Outplacement Services	12,000	12,000	—

William A. Ferriolo (3)	Lump sum severance payment	333,000	333,000	—
	Stock-based awards	3,685,441	3,685,441	3,685,441
	Health and welfare benefits	24,564	24,564	—
	Outplacement Services	12,000	12,000	—

Glenn E. Fuller (3)	Lump sum severance payment	305,000	305,000	—
	Stock-based awards	376,968	376,968	376,968
	Health and welfare benefits	33,047	33,047	—
	Outplacement Services	12,000	12,000	—

H. Donald Perkins, Jr. (3)	Lump sum severance payment	295,000	295,000	—
	Stock-based awards	256,000	256,000	256,000
	Health and welfare benefits	27,324	27,324	—
	Outplacement Services	12,000	12,000	—

(1)	For stock options the amount represents the positive difference between the closing price of the Company’s stock at year-end and the exercise price of the stock option.

(2)
If Mr. Coats’ employment is terminated by the Company without “cause” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, or if Mr. Coats terminates his employment with “good reason” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, Mr. Coats is entitled to a lump sum payment equal to his annual base salary, as well reimbursement or payment of the premiums for continuation of his medical, dental and vision insurance benefits under COBRA (Consolidated Omnibus Budget Reconciliation Act) for a period of twelve months after the employment termination date.  In the event of a termination of Mr. Coats’ employment, either without cause or by Mr. Coats for good reason, in connection with, or within eighteen months following, a change in control of the Company that occurs during the term of Mr. Coats’ employment, Mr. Coats is entitled to (i) a lump sum payment equal to 1.75 times the sum of his annual base salary and his target annual incentive compensation opportunity, and (ii) payment of premiums for continuation of benefits under COBRA will be extended for eighteen months.  The amount of the foregoing lump sum cash payout related to Mr. Coats’ targeted annual incentive compensation opportunity in the case of a termination of employment in connection with a change in control of the Company prior to payout of awards under the Annual Incentive Compensation Plan for the year in which the termination of employment occurs will be reduced by the sum of (i) the cash payout, if any, under the Annual Incentive Compensation Plan as of the change in control event; and (ii) if performance-based stock options are a component of such Annual Incentive Compensation Plan, the option spread (based on the difference between the per share transaction price of the Common Stock and the option exercise price), if any, on Mr. Coats’ performance-based options granted under such Annual Incentive Compensation Plan (this option-related reduction not to exceed the amount of Mr. Coats’ target annual incentive compensation opportunity multiplied by the percentage of Mr. Coats’ target annual incentive compensation opportunity represented by the performance-based options).  The Company is not obligated to make additional payments to Mr. Coats to compensate for his additional tax obligations if Mr. Coats’ compensation is deemed to be excess parachute payments under the IRC.  Payment of the severance benefits is conditioned on Mr. Coats’ execution of a general release of claims in favor of the Company.  The Coats Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.

(3)
If the named executive officer’s employment is terminated by the Company without “cause” (as defined in the named executive officer’s employment agreement, which definition includes a termination of employment in connection with or as a result of a change in control of the Company) during the term of the named executive officer’s employment agreement, or if the named executive officer terminates the named executive officer’s employment with “good reason” (as defined in the named executive officer’s employment agreement, which definition includes a failure or refusal of an acquirer of the Company to assume the named executive officer’s severance arrangements in connection with a change in control of the Company) during the term of the named executive officer’s employment agreement, the named executive officer is entitled to (i) a lump sum payment equal to the named executive officer’s annual base salary (determined as the highest annual base salary paid to the named executive officer while employed by the Company); (ii) continuation of Autobytel medical, dental, vision, life and disability insurance benefits for the named executive officer and the named executive officer’s eligible dependents (at the time of termination) for twelve months; and (iii) outplacement services for twelve months.  Payment of the severance benefits to a named executive officer is conditioned on the named executive officer’s execution of a release in favor of the Company.  For Mr. Fuller only, if it is determined that any amount paid, distributed or treated as paid or distributed (whether paid or payable or distributed or distributable pursuant to the terms of his employment agreement, any stock option agreement between Mr. Fuller and the Company or otherwise) by the Company to or for the benefit of the named executive officer is deemed to be parachute payments under the IRC, then the Company has agreed to make additional payments to Mr. Fuller to compensate for Mr. Fuller’s additional tax obligations.

Under the employment or severance benefits agreements with each of the named executive officers, “cause” will generally be deemed to exist when the individual has been convicted of, or pled nolo contendere to, a felony, has engaged in willful misconduct or gross dishonesty that has a materially injurious effect on the Company’s business or reputation, or has materially failed to consistently discharge the officer’s duties for thirty days after notice, subject to a cure period in some events; “termination without cause” will generally be deemed to occur if Autobytel terminates the named executive officer’s employment for any reason other than cause or no reason at all, or the termination by the executive officer for good reason.  “Good reason” will generally exist when the named executive officer’s duties and responsibilities, compensation or benefits have been materially decreased (including in the case of the Chief Executive Officer following a change in control, a material diminution of the budget over which the Chief Executive Officer retains authority); when the named executive officer has been required to relocate; when the Company has breached the Company’s agreement with the named executive officer; or a successor company fails to assume the officer’s agreement following a change in control.  In general, a “change in control” of the Company is deemed to occur if: (i) the Company sells all or substantially all of the Company’s assets; (ii) as a result of transactions a person or group becomes the beneficial owner of more than 50% of the Common Stock; or (iii) a majority of the Company’s directors in office are not nominated for election or elected to the Board with the approval of two-thirds of the directors who are in office just prior to the time of such nomination or election.

Unvested stock options may vest upon: (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the stock options were granted or the applicable stock option award agreement.  In the event of a change in control of the Company prior to the determination of awards under the Company’s then-current annual incentive compensation plan, the Compensation Committee will determine the level of achievement of the applicable plan for purposes of such officer’s awards and the applicable award payouts, if any, as of the change in control event.

On January 21, 2015, the Company notified Mr. DeWalt that Autobytel had elected to terminate his employment as Autobytel’s Senior Vice President, Chief Financial Officer without cause.  Such termination was effective as of March 31, 2015 (“Termination Effective Date”). In connection with the termination of Mr. DeWalt’s employment and as contemplated by his Amended and Restated Severance Agreement dated as of September 29, 2008, as amended as of October 19, 2012 (collectively the “ Severance Benefits Agreement”), Mr. DeWalt received the severance benefits described in the Severance Benefits Agreement, including (i) a lump sum payment equal to Mr. DeWalt’s annual base salary of $290,000.00; and (ii) continuation of Autobytel medical, dental, vision, life and disability insurance benefits for Mr. DeWalt and his eligible dependents for twelve months following the Termination Effective Date, which payments totaled approximately $27,416. The vesting of any stock options granted to Mr. DeWalt that were unvested as of the Termination Effective Date was accelerated and all accelerated options vested as of the Termination Effective Date. The aggregate difference between the exercise prices of the accelerated options and the closing price of the Common Stock on The Nasdaq Capital Market on the Termination Effective Date was $29,774.

In order to retain the services of Mr. DeWalt to provide assistance in transitioning the Company’s Chief Financial Officer role to Ms. Boren, upon termination of Mr. DeWalt’s employment with the Company, the Company and Mr. DeWalt entered into a twelve-month consulting services agreement that expired March 31, 2016.  The Company paid Mr. DeWalt a monthly consulting fee of $12,083 for his services.  As additional consulting consideration, the 90-day post-employment termination exercise period for certain options to purchase the Common Stock awarded to Mr. DeWalt during his employment with the Company did not begin to run until 90 days after the expiration of the consulting services agreement. The Company recorded a non-cash stock compensation expense in the amount of $152,556 with respect to this option exercise period extension.

Director Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the year ended December 31, 2015:

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Michael J. Fuchs	119,250	52,965	(2)	172,215
Michael A. Carpenter	59,750	52,965	(2)	112,715
Mark N. Kaplan	105,000	52,965	(2)	157,965
Robert J. Mylod, Jr.	18,500	--		18,500
Jeffrey M. Stibel	59,750	52,965	(2)	112,715
Janet M. Thompson	87,250	52,965	(2)	140,215

(1)
The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by the Company’s directors.  The option award amounts represent the aggregate grant date fair value of the option awards, as estimated for financial statement purposes in accordance with FASB ASC Topic 718.  For additional information regarding assumptions made in these valuations, refer to Note 9 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15–Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 accompanying this Proxy Statement.

(2)	7,000 option awards granted on June 18, 2015 at an exercise price of $16.16 per share.

The Company’s outside directors receive cash compensation for service on the Company’s Board or any committee or subcommittee thereof.  These directors receive the following fees:  (i) annual fee of $35,000 payable quarterly and (ii) $1,000 for each Board or committee meeting attended, whether by phone or in person, with the Chairman of the Board or committee, as applicable, receiving $2,000 for each such meeting rather than $1,000.  In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee or subcommittee meetings.  In addition to the foregoing annual and meeting fees, each of the Chairman of the Board and the Chairman of the Audit Committee is entitled to a $25,000 annual retainer payable quarterly; the Chairman of the Compensation Committee is entitled to a $10,000 annual retainer payable quarterly; and the Chairman of the Corporate Governance and Nominations Committee is entitled to a $5,000 annual retainer payable quarterly.  The retainers were established based on market data provided by the Compensation Committee’s Independent Compensation Consultant and an internal assessment of the amount of time required to be devoted to Company matters.

After consultation with the Independent Compensation Consultant, in 2014 the Board approved the annual granting of up to 7,000 stock options to each non-employee director.  To receive these option grants, a director must be a non-employee director at the time of grant, and the director must have served on the Board for at least six months.  The option grant dates will be determined by the Board but are anticipated to be made in conjunction with the Company’s annual meeting of stockholders.  These options will have a term of seven years and will vest in their entirety and become exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such applicable date.  The exercise price of these options shall be 100% of the fair market value per share of Common Stock on the date of the grant of the option.  The annual grant of options to new non-employee directors are pro-rated for the year in which the new director joins the Board.

Directors who are also full time employees do not receive any additional compensation for their service as directors.

After consultation with, and review of a survey of director compensation conducted by, the Independent Compensation Consultant, in April 2015, the Compensation Committee recommended, and the Board approved, the following changes to Company’s compensation program for non-employee directors for 2016:  (i) an increase in the annual option grant from 7,000 to 10,000; (ii) options will vest monthly instead of cliff vesting on the first anniversary of the grant date; and (iii) elimination of the 6-month service requirement for annual option grant eligibility and modification of  the calculation of new director grant pro-ration so that a new director is granted options upon joining the Board, pro-rated for the period of service from the grant date to the next annual meeting.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2015, relating to the Company’s equity compensation plans pursuant to which the Common Stock may be issued (or that have options outstanding under expired or terminated plans).

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by stockholders(1)	2,148,964	$8.51	315,273
Equity compensation plans not approved by stockholders(2)	202,977	$10.60	—

Total	2,351,941	$8.70	315,273

(1)
Includes the Company’s 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan, 2004 Restricted Stock and Option Plan, 2010 Equity Incentive Plan and 2014 Equity Incentive Plan.  Only the 2014 Equity Incentive Plan is currently available for future stock option or other equity-based awards.

(2)
Includes the Company’s 1999 Employee and Acquisition Related Stock Option Plan and 2006 Inducement Stock Option Plan, neither of which plans are available for future stock option or other equity-based awards.  Also includes (i) 62,049 inducement stock options granted to Mr. Bret Dunlap, the Company’s former Senior Vice President, Mobile, under Inducement Stock Option Agreements dated September 30, 2013, which options expire in the first calendar quarter of 2017; (ii) 40,000 inducement stock options granted to Mr. Phillip DuPree, the Company’s former Executive Vice President, President Dealer Services, under an Inducement Stock Option Agreement dated January 13, 2014, which options expire February 16, 2017; and (iii) 40,000 inducement stock options granted to Mr. H. Donald Perkins, Jr., the Company’s Executive Vice President, Strategic and Business Development, under an Inducement Stock Option Agreement dated June 18, 2015, which options expire June 18, 2022.

1999 Employee and Acquisition Related Stock Option Plan.  The Company’s 1999 Employee and Acquisition Related Stock Option Plan (“1999 Employee and Acquisition Option Plan”) was approved by the Board in September 1999 and was not submitted to the Company’s stockholders for approval.  The 1999 Employee and Acquisition Option Plan expired on September 22, 2009 and is no longer available for the granting of new options under this plan.  The term of awards granted under the 1999 Employee and Acquisition Option Plan may not exceed 10 years.  Awards under the 1999 Employee and Acquisition Option Plan may provide for the acceleration of the vesting of awards in the event of a termination of a participant’s employment by the Company without cause or by the participant for good reason.  The stock option agreements for options granted under the 1999 Employee and Acquisition Option Plan generally provide that the options must be exercised within three months of the end of the option holder’s status as an employee or consultant of Autobytel, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option’s term.  The 1999 Employee and Acquisition Option Plan states that, unless otherwise provided in the relevant stock option agreement, upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, all rights of optionees with respect to the unexercised portion of any option awarded under the 1999 Employee and Acquisition Option Plan will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation or sale or transfer of assets makes specific provisions for the assumption or continuation of the obligation of the Company with respect to the 1999 Employee and Acquisition Option Plan.

2006 Inducement Stock Option Plan.  In June 2006, the Board adopted the 2006 Inducement Stock Option Plan (“2006 Inducement Option Plan”).  The 2006 Inducement Option Plan was not submitted to the Company’s stockholders for approval.  No new grants or awards will be made under the 2006 Inducement Option Plan.  The term of awards granted under the 2006 Inducement Option Plan may not exceed 10 years.  Awards under the 2006 Inducement Option Plan may provide for the acceleration of the vesting of awards in the event of a termination of a participant’s employment by the Company without cause or by the participant for good reason.  The stock option agreements for options granted under the 2006 Inducement Option Plan generally provide that the options must be exercised within three months of the end of the option holder’s status as an employee or consultant of Autobytel, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option’s term.  The 2006 Inducement Option Plan states that, unless the award agreement provides differently, the unvested portion of the awards will immediately become vested upon any merger (other than a merger in which Autobytel is the surviving entity and the terms remain unchanged as compared to the terms prior to the merger), consolidation, or sale or transfer of the Company’s assets, except if the options are assumed by the acquiring party.  Unless the award agreement provides differently, upon any liquidation or dissolution of Autobytel, all the rights to any portion of unvested awards will end, and the awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

Perkins Inducement Stock Options.  In connection with his employment by the Company in June 2014, Mr. Donald Perkins, the Company’s Executive Vice President, Strategic and Business Development, was granted 40,000 service-based inducement stock options under an Inducement Stock Option Agreement dated June 18, 2015. The terms of the Perkins Inducement Options are described under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis--2015 Compensation Decisions--2015 Long-Term Equity Incentive Awards.”

Dunlap Inducement Stock Options.  In connection with his employment by the Company in September 2013, Mr. Bret Dunlap was granted an aggregate of 88,641 performance-based inducement stock options under Inducement Stock Option Agreements dated September 30, 2013.  The options have an exercise price of $7.17, which was the closing price of the Common Stock on The Nasdaq Capital Market on the date of grant. The options were subject to two vesting requirements and conditions: (i) percentage achievement of 2014, 2015 and 2016 revenues and gross profit goals for the Company’s Mobile products and services business and (ii) service vesting. For the 2014 and 2015 performance periods, 2,955 options were earned for each period, and these options vested upon termination of his employment without cause by the Company as of February 15, 2016. The number of options earned from the remaining 29,547 options allocated to the 2016 performance period will be determined at the end of the performance period and any earned options will be fully vested at that time.

DuPree Inducement Stock Options.  On January 13, 2014, the Company granted 40,000 performance-based inducement stock options (“DuPree Inducement Options”) to Mr. DuPree upon commencement of his employment with the Company upon the acquisition of AutoUSA, LLC in January 2014.  The exercise price of the DuPree Inducement Options is $13.62 per share, the closing price for Autobytel’s common stock on The Nasdaq Capital Market as of the grant date.  All of the Dupree Inducement Options vested as of the date his employment with the Company was terminated on February 12, 2016. The options may be exercised at any time prior to February 12, 2017, at which time they will expire.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon the Company’s review of forms filed by directors, officers and beneficial owners of more than ten percent of the Common Stock (“Section 16 Reporting Persons”) pursuant to Section 16(a) of the Securities Exchange Act and written representations, the Company is not aware of any failures by the Section 16 Reporting Persons to file on a timely basis the forms required to be filed by them pursuant to Section 16(a) of the Securities Exchange Act during the most recent fiscal year, except as follows: (i) two reports, covering a total of three transactions, were filed late by PF Auto, Inc., a beneficial owner of more than ten percent of the Common Stock; (ii) three reports, covering a total of seven transactions, were filed late by IDC Financial, a beneficial owner of more than ten percent of the Common Stock; (iii) three reports, covering a total of seven transactions, were filed late by Juan Christian Klose Pieters and Margarita Rosales Klose, husband and wife, beneficial owners of more than ten percent of the Common Stock; (iv) two reports, covering a total of two transactions, were filed late by Ceiba, a beneficial owner of more than ten percent of the Common Stock; (v) four reports, covering a total of ten transactions, were filed late by IDFC, a beneficial owner of more than ten percent of the Common Stock; (vi) one report, covering a total of two transactions, was filed late by William Ferriolo, the Company’s Executive Vice President, Chief Business Officer; (vii) one report, covering a total of four transactions, was filed late by Matías de Tezanos (the Company’s Chief Strategy Officer, a member of the Board and a beneficial owner of more than ten percent of the Common Stock) and Manatee, a company wholly-owned by Mr. de Tezanos and his wife Maria Isabel Ruiz Estrada; (viii) one report, covering a total of four transactions, was filed late by José Vargas (the Company’s Chief Revenue Officer, a member of the Board and beneficial owner of more than ten percent of the Common Stock) and Galeb3, a company solely owned by Mr. Vargas; (ix) one report, covering a total of four transactions, was filed late by Richard Aitkenhead Castillo, a beneficial owner of more than ten percent of the Common Stock; and (x) one report, covering a total of four transactions, was filed late by John Peter Klose de Ojeda, a beneficial owner of more than ten percent of the Common Stock.

TRANSACTION OF OTHER BUSINESS AT ANNUAL MEETING

As of the date of this Proxy Statement, the Board does not presently intend to present any other matter for action at the Annual Meeting and no stockholder has given timely notice in accordance with the Company’s Bylaws of any matter that it intends to be brought before the meeting.  Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER NOMINATIONS AND PROPOSALS

In order to be included in Autobytel’s proxy materials for the 2017 annual meeting of stockholders, any proposal must be received by January 5, 2017 and otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act.

In addition, the Bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting.  For nominations or other business to be properly brought before the meeting by a stockholder, a stockholder must provide written notice delivered to the Secretary of Autobytel no less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting.  The notice must contain specified information and representations concerning the stockholder (and the beneficial owner, if any, on whose behalf the nomination or proposal is made), the nominee(s) or other business.  However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder must deliver the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Autobytel.  Notwithstanding compliance with the foregoing advance notice provisions, unless required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination or other business, the nomination will be disregarded and other business will not be transacted, notwithstanding that proxies in respect of the nomination or other business may have been received by Autobytel.  All notices of nominations or proposals by stockholders, whether or not to be included in Autobytel’s proxy materials, should be sent to Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, Attention: Secretary.  A copy of the full text of the Bylaw provision discussed above may be obtained by writing to the Secretary of Autobytel.

Autobytel reserves the right to reject, rule out of order or take other appropriate action with respect to any nominations or proposals that do not comply with these and other applicable requirements.

Because Autobytel did not have timely notice of any other matters to be brought before the Annual Meeting, the enclosed proxy card confers discretionary authority to vote on any other matters that may be presented at the meeting.

Please return your proxy as soon as possible.  Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted.  Therefore, please be sure to complete, date and sign your proxy exactly as your name appears on your proxy, and return it in the enclosed prepaid return envelope. Prior to the Annual Meeting, stockholders may also provide voting instructions using the Internet at www.proxyvote.com or by calling 1.800.690.6903 as described in this Proxy Statement and accompanying proxy card.  Please act promptly to ensure that you will be represented at the Annual Meeting.

By Order of the Board of Directors
April 29, 2016	Jeffrey H. Coats
President and Chief Executive Officer

Appendix A
[Marked to Show Proposed Changes to Existing 2014 Equity Incentive Plan]

AUTOBYTEL INC.

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

Autobytel Inc. (“Company”), a Delaware corporation, hereby establishes and adopts the following Amended and Restated 2014 Equity Incentive Plan (“Plan”).

1.           PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, officers, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.            DEFINITIONS

“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

“Award Agreement” means any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

“Board” means the board of directors of the Company.

“Board Approval Date” means April 14, 2016, the date the Board approved this Plan.

“Business Combination” has the meaning set forth in Section 11.3(c).

“Change in Control” has the meaning set forth in Section 11.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder.  The Committee must consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director" for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

“Company Voting Securities” has the meaning set forth in Section 11.3(b).

“Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company's securities in a capital raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) otherwise qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

“Covered Employee” means an employee of the Company or its Subsidiaries who is a “covered employee" within the meaning of Section 162(m) of the Code.

“Director” means a non-employee member of the Board.

“Dividend Equivalents” has the meaning set forth in Section 12.5.

“Effective Date” has the meaning set forth in Section 13.13.

“Employee” means any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Plan” means the Autobytel Inc. 2014 Equity Incentive Plan in effect prior to this amendment and restatement.

“Fair Market Value” means, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on that date, or, if there is no closing price on that date, then on the last preceding date on which a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares means the market value of that property determined by such methods or procedures as may be established from time to time by the Committee.

“Fungible Share Ratio” means the rate at which Full-Value Awards are counted against Plan limits as set forth in Sections 3.1(a) and 3.1(d).

“Full-Value Awards” means Awards other than Option and Stock Appreciation Rights.

“Incumbent Directors” has the meaning set forth in Section 11.3(a).

“Incentive Stock Option” means an Option that when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

“Limitations” has the meaning set forth in Section 10.5.

“Non-Qualifying Transaction” has the meaning set forth in Section 11.3(c).

“Officer” means any officer of the Company or any Subsidiary.

“Option” means any right granted to a Participant under the Plan allowing that Participant to purchase Shares at such price or prices and during such period or periods as the Committee may determine.

“Other Share-Based Awards” has the meaning set forth in Section 8.1.

“Parent Corporation” has the meaning set forth in Section 11.3(c).

“Participant” means an Employee, Officer, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Payee” has the meaning set forth in Section 13.2.

“Performance Award” means any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

“Performance Cash” means any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee may establish.

“Performance Period” means the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

“Performance Share” means any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee may establish.

“Performance Unit” means any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee may establish.

“Permitted Assignee” has the meaning set forth in Section 12.3.

“Plan Expiration Date” means June 19, 2024.

“Prior Plans” means, collectively, the Company’s ~~1996 Stock Incentive Plan,~~ 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan, 2004 Restricted Stock and Option Plan, and 2010 Equity Incentive Plan.

“Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Award” has the meaning set forth in Section 7.1.

“Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish,which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Unit Award” has the meaning set forth in Section 7.1

“SEC” has the meaning set forth in Section 13.6.

“Shares” means the shares of common stock of the Company, par value $0.001 per share.

“Stock Appreciation Right” means the right granted to a Participant pursuant to Article 6.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.  Provided, however, in the case of an Incentive Stock Option, “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  For purposes of ~~this definition~~ the preceding sentence, the term “corporation” has the meaning prescribed in Section 7701(a)(3) of the Code and the regulations thereunder.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Surviving Corporation” has the meaning set forth in Section 11.3(c).

“Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.           SHARES SUBJECT TO THE PLAN

 3.1           Number of Shares.

(a)         Subject to adjustment as provided in Section 12.2, as of the Effective Date, a maximum total of ~~1,500,000~~ 2,315,273 Shares are authorized for grant under the Plan, less one (1) Share for every one (1) Share that was subject to an ~~option~~Option or ~~stock appreciation right~~Stock Appreciation Right granted under the ~~Prior Plans~~Plan after December 31, ~~2013~~ 2015 and prior to the Effective Date, and one and ~~eight~~ six-tenths (1.6) Shares for every one (1) Share that was subject to ~~an award other than an option or stock appreciation right~~a Full-Value Award granted under the ~~Prior Plans~~ Plan after December 31, ~~2013~~ 2015 and prior to the Effective Date.  Any Shares that are subject to Options or Stock Appreciation Rights must be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Full-Value Awards ~~other than Options or Stock Appreciation Rights~~ must be counted against this limit as one and six-tenths (1.6) Shares for every one (1) Share granted.  After ~~the effective date of the Plan (as provided in Section 13.13)~~ ,June 19, 2014, no awards may be granted under any Prior Plan.

(b)           If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2013 any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans will, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below.  In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2013, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d).  Notwithstanding anything to the contrary contained herein, the following Shares may not be added to the Shares authorized for grant under paragraph (a) of this Section 3.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the ~~purchase~~ exercise price of an Option or after December 31, 2013, an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after December 31, 2013, options or stock appreciation rights under the Prior Plans, (ii) Shares subject to a Stock Appreciation Right, or after December 31, 2013, a stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or after December 31, 2013, options granted under the Prior Plans.

(c)           Substitute Awards will not reduce the Shares authorized for grant under the Plan or the Limitations applicable to a Participant under Section 10.5, nor will Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above.  Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and will not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d)           Any Shares that again become available for grant pursuant to this Section must be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as one and ~~eight~~six-tenths (1.~~8~~6) Shares if such Shares were subject to Full-Value Awards ~~other than Options or Stock Appreciation Rights~~ granted under the Plan or ~~awards other than options or stock appreciation rights granted~~ under the Prior Plans.

3.2          Character of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3          Limit on Awards to Non-Employee Directors.  Notwithstanding any other provision of the Plan to the contrary, the aggregate of the following during any single calendar year shall not exceed $750,000: (i) the aggregate grant date fair value (~~computed~~ as ~~of the date of grant in accordance with applicable~~calculated by the Company for financial accounting ~~rules~~purposes) of all Awards granted to any non-employee Director during ~~any single calendar year shall not exceed $400,000; provided, however, that the limitation of this Section shall be $500,000 in the first~~such calendar year ~~a person becomes a~~and (ii) the sum of all cash payments to any non-employee Director made during such calendar year.

4.           ELIGIBILITY AND ADMINISTRATION

4.1           Eligibility.  Any Employee, Officer, Director or Consultant is eligible to be selected as a Participant.

4.2          Administration.

(a)           The Plan must be administered by the Committee.  The Committee has full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:  (i) select the Employees, Officers, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan will be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award will be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee deems desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)           Decisions of the Committee are final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.  Meetings and actions of the Committee are governed by, and must be held and taken in accordance with the Company’s Bylaws and any rules adopted by the Board not inconsistent with the Company’s Bylaws.

(c)           To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may: (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards, and (ii) authorize one or more executive officers to do one or both of the following: (A) designate officers (other than officers subject to Section 16 of the Exchange Act) and employees of the Company or any Subsidiary to be recipients of Options, and (B) determine the number of such Options to be received by those officers and employees; provided that any resolution of the Committee authorizing such officer(s) must specify the total number of Options such officer(s) may so award and the Committee may not authorize an officer to designate himself or herself as a recipient of an Option.

5.           OPTIONS

5.1           Grant of Options.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Any Option is subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable.

5.2           Award Agreements.  All Options must be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee determines which are not inconsistent with the provisions of the Plan.  The terms and conditions of Options need not be the same with respect to each Participant.  Granting an Option pursuant to the Plan does not impose any obligation on the recipient to exercise that Option.  Any Participant who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3           Option Price.  Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article must not be less than 100% of the Fair Market Value of one Share on the date of grant of that Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the option price per share must be no less than 110% of the Fair Market Value of one Share on the date of grant.  Other than pursuant to Section 12.2, the Committee may not without the approval of the Company's stockholders (i) lower the option price per Share of an Option after it is granted, (ii) cancel an Option when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

5.4           Option Term.  The term of each Option must be fixed by the Committee in its sole discretion; provided that no Option may be exercisable after the expiration of seven (7) years from the date the Option is granted, except in the event of death or disability of the Participant; provided, however, that the term of the Option must not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

5.5           Exercise of Options.

(a)           Vested Options granted under the Plan may be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant's executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased.  The notice of exercise must be in such form, made in such manner, and must comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)           Unless otherwise provided in an Award Agreement, full payment of the purchase price must be made at the time of exercise and must be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration  having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker) or as authorized by the Committee, including through any third party option administrator authorized by the Committee, or (vi) any combination of any of the foregoing.  The notice of exercise, accompanied by such payment, must be delivered to the Company at its principal business office or such other office or location as the Committee may from time to time direct, including to a third party option administrator authorized by the Committee, and must be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.  In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c)           Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option may be deemed to have been exercised by the Participant on that day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option.  In such event, the Company must deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share must be settled in cash.

5.6           Form of Settlement.  In its sole discretion, the Committee may provide that the Shares to be issued upon an Option's exercise will be in the form of Restricted Stock or other similar securities.

5.7           Incentive Stock Options.  The Committee may grant Incentive Stock Options to any Employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code and the regulations thereunder.  Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan is ~~1,500~~ 2,000,000 Shares, subject to adjustment as provided in Sections 3.1(a) and 12.2.

6.           STOCK APPRECIATION RIGHTS

6.1           Grant and Exercise.  The Committee may provide Stock Appreciation Rights (i) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (ii) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (iii) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2           Terms and Conditions.  Stock Appreciation Rights are subject to such terms and conditions, not inconsistent with the provisions of the Plan, as are determined from time to time by the Committee, including the following:

(a)           Upon the exercise of a Stock Appreciation Right, the holder has the right to receive, for each Share for which the Stock Appreciation Right is exercised, the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee so determines at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(b)           The Committee may determine in its sole discretion whether payment on exercise of a Stock Appreciation Right must be made in cash, in whole Shares or other property, or any combination thereof.

(c)           The terms and conditions of Stock Appreciation Rights need not be the same with respect to each Participant.

(d)           The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it deems appropriate.  A Stock Appreciation Right must: (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than seven (7) years.

(e)           An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right will be deemed to have been exercised by the Participant on that day.  In that event, the Company must make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share must be settled in cash.

(f)           Without the approval of the Company's stockholders, other than pursuant to Section 12.2, the Committee may not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

7.           RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1           Grants.  Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards may also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation.  A Restricted Stock Award or Restricted Stock Unit Award may be subject to vesting restrictions during the Vesting Period as specified by the Committee.  The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2           Award Agreements.  The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan must be set forth in an Award Agreement which must contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3           Rights of Holders of Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant will become a stockholder of the Company with respect to all Shares subject to the Award Agreement and will have all of the rights of a stockholder, including the right to vote those Shares and the right to receive distributions made with respect to those Shares.  A Participant receiving a Restricted Stock Unit Award has only those rights specifically provided for in the Award Agreements; provided, however, in no event will the Participant possess voting rights with respect to that Award.  Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed are subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.  Notwithstanding the provisions of this Section, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award that vests based on achievement of performance goals will be accumulated, will be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which that cash, Shares or other property has been distributed and must be paid at the time such restrictions and risk of forfeiture lapse.

7.4           Issuance of Shares.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates will be held by the Company.  Certificate or certificates, if any, evidencing Restricted Stock must be registered in the name of the Participant and must bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.           OTHER SHARE-BASED AWARDS

8.1           Grants.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Other Share-Based Awards may also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2           Award Agreements.  The terms of Other Share-Based Award granted under the Plan must be set forth in an Award Agreement which must contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of such Awards need not be the same with respect to each Participant.  Notwithstanding the provisions of this Section, dividend equivalents and any property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Other Share-Based Award that vests based on achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by a Other Share-Based Award with respect to which such cash, Shares or other property has been distributed. Other Share-Based Awards may be subject to vesting restrictions during the Vesting Period as specified by the Committee.

8.3          Payment.  Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee.  Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code and the regulations thereunder.

8.4           Deferral of Director Fees.  Subject to the limits set forth in Section 3.3, Directors must, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer.  In addition, Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code and the regulations thereunder and subject to the limits set forth in Section 3.3.  The Committee may, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment in deferred stock units.

9.           PERFORMANCE AWARDS

9.1           Grants.  Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.  The performance goals to be achieved for each Performance Period will be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2           Award Agreements.  The terms of any Performance Award granted under the Plan must be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which must contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards will have Dividend Equivalents.  The terms of Performance Awards need not be the same with respect to each Participant.

9.3           Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period must be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period may not be longer than five years.  The amount of the Award to be distributed will be conclusively determined by the Committee.

9.4           Payment.  Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code and the regulations thereunder.

10.           CODE SECTION 162(m) PROVISIONS

10.1           Covered Employees.  Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to that Award.

10.2           Performance Criteria.  If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, will be subject to the achievement of one or more objective performance goals established by the Committee, which must be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); lead supply or other supply chain achievements); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. These performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, ~~extraordinary~~ items~~, and other~~ of an unusual nature or infrequency of occurrence or non-recurring ~~charges,~~items; (ii) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of ~~the Company's~~ management~~, or~~; (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles~~.~~ ; (iv) asset write-downs, (v) litigation or claim judgments or settlements; (vi) acquisitions or divestitures; (vii) reorganization or change in the corporate structure or capital structure of the Company; (ix) foreign exchange gains and losses; (x) a change in the fiscal year of the Company; (xi) the refinancing or repurchase of bank loans or debt securities; (xii), unbudgeted capital expenditures; (xiii) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (xiv) conversion of some or all of convertible securities to common stock; (xv) any business interruption event; or (xvi) the effect of changes in other laws or regulatory rules affecting reported results. The Committee must set these performance goals (and any exclusions) within the time period prescribed by, and must otherwise comply with the requirements of, Section 162(m) of the Code and the regulations thereunder.

10.3           Adjustments.  Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or a Change in Control of the Company.

10.4           Restrictions.  The Committee has the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that the Awards satisfy all requirements for “qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations thereunder.

10.5           Limitations on Grants to Individual Participants.  Subject to adjustment as provided in Section 12.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any ~~12-month period~~calendar year with respect to more than 400,000 Shares and (ii) be granted ~~more than 400,000 Shares with respect to~~ Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any ~~12-month period~~calendar year that are intended to comply with the qualified performance-based exception under Code Section 162(m) and are denominated in Shares and under which more than 400,000 Shares may be earned for each 12 months in the Performance Period. In addition to the foregoing, ~~the maximum dollar value that may be paid to by~~during any calendar year no Participant ~~for each 12 months in a Performance Period with respect to~~may be granted Performance Awards that are intended to comply with the ~~qualified~~ performance-based exception under Code Section 162(m) and are denominated in cash ~~is~~under which more than $2,500,000 may be earned for each 12 months in the Performance Period (together, collectively with the limitations in the preceding sentence, the “Limitations”). If an Award is cancelled, the cancelled Award will continue to be counted toward the applicable Limitation (or, if denominated in cash, toward the dollar amount in the preceding sentence).

11.           CHANGE IN CONTROL PROVISIONS

11.1           Impact on Certain Awards.  Award Agreements may provide that in the event of a Change in Control of the Company (as defined in Section 11.3):  (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control will be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards will be considered to be earned and payable (either in full or pro rata based on the portion of the Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions will lapse and such Performance Awards will be immediately settled or distributed.

11.2           Assumption or Substitution of Certain Awards.

(a)           Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement:  (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), but in no event later than the earlier of (A) the latest date on which the Option or Stock Appreciation Right would have expired by its original terms or (B) the date that is seven (7) years after the original date of grant of the Option or Stock Appreciation Right, (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment will lapse and the Restricted Stock and Restricted Stock Units will become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards will lapse, and such Other Share-Based Awards or such other Awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.  For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award will be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration may be made by the Committee in its sole discretion and its determination is conclusive and binding.

(b)           Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) will immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) will lapse and the Restricted Stock and Restricted Stock Units will become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) will lapse, and such Other Share-Based Awards or such other Awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c)           The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding will terminate within a specified number of days after notice to the Participant, and/or that each Participant will receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, may determine.

11.3           Change in Control.  For purposes of the Plan, unless otherwise provided in an Award Agreement, “Change in Control” means the occurrence of any one of the following events:

(a)           During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(b)           Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by that person;

(c)           The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (“Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (“Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above is deemed to be a “Non-Qualifying Transaction”); or

(d)           The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company will then occur.

12.           GENERALLY APPLICABLE PROVISIONS

12.1           Amendment and Termination of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan as it may deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (i) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (ii) expand the types of awards available under the Plan, (iii) change the class of persons eligible to receive grants of Incentive Stock Options or materially expand the class of persons eligible to participate in the Plan, (iv) amend Section 5.3 or Section 6.2(f) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (v) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (vi) increase the limits specified in Section 3.3 or the Limitations (except for adjustments pursuant to Section 12.2).  Except pursuant to Section 12.2, the Board may not, without the approval of the Company’s stockholders, cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one Share or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award.  In addition, no amendments to, or termination of, the Plan will impair the rights of a Participant in any material respect under any Award previously granted without such Participant's consent.

12.2           Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions must be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the number of Shares set forth in the Limitations contained in the first sentence of Section 10.5 (but not the dollar amount set forth in the second sentence of Section 10.5), the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award must always be a whole number.

12.3           Transferability of Awards.  Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant's guardian, members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees.  To the extent and under such terms and conditions as determined by the Committee and except for Incentive Stock Options, Options may be exercised and the Shares acquired on exercise may be resold by a Participant's family member who has acquired the Options from the Participant through a gift or a domestic relations order (a “Permitted Assignee”).  For purposes of this Section, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and must execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant remains bound by the terms and conditions of the Plan.  The Company must cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.  Options transferred for value may not be exercised.  A transfer for value does not include: (i) a transfer under a domestic relations order in settlement of marital property rights; or (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by the family members (or the Participant) in exchange for an interest in that entity.  An Incentive Stock Option is not transferable (other than by will or by the laws of descent and distribution) by the Participant and is exercisable, during the lifetime of the Participant, only by the Participant.

12.4           Termination of Employment or Services.  The Committee must determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.  The date of termination of a Participant's employment or services will be determined by the Committee, which determination will be final.

12.5           Deferral; Dividend Equivalents.  The Committee is authorized to establish procedures pursuant to which the payment of any Award may be deferred.  Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion.  The Committee may provide that the Dividend Equivalents (if any) will be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award.  Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

13.           MISCELLANEOUS

13.1           Award Agreements.

(a)           Each Award Agreement must either be (i) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement must be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require.  The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.  The Award Agreement must set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(b)           No Full Value Award granted on or after the Effective Date may vest in less than one year from its date of grant.  Notwithstanding the foregoing, up to five percent (5%) of the available Shares authorized for issuance under the Plan as of the Effective Date (adjusted to reflect the Fungible Share Ratio as it applies to Full Value Awards) may vest (in full or in part) in less than one year from their date of grant (“Full Value Award 5% Basket”).  Any Full Value Award granted under the Plan may vest in full or in part upon death or disability of the Participant, or upon a Change in Control of the Company, and such vesting shall not count against the Full Value Award 5% Basket.

13.2           Tax Withholding.  The Company has the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld (including any taxes, penalties and interest under Section 409A of the Code) as a result of (i) the grant of any Award, (ii) the exercise of an Option or Stock Appreciation Right, (iii) the delivery of Shares or cash, (iv) the lapse of any restrictions in connection with any Award, (v) the vesting of any Award, or (vi) any other event occurring pursuant to the Plan.  The Company or any Subsidiary has the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such taxes, penalties and interest required to be withheld or paid by the Participant.  If the Payee fails to make such tax payments as are required, the Company or its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations.  The Committee is authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant's minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

13.3           Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder confers upon any Employee, Director, officer or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director, officer or Consultant at any time for any reason.  Except as specifically provided by the Committee, the Company will not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.  No Employee, Director, officer or Consultant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors, officers or Consultants under the Plan.

13.4           Substitute Awards.  Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5           Cancellation of Award; Forfeiture of Gain.  Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award will be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion.  The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.6           Stop Transfer Orders.  All certificates or book-entries for Shares delivered under the Plan pursuant to any Award will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”), any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates or noted in the book entries to make appropriate reference to such restrictions.

13.7           Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company.  Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and must not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8           Other Plans.  Nothing contained in the Plan prevents the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9           Severability.  The provisions of the Plan are severable.  If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision will (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited will remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan is held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability will not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability will not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable will be made or provided under the Plan.

13.10           Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, are not terms of limitation, but rather must be deemed to be followed by the words “without limitation.”

13.11           Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein gives any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.  No deferral of compensation within the meaning of the Employee Retirement Income Security Act of 1974 is permitted under this Plan or any Award Agreement for any Participant that is not an executive officer or director of the Company or a Subsidiary.

13.12           Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, is governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

13.13           Effective Date of Plan; Termination of Plan.  The Existing Plan will ~~be effective as of~~remain in full force and effect in accordance with its terms until the date on which the stockholders approve the Plan in accordance with the Company’s certificate of incorporation and bylaws and the rules of the principal U.S. national securities exchange on which the Shares are traded (“Effective Date”). For the avoidance of doubt, the Effective Date is the date the Company’s stockholders approve the Plan at the 2016 Annual Meeting of Stockholders. The Plan will become effective on the Effective Date and will be null and void and of no effect if the foregoing approval is not obtained ~~and in such event each Award will, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect.~~ . No Incentive Stock Option may be granted under the Plan if the Plan is not approved by the Company’s stockholders within 12 months of the ~~date on which the Company’s~~ Board ~~of Directors approves the Plan.~~ Approval Date. Awards may be granted under the Plan at any time after the Effective Date (or prior to the Effective Date, as long as any such prior grants are subject to and conditioned upon the approval of the Plan by the Company’s stockholders) and from time to time on, or prior to ~~the tenth anniversary of the date on which the stockholders approve~~, the Plan Expiration Date, on which date the Plan will expire except as to Awards then outstanding under the Plan~~.~~ or the Existing Plan. Such outstanding Awards will remain in effect until they have been exercised or terminated, or have expired.
13.14           Foreign Employees and Consultants.  Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

13.15           Compliance with Section 409A of the Code.  This Plan is intended to comply and must be administered in a manner that is intended to comply with Section 409A of the Code and the regulations thereunder and must be construed and interpreted in accordance with that intent.

(a)           To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award must be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee.  Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code must be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code and the regulations thereunder.

(b)           Notwithstanding any other provision of this Plan or any Award Agreement:

(i)            if this Plan or any Award Agreement provides that a payment, distribution or benefit constituting deferred compensation under Code Section 409A and the regulations thereunder will be made or provided to a Participant as a result of an event constituting a Change in Control, such payment, distribution or benefit will not be payable to such Participant as a result of such event unless such event also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), and any such payment, distribution or benefit payable as a result of such a change in control event must be made or provided to such Participant no later than five (5) days following the occurrence of the change in control event.

(ii)            With respect to a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, no payment, distribution or benefit that constitutes deferred compensation under Code Section 409A and the regulations thereunder may be made or provided to such Participant during the 6-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations thereunder), to the extent necessary in order to avoid the imposition of excise taxes.  However, if any payment, distribution or benefit is delayed as a result of the previous sentence, then such payment, distribution or benefit must be made or provided to the Participant, without interest, on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid without resulting in a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the regulations thereunder, including as a result of the Participant’s death).

13.16           No Registration Rights; No Right to Settle in Cash.  The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (i) the offer or issuance of any Award, (ii) any Shares issuable upon the exercise of any Award, or (iii) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing.  In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

13.17           Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.18           Indemnification.  To the maximum extent permitted by applicable law, each member of the Committee and the Board must be indemnified and held harmless by the Company from and against: (i) any loss, cost, liability, or expense (including attorneys' fees and costs) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding (whether civil, administrative, investigative or criminal) to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any such claim, action, suit, or proceeding against him or her.  The foregoing right to indemnification is not exclusive of any other rights to indemnification to which a member of the Committee or the Board may be entitled under the Company’s Certificate of Incorporation, Bylaws, or agreement or as a matter of law, or otherwise, or under any power that the Company may have to indemnify the member or hold them harmless.

AUTOBYTEL INC.
ATTN: GLENN E. FULLER
18872 MACARTHUR BOULEVARD
SUITE 200
IRVINE, CA 92612-1400

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Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10564-P78243

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AUTOBYTEL INC.

The Board of Directors recommends you vote FOR ALL of the following nominees.

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael J. Fuchs
02) Robert J. Mylod, Jr.
03) Janet M. Thompson

The Board of Directors recommends you vote FOR Proposals 2 and 3.

Signatures should agree with the names printed hereon. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice of Meeting, Proxy Statement, Annual Report, form of Proxy and Stockholder Letter are available at www.autobytel.com/proxymaterials.

Stockholders wishing to attend the Annual Meeting in person may obtain directions by calling Autobytel Inc. at 949.862.1391.

E10565-P78243

Autobytel Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
June 20, 2016
10:00 a.m. (Pacific Daylight Time)
18872 MacArthur Blvd.
Suite 200
Irvine, California 92612-1400

The stockholder(s) hereby appoint(s) Jeffrey H. Coats, Kimberly Boren and Glenn E. Fuller, and each of them, with full power of substitution, as proxies, and hereby authorize(s) them to represent and to vote as directed on this proxy the shares of Common Stock of Autobytel Inc. held of record by the undersigned on April 29, 2016 at the Annual Meeting of Stockholders to be held on June 20, 2016, and at any adjournments or postponements thereof, as if the undersigned were present and voting at the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL OF THE NOMINEES NAMED IN THIS PROXY UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE SHARES OF STOCK OF AUTOBYTEL INC. THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY EXPRESSLY REVOKED.

Whether or not you expect to attend the meeting, you are urged to execute and return this Proxy, which may be revoked by you at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side